SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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Bristol-Myers Squibb Company

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 22, 2010

NOTICE OF 2010 ANNUAL MEETING AND PROXY STATEMENT TUESDAY, MAY 4, 2010 AT 10:00 A.M. BRISTOL-MYERS SQUIBB COMPANY 777 SCUDDERS MILL RD. PLAINSBORO NEW JERSEY

DEAR FELLOW STOCKHOLDER:

You are cordially invited to attend the Annual Meeting of Stockholders of Bristol-Myers Squibb Company at the company’s offices located in Plainsboro, New Jersey, on Tuesday, May 4, 2010, at 10:00 a.m.

These materials include the Notice of Annual Meeting and the Proxy Statement. The Proxy Statement describes the business to be transacted at the meeting and provides other information about the company that you should know when you vote your shares.

The principal business of the Annual Meeting will be the election of directors, the ratification of the appointment of an independent registered public accounting firm the consideration of three amendments to our Amended and Restated Certificate of Incorporation and the consideration of three stockholder proposals. We will also review the status of the company’s business at the meeting.

Last year, over 86% of the outstanding shares were represented at the Annual Meeting. It is important that your shares be represented whether or not you attend the meeting. Registered stockholders can vote their shares via the Internet or by using a toll-free telephone number. Instructions for using these convenient services appear in the Proxy Statement. If you are receiving a hard copy of the proxy materials, you can also vote your shares by marking your votes on the proxy card, signing and dating it and mailing it promptly using the envelope provided. Proxy votes are tabulated by an independent agent and reported at the Annual Meeting. The tabulating agent maintains the confidentiality of the proxies.

Please follow the instructions in the Proxy Statement on how to attend the Annual Meeting. Admission to the Annual Meeting will be by ticket only. Please bring photo identification.

We have provided space on the proxy card for comments from our registered stockholders. We urge you to use it to let us know your feelings about the company or to bring a particular matter to our attention. If you hold your shares through an intermediary or received the proxy materials electronically, please feel free to write directly to us.

JAMES M. CORNELIUS Chairman of the Board and Chief Executive Officer

345 Park Avenue

New York, New York 10154-0037

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

Notice is hereby given that the 2010 Annual Meeting of Stockholders will be held at Bristol-Myers Squibb Company, 777 Scudders Mill Road, Plainsboro, New Jersey, on Tuesday, May 4, 2010, at 10:00 a.m. for the following purposes as set forth in the accompanying Proxy Statement:

•	to elect to the Board of Directors the eleven persons nominated by the Board, each for a term of one year;

•	to ratify the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2010;

•	to approve three amendments to our Amended and Restated Certificate of Incorporation;

•	to consider three stockholder proposals, if presented at the meeting; and

•	to transact such other business as may properly come before the meeting or any adjournments thereof.

Holders of record of our common and preferred stock at the close of business on March 11, 2010, will be entitled to vote at the meeting.

By Order of the Board of Directors

SANDRA LEUNG

Secretary

Dated: March 22, 2010

YOUR VOTE IS IMPORTANT

Regardless of the number of shares you own, your vote is important. If you do not attend the Annual Meeting to vote in person, your vote will not be counted unless a proxy representing your shares is presented at the meeting. To ensure that your shares will be voted at the meeting, please vote in one of these ways:

(1)	GO TO WWW.PROXYVOTE.COM and vote via the Internet;

(2)	CALL THE TOLL-FREE TELEPHONE NUMBER (800) 690-6903 (this call is toll-free in the United States); or

(3)	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope.

If you do attend the Annual Meeting, you may revoke your proxy and vote by ballot.

PROXY STATEMENT

Page
GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	1
CORPORATE GOVERNANCE AND BOARD MATTERS	5
Board’s Role in Strategic Planning and Risk Oversight	6
Director Independence	7
Board Leadership Structure	8
Meetings of our Board	8
Annual Meeting of Stockholders	8
Committees of our Board	8
Compensation Committee Interlocks and Insider Participation	11
Risk Assessment of Compensation Policies and Practices	11
Criteria for Board Membership	11
Identification and Selection of Nominees for our Board	12
Stockholder Nominations for Director	12
Information on Nominees for Directors	13
Communications with our Board of Directors	18
Codes of Conduct	18
Related Party Transactions	19
Availability of Corporate Governance Documents	20
Compensation of Directors	20
EXECUTIVE COMPENSATION	25
Compensation Discussion and Analysis	25
Compensation and Management Development Committee Report	45
Summary Compensation Table	46
All Other Compensation Detail	47
Grants of Plan-Based Awards	48
Outstanding Equity Awards at Fiscal Year-End	50
Option Exercises and Stock Vesting	52
Present Value of Accumulated Pension Benefits	53
Non-Qualified Deferred Compensation	54
Post-Termination Benefits	55
VOTING SECURITIES AND PRINCIPAL HOLDERS	60
Common Stock Ownership by Directors and Executive Officers	60
Principal Holders of Voting Securities	61
Section 16(a) Beneficial Ownership Reporting Compliance	61
ITEMS TO BE VOTED UPON
Item 1 — Election of Directors	13
Item 2 — Ratification of the Appointment of Independent Registered Public Accounting Firm	61
Audit and Non-Audit Fees	62
Pre-Approval Policy for Services Provided by our Independent Registered Accounting Firm	62
Audit Committee Report	63
Item 3 — Approval of Amendment to our Amended and Restated Certificate of Incorporation to Permit Stockholders to Call Special Meetings	64
Item 4 — Approval of Amendment to our Amended and Restated Certificate of Incorporation to Remove the Supermajority Voting Provision Applicable to Common Stockholders	65

Page
Item 5 — Approval of Amendment to our Amended and Restated Certificate of Incorporation to Remove the Supermajority Voting Provisions Applicable to Preferred Stockholders	66
Item 6 — Stockholder Proposal on Executive Compensation Disclosure	67
Item 7 — Stockholder Proposal on Shareholder Action by Written Consent	68
Item 8 — Stockholder Proposal on Report on Animal Use	69
ADVANCE NOTICE PROCEDURES	71
2011 STOCKHOLDER PROPOSALS	71
Exhibit A – Categorical Standards of Independence	A-1
Exhibit B – Certificate of Amendment to Amended and Restated Certificate of Incorporation – special stockholder meetings	B-1
Exhibit C – Certificate of Amendment to Amended and Restated Certificate of Incorporation – supermajority voting provision applicable to common stockholders	C-1
Exhibit D – Certificate of Amendment to Amended and Restated Certificate of Incorporation – supermajority voting provision applicable to preferred stockholders	D-1

DIRECTIONS TO OUR PLAINSBORO OFFICE	Inside Back Cover

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

This Proxy Statement is being delivered to all stockholders of record as of the close of business on March 11, 2010 in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Stockholders on May 4, 2010. Although the Annual Report and Proxy Statement are being delivered together, the Annual Report should not be deemed to be part of the Proxy Statement.

What is “Notice and Access” and how does it affect me?

The SEC has adopted a “Notice and Access” model which permits us to provide proxy materials to our stockholders electronically by posting the proxy materials on a publicly accessible website. Delivering proxy materials electronically will save us money by reducing printing and mailing costs. Accordingly, we have decided that all stockholders who hold fewer than 1,000 shares of our common and preferred stock will receive a “Notice of Internet Availability of Proxy Materials.” This Notice will provide instructions on how to access our proxy materials online and, if you prefer receiving a paper copy of the proxy materials, how you can request one. Employees and pension plan participants who have given consent to receive materials electronically will receive a link to access our proxy materials by email. If you hold 1,000 or more shares and have not previously elected to receive materials electronically or if you are a pension plan participant who did not provide consent to receive materials electronically, you will be mailed a paper copy of the proxy materials. We encourage all of our stockholders who currently receive paper copies of the proxy materials to elect to view future proxy materials electronically if they have Internet access. You can do so by following the instructions when you vote your shares online or, if you are a beneficial holder, by asking your bank, broker or other holder of record how to receive proxy materials electronically.

What is “householding” and how does it work?

“Householding” is a procedure we adopted whereby stockholders of record who have the same last name and address and who receive the proxy materials by mail will receive only one copy of the proxy materials unless we have received contrary instructions from one or more of the stockholders. This procedure reduces printing and mailing costs. If you wish to receive a separate copy of the proxy materials, now or in the future, at the same address, or if you are currently receiving multiple copies of the proxy materials at the same address and wish to receive a single copy, you may contact us by writing to Stockholder Services, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, or by calling us at (212) 546-3309.

If you are a beneficial owner (your shares are held in the name of a bank, broker or other holder of record), the bank, broker or other holder of record may deliver only one copy of the Proxy Statement and Annual Report, or Notice of Internet Availability of Proxy Materials, to stockholders who have the same address unless the bank, broker or other holder of record has received contrary instructions from one or more of the stockholders. If you wish to receive a separate copy of the Proxy Statement and Annual Report, or Notice of Internet Availability of Proxy Materials, now or in the future, you may contact us at the address or phone number above and we will promptly deliver a separate copy. Beneficial owners sharing an address who are currently receiving multiple copies of the Proxy Statement and Annual Report, or Notice of Internet Availability of Proxy Materials, and wish to receive a single copy in the future, should contact their bank, broker or other holder of record to request that only a single copy be delivered to all stockholders at the shared address in the future.

Who can attend the Annual Meeting?

Only stockholders of Bristol-Myers Squibb as of the record date, March 11, 2010, their authorized representatives and guests of Bristol-Myers Squibb may attend the Annual Meeting. Admission will be by ticket only. A form of government-issued photograph identification will be required to enter the meeting. Large bags, backpacks, briefcases, cameras, recording equipment and other electronic devices will not be permitted in the meeting, and attendees will be subject to security inspections. Our offices are wheelchair accessible. We will provide, upon request, wireless headsets for hearing amplification.

How do I receive an admission ticket?

If you are a registered stockholder (your shares are held in your name) and plan to attend the meeting, you should bring either the Notice of Internet Availability of Proxy Materials or the top portion of the proxy card, both of which will serve as your admission ticket.

If you are a beneficial owner (your shares are held in the name of a bank, broker or other holder of record) and plan to attend the meeting, you can obtain an admission ticket in advance by writing to Stockholder Services, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154. Please be sure to enclose proof of ownership, such as a bank or brokerage account statement. Stockholders who do not obtain tickets in advance may obtain them upon verification of ownership at the Registration Desk on the day of the Annual Meeting.

We may also issue tickets to other individuals at our discretion.

Who is entitled to vote?

All holders of record of our $0.10 par value common stock and $2.00 convertible preferred stock at the close of business on March 11, 2010 will be entitled to vote at the 2010 Annual Meeting. Each share is entitled to one vote on each matter properly brought before the meeting.

How do I vote if I am a registered stockholder?

Proxies are solicited to give all stockholders who are entitled to vote on the matters that come before the meeting the opportunity to do so whether or not they attend the meeting in person. If you are a registered holder, you can vote your shares by proxy in one of the following manners:

(i)	via Internet at www.proxyvote.com;

(ii)	by telephone at (800) 690-6903;

(iii)	by mail, if you received a paper copy of the proxy materials; or

(iv)	in person at the Annual Meeting.

Choosing to vote via Internet or calling the toll-free number listed above will save us expense. In order to vote online or via telephone, have the voting form in hand and either call the number or go to the website and follow the instructions. If you vote via the Internet or by telephone, please do not return a signed proxy card.

If you received a paper copy of the proxy materials and choose to vote by mail, mark your proxy card enclosed with the Proxy Statement, date and sign it, and mail it in the postage-paid envelope.

If you wish to vote in person, you can vote your shares in person at the Annual Meeting.

How do I specify how I want my shares voted?

If you are a registered stockholder, you can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. The individuals named as proxies on the proxy card will vote your shares in accordance with your instructions. Please review the voting instructions and read the entire text of the proposals and the positions of the Board of Directors in the Proxy Statement prior to marking your vote.

If your proxy card is signed and returned without specifying a vote or an abstention on a proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. That recommendation is shown for each proposal on the proxy card.

How do I vote if I am a beneficial stockholder?

If you are a beneficial stockholder, you have the right to direct your broker or nominee on how to vote the shares. You should complete a voting instruction card which your broker or nominee is obligated to provide you. If you wish to vote in person at the meeting, you must first obtain from the record holder a proxy issued in your name.

Under the rules of the New York Stock Exchange (NYSE), brokers that have not received voting instructions from their customers ten days prior to the meeting date may vote their customers’ shares in the brokers’ discretion on the proposals regarding routine matters, which in most cases includes the ratification of the appointment of the independent registered public accounting firm.

Under NYSE rules, the election of directors and the approval of any management or stockholder proposals are considered “non-discretionary” items, which means that your broker cannot vote your shares on these proposals.

What items will be voted upon at the Annual Meeting?

At the Annual Meeting, the following items will be voted upon:

(i)	the election to the Board of Directors the eleven persons nominated by the Board, each for a term of one year;

(ii)	the ratification of the appointment of our independent registered public accounting firm;

(iii)	three amendments to our Amended and Restated Certificate of Incorporation; and

(iv)	three stockholder proposals, if presented at the meeting.

We do not know of any other matter that may be brought before the meeting. However, if other matters are properly presented for action, it is the intention of the named proxies to vote on them according to their best judgment.

What are the Board of Directors’ voting recommendations?

For the reasons set forth in more detail later in the Proxy Statement, our Board of Directors recommends a vote FOR the election of each director, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010, FOR each of the three amendments to our Amended and Restated Certificate of Incorporation and AGAINST each of the three stockholder proposals.

How many votes are needed to have the proposals pass?

Director Elections: A majority of votes cast with respect to each director’s election at the meeting is required to elect each director. A majority of the votes cast means that the number of votes cast “for” a director must exceed the number of votes cast “against” that director in order for the director to be elected. Abstentions will not be counted as votes cast for or against the director and broker non-votes will have no effect on this proposal.

Ratification of our Auditors: The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter is required for the ratification of the appointment of our independent registered public accounting firm. Broker non-votes will be counted as shares present and entitled to vote. Abstentions will be counted as votes against this proposal and broker non-votes will have no effect on this proposal.

Special Stockholder Meetings: The affirmative vote of the holders of a majority of our outstanding shares entitled to vote on the matter is required to approve the Certificate of Amendment to our Amended and Restated Certificate of Incorporation to permit 25% of the holders of our outstanding voting shares to call a special meeting. Abstentions and broker non-votes will be counted as votes against this proposal.

Removal of Supermajority Voting Provision – common stockholders: The affirmative vote of the holders of 75% of our outstanding shares is required to approve the Certificate of Amendment to our Amended and Restated Certificate of Incorporation to eliminate the supermajority voting provision applicable to our common stockholders. Abstentions and broker non-votes will be counted as votes against this proposal.

Removal of Supermajority Voting Provisions – preferred stockholders: Both the affirmative vote of the holders of a majority of our outstanding shares entitled to vote on the matter and the affirmative vote of the holders of at least two-thirds of our outstanding shares of preferred stock is required to approve the Certificate of Amendment to our Amended and Restated Certificate of Incorporation to eliminate the supermajority voting provisions applicable to preferred stockholders. Abstentions and broker non-votes will be counted as votes against the proposal.

Stockholder Proposals: The affirmative vote of the holders of a majority of our outstanding shares present in person or by proxy and entitled to vote on the matter is required for the approval of each of the three stockholder proposals. Abstentions will be counted as votes against these items and broker non-votes will have no effect on this proposal.

How are the votes counted?

In accordance with the laws of Delaware, our Restated Certificate of Incorporation and our Bylaws, for all matters being submitted to a vote of stockholders, only proxies and ballots that indicate votes “FOR,” “AGAINST” or “ABSTAIN” on the proposals or that provide the designated proxies with the right to vote in their judgment and discretion on the proposals are counted to determine the number of shares present and entitled to vote. Broker non-votes are not counted as shares present and entitled to vote but will be counted for purposes of determining quorum (whether enough votes are present to hold the Annual Meeting).

Can I change my vote after I return the proxy card, or after voting by telephone or electronically?

If you are a stockholder of record, you can revoke your proxy at any time before it is voted at the meeting by taking one of the following three actions:

(i)	by giving timely written notice of the revocation to the Secretary of Bristol-Myers Squibb;

(ii)	by casting a new vote by telephone or by the Internet; or

(iii)	by voting in person at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy.

All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

How do I designate my proxy?

If you wish to give your proxy to someone other than the Directors’ Proxy Committee, you may do so by crossing out the names of all three Proxy Committee members appearing on the proxy card and inserting the name of another person. The signed card must be presented at the meeting by the person you have designated on the proxy card.

Who counts the votes?

An independent agent tabulates the proxies and the votes cast at the meeting. In addition, independent inspectors of election certify the results of the vote tabulation.

Is my vote confidential?

Yes, any information that identifies a stockholder or the particular vote of a stockholder is kept confidential.

Who will pay for the costs involved in the solicitation of proxies?

We will pay all costs of preparing, assembling, printing and distributing the proxy materials. We have retained Georgeson Shareholder Communications Inc. to assist in soliciting proxies for a fee of $25,000, plus reasonable out-of-pocket expenses. We may solicit proxies on behalf of the Board of Directors through the mail, in person, and by telecommunications. We will, upon request, reimburse brokerage firms and others for their reasonable expenses incurred for forwarding solicitation material to beneficial owners of stock.

CORPORATE GOVERNANCE AND BOARD MATTERS

Our business is managed under the direction of our Board of Directors pursuant to the Delaware General Corporation Law and our Bylaws. The Board has responsibility for establishing broad corporate policies and for the overall performance of our company. The Board is kept advised of company business through regular written reports and analyses and discussions with the Chairman and CEO and other officers of Bristol-Myers Squibb, by reviewing materials provided to them and by participating in Board and Board Committee meetings.

The Board of Directors has adopted Corporate Governance Guidelines that govern its operation and that of its Committees. From time to time, our Board revises the Corporate Governance Guidelines in response to changing regulatory requirements, evolving best practices and the concerns of our stockholders and other constituents. Our Corporate Governance Guidelines may be viewed on our website at www.bms.com/ourcompany/governance.

The Committee on Directors and Corporate Governance continually reviews corporate governance issues and is responsible for identifying and recommending the adoption of corporate governance initiatives. At this Annual Meeting, upon the recommendation of the Committee and the Board, we are asking our stockholders to amend our Amended and Restated Certificate of Incorporation to:

•	eliminate all supermajority voting provisions and

•	permit stockholders holding at least 25% of our outstanding voting stock to call special meetings of stockholders.

In addition, our Compensation and Management Development Committee regularly reviews compensation issues and recommends adoption of policies and procedures that strengthen our compensation practices. The Compensation Discussion and Analysis beginning on page 25 discusses many of these policies and procedures.

Listed below are some of the significant corporate governance initiatives we have adopted:

Advisory Vote on Executive Compensation	• We have agreed to adopt an advisory vote on executive compensation (“say on pay”) at our 2011 Annual Meeting of Stockholders.
Director Elections

•   Our directors are annually elected by our stockholders.

•   Our directors must receive a majority of the votes cast in uncontested elections to be elected.

•   We have a director resignation policy that requires a current director to tender his or her resignation to the Board if such director does not receive a majority of the votes cast. The Committee on Directors and Corporate Governance will recommend to the full Board whether to accept the resignation or whether to take other action.

Stockholder Rights Plans

•   We do not currently have a stockholder rights plans (“poison pill”).

•   All stockholder rights plans must be approved by a minimum of two-thirds of the Board.

•   All stockholder rights plans must expire one year after Board adoption unless approved by our stockholders.

Related Party Transactions

•   We have adopted related party transaction policies and procedures that require the Committee on Directors and Corporate Governance to review and approve related party transactions. These policies and procedures are described in greater detail beginning on page 19 of this Proxy Statement.

Political Contributions

•   We semi-annually disclose on our website, all political contributions to political committees, parties or candidates on both state and federal levels that are made by our company or our employee political action committee. We also disclose the amount of our dues or other payments made to trade associations to which we give $100,000 or more that can be attributed to political contributions.

•   Our Committee on Directors and Corporate Governance provides oversight of our political contributions and annually reviews our political contribution policy.

Board’s Role in Strategic Planning and Risk Oversight

Our Board meets regularly to discuss the strategic direction and the issues and opportunities facing our company in light of trends and developments in the biopharmaceutical industry and general business environment. Our Board has been instrumental in determining our strategy to combine the best of biotechnology with pharmaceuticals to become a best-in-class next generation biopharmaceutical company. Throughout the year, our Board provides guidance to management regarding our strategy and helps to refine our operating plans to implement our strategy. Each year, typically during the second quarter, the Board holds an extensive meeting with senior management dedicated to discussing and reviewing our long-term operating plans and overall corporate strategy. A discussion of key risks to the plans and strategy as well as risk mitigation plans and activities is led by the Chairman and Chief Executive Officer as part of the meeting. The involvement of the Board in setting our business strategy is critical to the determination of the types and appropriate levels of risk undertaken by the company. As stated in our Corporate Governance Guidelines, our Board is responsible for risk oversight as part of its fiduciary duty of care to effectively monitor business operations. Our Board administers its risk oversight function as a whole and through its Board Committees. For example, the Audit Committee regularly discusses with management our major risk exposures, their potential financial impact on our company and our risk mitigation strategies. In addition, the Audit Committee participates in regular reviews of our process to assess and manage enterprise risk management, including those related to market/environmental, strategic, financial, operational, legal, compliance and reputational risks. In addition, each of the other standing Board committees (the Compensation and Management Development Committee, the Committee on Directors and Corporate Governance, and the Science and Technology Committee), regularly meet to discuss the short-term and long-term objectives and to provide oversight for risks relating to the applicable committee’s areas of responsibility.

Director Independence

It is the policy of our Board that a substantial majority of its members be independent from management and the Board has adopted independence standards that meet, and in some areas exceed, the listing standards of the New York Stock Exchange. In accordance with our Corporate Governance Guidelines, our Board undertook its annual review of director independence. Our Board considered any and all commercial and charitable relationships of directors, including transactions and relationships between each director or any member of his or her immediate family and Bristol-Myers Squibb and its subsidiaries, which are described more fully below. Following the review, our Board determined, by applying the independence standards contained in the Corporate Governance Guidelines, that each of our directors and each director nominee for election at this Annual Meeting is independent of Bristol-Myers Squibb and its management in that none has a direct or indirect material relationship with our company, except for James M. Cornelius and Lamberto Andreotti. Messrs. Cornelius and Andreotti are not considered independent directors because of Mr. Cornelius’ employment as Chief Executive Officer and Mr. Andreotti’s employment as President, Chief Operating Officer and CEO-Designate of our company.

In determining that each of Lewis B. Campbell, Louis J. Freeh, Laurie H. Glimcher, M.D., Michael Grobstein, Leif Johansson, Alan J. Lacy, Vicki L. Sato, Ph.D., Togo D. West, Jr. and R. Sanders Williams, M.D. is independent, the Board considered the following relationships under our categorical standards (see Exhibit A):

•

Drs. Glimcher, Sato and Williams and Mr. Lacy are directors or trustees of companies that received payment from the company for property or services in an amount which did not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues. The Board determined that for each such transaction, the director did not initiate or negotiate the transaction and that the transaction was entered into in the ordinary course of business.

•

Drs. Glimcher, Sato and Williams, or one of their immediate family members, are or were employed by educational or medical institutions with which we engage in ordinary course business transactions. The director did not initiate or negotiate any transaction with such institution and the payments made did not exceed the greater of $1 million or 2% of such institution’s consolidated gross revenues.

•

Mr. West is a trustee of a charitable organization or non-profit organization to which the company, or the Bristol-Myers Squibb Foundation, made a charitable contribution, which, in the aggregate, did not exceed the greater of $1 million or 2% of that organization’s consolidated gross revenues.

Board Leadership Structure

Our CEO, James M. Cornelius, also currently serves as the Chairman of the Board of Directors. Our Board determined that it was appropriate to combine the roles of Chairman and CEO to help guide the company through its transition to a next generation biopharmaceutical company. As previously announced, Mr. Cornelius will retire as our CEO on May 4, 2010 and become our Non-Executive Chairman. Lamberto Andreotti will become our new CEO on that date. The Board has determined that it is appropriate to separate the roles of the Chairman and the CEO at this time in view of the completion of our transformation into a next generation biopharmaceutical company and Mr. Cornelius’s retirement as CEO. Mr. Cornelius will coach and mentor Mr. Andreotti as he transitions into his new role as CEO. The Board has determined to maintain a Lead Independent Director at this time because Mr. Cornelius does not meet the New York Stock Exchange standards of independence due to his service as Chief Executive Officer of the company. The independent directors have elected Lewis B. Campbell, the current Chair of the Compensation and Management Development Committee, to serve as the Lead Independent Director. The Lead Independent Director is selected annually by the independent directors. The Lead Independent Director’s responsibilities include, among others, presiding at the meetings of independent directors, approving meeting agendas and meeting schedules, approving and advising the Chairman as to the quality, quantity and timeliness of information sent to the Board and serving as the principal liaison and facilitator between the independent directors and the Chairman. A more detailed description of the roles and responsibilities of the Lead Independent Director is available on our website at www.bms.com/ourcompany/governance.

Meetings of our Board

Our Board meets on a regularly scheduled basis during the year to review significant developments affecting Bristol-Myers Squibb and to act on matters requiring Board approval. It also holds special meetings when important matters require Board action between scheduled meetings. Members of senior management regularly attend Board meetings to report on and discuss their areas of responsibility. In 2009, the Board of Directors met 13 times. The average aggregate attendance of directors at Board and committee meetings was over 93%. No director attended fewer than 75% of the aggregate number of Board and committee meetings during the period he or she served. In addition, our independent directors met in non-management director sessions six times during 2009 to discuss such topics as our independent directors determined, including the evaluation of the performance of our Chief Executive Officer. Mr. Campbell, our Lead Independent Director, presided over these sessions.

Annual Meeting of Stockholders

All of the 2009 nominees for director attended our 2009 Annual Meeting of Stockholders. Directors are strongly encouraged, but not required, to attend the Annual Meeting of Stockholders.

Committees of our Board

Our Bylaws specifically provide for an Audit Committee, Compensation and Management Development Committee, and Committee on Directors and Corporate Governance, which are composed entirely of independent directors. Our Board of Directors has determined, in its judgment, that all members of the Audit Committee are financially literate and that, all members of the Audit Committee meet additional, heightened independence criteria applicable to directors serving on audit committees under the New York Stock Exchange listing standards. In addition, our Board has determined that Michael Grobstein and Alan J. Lacy each qualify as an “audit committee financial expert” under the applicable SEC rules.

Our Bylaws also authorize the establishment of additional committees of the Board and, under this authorization, our Board of Directors established the Science and Technology Committee. Our Board has appointed individuals from among its members to serve on these four committees and each committee operates under a written charter adopted by the Board, as amended from time to time. These charters are published on our website at www.bms.com/ourcompany/governance. Each of these Board committees has the resources and authority appropriate to discharge its responsibilities, including the authority to retain consultants or experts to advise the committee.

On January 20, 2009, the Board established an IPO Committee to determine and approve the terms of the partial initial public offering of Mead Johnson Nutrition Company. The members of the IPO Committee were Messrs. Grobstein, Cornelius and Campbell. The IPO Committee met twice and upon the completion of the partial IPO of Mead Johnson, the Committee was dissolved.

The table below indicates the current members of the Audit Committee, Compensation and Management Development Committee, Committee on Directors and Corporate Governance and Science and Technology Committee, the primary responsibilities of each committee and the number of meetings held in 2009:

Committee	Current Members	Primary Responsibilities	No. of Meetings
Audit	Michael Grobstein (Chair) Lewis B. Campbell Louis J. Freeh Laurie H. Glimcher, M.D. Leif Johansson Alan J. Lacy

•   overseeing and monitoring the quality of our accounting and auditing practices;

•   appointing, compensating and providing oversight of our independent registered public accounting firm for the purpose of preparing or issuing audit reports and related work regarding our financial statements and the effectiveness of our internal control over financial reporting;

•   assisting the Board in fulfilling its responsibilities for general oversight of (i) compliance with legal and regulatory requirements, (ii) the performance of our internal audit function and independent registered public accounting firm and (iii) business risk assessment and business risk management;

•   reviewing our disclosure controls and procedures, internal controls, periodic filings with the U.S. Securities and Exchange Commission (SEC), earnings releases and earnings guidance;

•   producing the required Audit Committee Report for inclusion in our Proxy Statement; and

•   overseeing investigations into complaints concerning financial or accounting matters.

9

Committee	Current Members	Primary Responsibilities	No. of Meetings
Compen- sation and Management Development	Lewis B. Campbell (Chair) Michael Grobstein Leif Johansson Vicki L. Sato, Ph.D. Togo D. West, Jr.

•  reviewing, approving and reporting to our Board on our major compensation and benefits plans, policies and programs;

•  annually reviewing and approving corporate goals and objectives relevant to CEO compensation, evaluating the CEO’s performance in light of those goals and objectives and recommending for approval by three-fourths of our independent directors the CEO’s compensation based on this evaluation;

•  reviewing and evaluating the performance of senior management; approving the compensation of executive officers and certain senior management;

•  overseeing our management development programs, performance assessment of senior executives and succession planning; and

•  reviewing and discussing with management the Compensation Discussion and Analysis and related disclosures required for inclusion in our Proxy Statement, recommending to the Board, whether the Compensation Discussion and Analysis should be included in our Proxy Statement, and producing the Compensation and Management Development Committee Report required for inclusion in our Proxy Statement.

9
Directors and Corporate Governance	Louis J. Freeh (Chair) Lewis B. Campbell Laurie H. Glimcher, M.D. Alan J. Lacy Togo D. West, Jr. R. Sanders Williams, M.D.

•  developing and recommending to our Board a set of Corporate Governance Guidelines and periodically reviewing such guidelines;

•  identifying and recommending corporate governance best practices;

•  reviewing and recommending annually to our Board of Directors the compensation of non-employee directors;

•  considering questions of potential conflicts of interest of directors and senior management, including approving related party transactions;

•  defining specific categorical standards for director independence;

•  considering matters of corporate social and public responsibility and matters of significance in areas related to corporate public affairs and our employees and stockholders;

•  identifying individuals qualified to become Board members and recommending that our Board select the director nominees for the next annual meeting of stockholders; and

•  overseeing our Board’s annual evaluation of its performance.

3

Committee	Current Members	Primary Responsibilities	No. of Meetings
Science and Technology	Laurie H. Glimcher, M.D. (Chair) Vicki L. Sato, Ph.D. R. Sanders Williams, M.D. Lamberto Andreotti Elliott Sigal, M.D., Ph.D.*	• reviewing and advising our Board on the strategic direction of our research and development (R&D) programs and our progress in achieving long-term R&D objectives; • reviewing and advising our Board on our internal and external investments in science and technology; and • identifying and discussing significant emerging trends and issues in science and technology and considering their potential impact on our company.	5

*	Dr. Sigal is our Executive Vice President, Chief Scientific Officer and President, Research and Development.

Compensation Committee Interlocks and Insider Participation

There were no Compensation and Management Development Committee interlocks or insider (employee) participation in 2009.

Risk Assessment of Compensation Policies and Practices

We have reviewed our material compensation policies and practices and have concluded that these policies and practices are not reasonably likely to have a material adverse effect on the company. Specifically, our compensation programs contain many design features that mitigate the likelihood of inducing excessive risk-taking behavior. These features include:

•	a balance of fixed and variable compensation, with variable compensation tied both to short-term objectives and the long-term value of our stock price;

•	multiple metrics in our incentive programs that balance top-line, bottom-line and cash management objectives;

•	linear payout curves and caps in our incentive program payout formulas;

•	reasonable goals and objectives in our incentive programs;

•	payouts modified based upon individual performance, inclusive of assessments against the our Core BMS Behaviors and the BMS Commitment;

•	the Compensation and Management Development Committee’s ability to exercise downward discretion in determining incentive program payouts;

•	clawback provisions pertaining to annual incentive payouts and long-term incentive awards;

•	share ownership and retention guidelines applicable to our top 50 executives;

•

all managers and executives worldwide participate in the same annual incentive program that pertains to our Named Executive Officers and that has been approved by the Compensation and Management Development Committee; and

•	mandatory training on our Standards of Business Conduct and Ethics and other policies that educate our employees on appropriate behaviors and the consequences of taking inappropriate actions.

Criteria for Board Membership

Our Corporate Governance Guidelines contain Board membership criteria that apply to nominees for a position on our Board of Directors. Under these criteria, members of our Board should be persons of diverse backgrounds with broad experience in areas important to the operation of our company such as business, science, medicine, finance/accounting, law, education or government and should possess qualities reflecting integrity, independence, wisdom, an inquiring mind, vision, a proven record of accomplishment and an ability to work well with others. In addition, each director must represent the interests of our stockholders. We do not have a formal policy on Board diversity as it relates to race, gender or national origin.

Identification and Selection of Nominees for our Board

The Committee on Directors and Corporate Governance periodically assesses the appropriate size of our Board, and whether any vacancies on our Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Committee on Directors and Corporate Governance considers candidates for Board membership. Candidates may come to the attention of the Committee on Directors and Corporate Governance through current Board members, third-party search firms, management, stockholders or others. The Chair of the Committee on Directors and Corporate Governance, in consultation with the Chairman and CEO, conducts an initial evaluation of the prospective nominees against the established Board membership criteria discussed above. The Committee reviews the skills of the current directors and compares them against the particular skills of potential candidates, keeping in mind its commitment to maintain a Board with members of diverse experience. Additional information relevant to the qualifications of prospective nominees may be requested from third-party search firms, other directors, management or other sources. After this initial evaluation, prospective nominees may be interviewed by telephone or in person by the Chair of the Committee on Directors and Corporate Governance, the Chairman and CEO and other directors. After completing this evaluation and interview, the Committee on Directors and Corporate Governance makes a recommendation to the full Board as to the persons who should be nominated by our Board, and the full Board determines the nominees after considering the recommendation and any additional information it may deem appropriate.

Stockholder Nominations for Director

The Committee on Directors and Corporate Governance considers and evaluates stockholder recommendations of nominees for election to our Board of Directors in the same manner as other director nominees. Stockholder recommendations must be accompanied by a comprehensive written resume of the recommended nominee’s business experience and background with a consent in writing signed by the recommended nominee that he or she is willing to be considered as a nominee and, if nominated and elected, he or she will serve as a director. Stockholders should send their written recommendations of nominees accompanied by the aforesaid documents to the principal executive offices of the company addressed to: Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, attention: Secretary.

ITEM 1—ELECTION OF DIRECTORS

Our Board of Directors has nominated eleven current directors, Lamberto Andreotti, Lewis B. Campbell, James M. Cornelius, Louis J. Freeh, Laurie H. Glimcher, M.D., Michael Grobstein, Leif Johansson, Alan J. Lacy, Vicki L. Sato, Ph. D., Togo D. West, Jr. and R. Sanders Williams, M.D., to serve as directors of Bristol-Myers Squibb. The directors will hold office from election until the 2011 Annual Meeting.

A majority of the votes cast is required to elect directors. Any current director who does not receive a majority of votes cast must tender his or her resignation as a director within 10 business days after the certification of the stockholder vote. The Committee on Directors and Corporate Governance, without participation by any director tendering his or her resignation, will consider the resignation offer and recommend to the Board whether to accept it. The Board, without participation by any director tendering his or her resignation, will act on the Committee’s recommendation at its next regularly scheduled meeting to be held within 60 days after the certification of the stockholder vote. We will promptly disclose the Board’s decision and the reasons for that decision in a broadly disseminated press release that will also be furnished to the Securities and Exchange Commission on Form 8-K. If any nominee is unable to serve, proxies will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless our Board of Directors provides for a lesser number of directors.

Listed below is certain biographical information of each of the nominees for election including his or her principal occupation, current directorships and directorships held during the past 5 years of public companies and registered investment advisors and other business affiliations. Also included is a description of the specific experience, qualifications, attributes and skills of each nominee that led the Board to conclude that each nominee is well-qualified to serve as a member of our Board of Directors.

Nominees for Directors

Director since 2009

LAMBERTO ANDREOTTI

Mr. Andreotti, age 59, has been our Chief Executive Officer-Designate since March 2010 and has been our President and Chief Operating Officer since March 2009. From March 2008 to March 2009, Mr. Andreotti served as Executive Vice President and Chief Operating Officer of BMS. From May 2007 until March 2008, he served as Executive Vice President of BMS and Chief Operating Officer of Worldwide Pharmaceuticals, a division of BMS. Mr. Andreotti served as Executive Vice President of BMS and President of Worldwide Pharmaceuticals, from 2005-2007 and as Senior Vice President and International President of Worldwide Pharmaceuticals from 2002-2005.

With his 12 years experience at BMS in the U.S. and internationally and his prior experience at KABI Pharmacia and Pharmacia & Upjohn, Mr. Andreotti brings to our Board in-depth knowledge of our company and the biopharmaceutical industry. In his role as our Chief Operating Officer, Mr. Andreotti gained critical insights into managing a global business in a complex and dynamic environment.

Mr. Andreotti previously served as Vice-Chairman of the Board of Directors of Mead Johnson Nutrition Company.

Director since 1998

LEWIS B. CAMPBELL

Mr. Campbell, age 63, has been the Non-Executive Chairman of Textron Inc. a multi-industry company serving the aircraft, industrial products and components and financial industries since December 2009. Mr. Campbell served as Chairman and Chief Executive Officer of Textron from February 1999 until his retirement as Chief Executive Officer in December 2009. Mr. Campbell is a member of The Business Council.

Mr. Campbell is a demonstrated leader with keen business understanding. With his focus on operational efficiencies at Textron, Mr. Campbell is uniquely positioned to help guide the company through its transition to a biopharmaceutical company. Furthermore, his first-hand knowledge of the many issues facing public companies and his service on all of our independent Board Committees position him well to serve as our Lead Independent Director.

Mr. Campbell is the Chairman of the Board of Directors of Textron Inc. and previously served as a Director of Dow Jones & Co.

Director since 2005

JAMES M. CORNELIUS

Mr. Cornelius, age 66, has been our Chairman and Chief Executive Officer since February 11, 2008 and served as our Chief Executive Officer since September 12, 2006. From November 2005 through April 2006, Mr. Cornelius served as the Chairman of the Board and Chief Executive Officer (interim) of Guidant Corporation. He served as Guidant’s Non-Executive Chairman of the Board from 2000 until 2005.

Mr. Cornelius has been the principal strategist in the company’s transition into a next generation biopharmaceutical company. His extensive understanding of the complex operational, regulatory and financial issues facing pharmaceutical companies and general industry gained while serving in key leadership roles at Eli Lilly and Co. and Guidant Corporation and on the boards of other companies positions Mr. Cornelius well to serve as the Chairman of our Board of Directors.

Mr. Cornelius is the Chairman of the Board of Directors of Mead Johnson Nutrition Company and a Director of Given Imaging Ltd. Mr. Cornelius was previously a Director of DirecTV.

Director since 2005

LOUIS J. FREEH

Mr. Freeh, age 60, has served as Senior Managing Partner of the Freeh Group International Solutions, LLC, a consulting firm, and Managing Partner, Freeh Sullivan Sporkin, LLP, a law firm, since 2007. Mr. Freeh served as Vice Chairman, General Counsel, Corporate Secretary and Ethics Officer to MBNA Corporation, a bank holding company, from 2001 until its acquisition by Bank of America in January 2006. He served as FBI Director from 1993 to 2001 and previously as a U.S. District Judge, Assistant U.S. Attorney and FBI Special Agent.

Mr. Freeh brings a unique perspective to our Board based on his extensive experience as a former federal judge, FBI director and general counsel, particularly with respect to matters relating to law, corporate governance, compliance and regulatory matters. He has a demonstrated record of integrity and independence.

Mr. Freeh is a Director of Wilmington Trust and previously served as a Director of Fannie Mae, Viisage Technology, Inc. and L-1 Identity Solutions.

Director since 1997

LAURIE H. GLIMCHER, M.D.

Dr. Glimcher, age 58, has been the Irene Heinz Given Professor of Immunology at the Harvard School of Public Health and Professor of Medicine at Harvard Medical School since 1990. She is a Fellow of the American Academy of Arts and Sciences, a Member of the National Academy of Sciences USA, and a Member of the Institutes of Medicine of the National Academy of Sciences. She is also a member of, and a past President of, the American Association of Immunologists. She was elected to the American Society of Clinical Investigation, the American Association of Physicians and the American Association for the Advancement of Science.

Dr. Glimcher is an internationally known immunologist and physician who brings a unique perspective to our Board on a variety of healthcare related issues. She is also a Senior Physician and Rheumatologist at Brigham and Women’s Hospital. Dr. Glimcher serves on the Memorial Sloan-Kettering Cancer Center Board of Scientific Consultants and on the Scientific Advisory Boards of the Burroughs-Wellcome Fund, Cancer Research Institute, Immune Disease Institute, Health Care Ventures, Inc., Nodality Inc., Abpro, Inc., Theraclone Sciences, Inc. and American Asthma Foundation. Her expertise in the immunology area and her extensive experience in the medical field position her well to serve as the Chair of the Science and Technology Committee.

Dr. Glimcher is a Director of Waters Corporation and previously served as a Director of NDCHealth Corporation.

Director since 2007

MICHAEL GROBSTEIN

Mr. Grobstein, age 67, is a retired Vice Chairman of Ernst & Young LLP, an independent registered public accounting firm. Mr. Grobstein worked with Ernst & Young from 1964 to 1998, and was admitted as a partner in 1975. He served as a Vice Chairman-International Operations from 1993 to 1998, as Vice Chairman-Planning, Marketing and Industry Services from 1987 to 1993, and Vice Chairman-Accounting and Auditing Services from 1984 to 1987. He serves on the Board of Trustees and Executive Committee of the Central Park Conservancy and on the Board of Directors of New Yorkers for Parks.

With over 30 years experience at a major auditing firm, Mr. Grobstein has extensive knowledge and background relating to accounting and financial reporting rules and regulations as well as the evaluation of financial results, internal controls and business processes. Mr. Grobstein’s depth and breadth of financial expertise and his experience handling complex financial issues as chair of the audit committees of two other public companies in the healthcare industry position him well to serve as Chair of our Audit Committee.

Mr. Grobstein is a Director of Given Imaging Ltd. and previously served as a Director of Guidant Corporation.

Director since 1998

LEIF JOHANSSON

Mr. Johansson, age 58, has been President of AB Volvo and Chief Executive Officer of the Volvo Group, a global commercial transport equipment group, since 1997. Between 1979 and 1997, Mr. Johansson held various executive positions in AB Electrolux, a world leader in appliances, including serving as CEO between 1994 and 1997. He is a Director of The Confederation of Swedish Enterprise, and a member of the Royal Swedish Academy of Engineering Sciences and Association des Constructeurs Europeens d’Automobiles. He is also Chairman of the European Business Roundtable of Industrialists.

Mr. Johansson is a highly respected global business leader who provides a wealth of management experience and business expertise. Mr. Johansson has a comprehensive understanding of the operational, financial and strategic challenges facing global companies and knows how to make businesses work effectively and efficiently.

Mr. Johansson is a Director of AB Volvo and Svenska Cellulosa Aktiebolaget SCA.

Director since 2008

ALAN J. LACY

Mr. Lacy, age 56, has been the Senior Advisor to Oak Hill Capital Partners, L.P., a private equity investment firm, since 2007. From 1994 to 2006, he was employed by Sears, Roebuck and Co., a large retail company, and following its acquisition, Sears Holdings Corporation, a large broadline retailer. Mr. Lacy held executive level positions of increasing responsibility in finance and operations, including his service as Chief Executive Officer from 2000 to 2005. He also served as Vice Chairman of Sears Holdings Corporation from 2005 to 2007. He is Chairman of the Board of Trustees of the National Parks Conservation Association.

Mr. Lacy brings to the Board extensive business understanding and demonstrated management expertise having served in key leadership positions at Sears Holdings Corporation, including Chief Executive Officer. In addition, his experience as a senior financial officer of three large public companies provides him with a comprehensive understanding of the complex financial and legal issues facing large companies and makes him a key member of the Audit Committee. Mr. Lacy is a highly respected business leader with a proven record of accomplishment.

Mr. Lacy is a Director of The Western Union Company and Trustee of Fidelity Funds. He was previously a Director of Sears Holding Corporation, Sears, Roebuck and Co. and Sears Canada, Inc.

Director since 2006

VICKI L. SATO, PH.D.

Dr. Sato, age 61, has been a professor of management practice at the Harvard Business School and Professor of molecular and cell biology at Harvard University since July 2005. In 2006, Dr. Sato became Special Advisor to Atlas Venture, a global venture capital firm. In 2005, Dr. Sato retired as President of Vertex Pharmaceuticals Incorporated, a global biotechnology company, where she was responsible for research and development, business and corporate development, commercial operations, legal, and finance. Dr. Sato also served as Chief Scientific Officer, Senior Vice President of Research and Development, and Chair of the Scientific Advisory Board at Vertex before being named President in 2000.

Dr. Sato’s extensive and distinctive experience in business, academia and science over more than 25 years brings to the Board a valuable perspective on the biotech industry. Dr. Sato has a strong background in research and development positioning her well to serve on the Science and Technology Committee. Her service as chair of the compensation committees of two healthcare companies makes Dr. Sato a well-qualified member of our Compensation and Management Development Committee.

Dr. Sato is a Director of PerkinElmer Corporation and Alnylam Pharmaceuticals. She was previously a Director of Infinity Pharmaceuticals.

Director since 2008

TOGO D. WEST, JR.

Secretary West, age 67, has been Chairman of TLI Leadership Group, a strategic consulting firm since 2006 and Chairman of Noblis, Inc., a nonprofit science and technology company since 2001. From 2004 to 2006, Secretary West was the Chief Executive Officer of the Joint Center for Political and Economic Studies, a nonprofit research and public policy institution. He served as Of Counsel to the Washington, D.C. based law firm of Covington & Burling from 2000 to 2004. He is a member of the Defense Health Board, and of the Board of Directors of MedStar Health, Inc.

Secretary West’s government experience provides the Board with a unique perspective of the issues facing our company. In his position as Secretary of Veterans Affairs, he was a member of the President’s Cabinet, and oversaw the largest healthcare system in the country; and as Secretary of the Army, he was responsible for all Army activities, including the extensive system of Army medical centers around the world. In 2007, Secretary West was asked to co-chair the review of the delivery of healthcare at Walter Reed Army Medical Center and the National Naval Medical Center at Bethesda. With his keen understanding of the public policy issues facing the healthcare industry, Secretary West is a key member of the Committee on Directors and Corporate Governance.

Secretary West is a Director of FuelCell Energy, Inc., Krispy Kreme Doughnuts and AbitibiBowater Inc.

Director since 2006

R. SANDERS WILLIAMS, M.D.

Dr. Williams, age 61, has been President and Robert W. and Linda L. Mahley Distinguished Professor of The J. David Gladstone Institutes, a research facility since March 2010. From 2007 to 2010, Dr. Williams was the Senior Vice Chancellor for Academic Affairs at Duke University Medical Center and Dean of Duke University School of Medicine from 2001 to 2007. Dr. Williams joined the Duke faculty in 1980 as an assistant professor of medicine, physiology and cell biology. Dr. Williams is a consultant to Phrixus, Inc and the Taylor Companies.

Dr. Williams has served recently on the Director’s Advisory Committee of the National Institutes of Health and the Board of External Advisors to the National Heart, Lung and Blood Institute. Dr. Williams is also a member of the Institutes of Medicine of the National Academy of Sciences and a fellow of the American Association for the Advancement of Science. With his medical expertise, leadership of clinical care programs and research experience in biology, Dr. Williams brings a valuable perspective to our Board and is a key member of the Science and Technology Committee. In addition, his experience as a practicing physician provides unique insight into the challenges facing patients.

Dr. Williams is a Director of Laboratory Corporation of America.

Communications with our Board of Directors

The Committee on Directors and Corporate Governance has created a process by which an interested party may communicate directly with our non-management directors. Any interested party wishing to contact a non-management director may do so in writing by sending a letter to:

[Name of Director]

c/o Corporate Secretary

Bristol-Myers Squibb Company

345 Park Avenue

New York, NY 10154

Any matter relating to our financial statements, accounting practices or internal controls should be addressed to the Chair of the Audit Committee. All other matters should be addressed to the Chair of the Committee on Directors and Corporate Governance. Our Corporate Secretary reviews all correspondence and regularly forwards to our Board a summary of all such correspondence and copies of all correspondence that, in the opinion of our Corporate Secretary, deals with the functions of our Board or its committees, or that our Corporate Secretary otherwise determines requires Board attention. Directors may at any time review a log of the correspondence we receive that is addressed to members of the Board and request copies of any such correspondence.

Codes of Conduct

Our Board of Directors has adopted the Standards of Business Conduct and Ethics that sets forth important company policies and procedures in conducting our business in a legal, ethical and responsible manner. These standards are applicable to all of our employees, including the Chief Executive Officer, the Chief Financial Officer and the Controller. In addition, the Audit Committee has adopted the Code of Ethics for Senior Financial Officers that supplements the Standards of Business Conduct and Ethics by providing more specific requirements and guidance on certain topics. The Code of Ethics for Senior Financial Officers applies to the Chief Executive Officer, the Chief Financial Officer, the Controller, the Treasurer and the heads of major operating units. Our Board has also adopted the Code of Business Conduct and Ethics for Directors that applies to all directors and sets forth guidance with respect to recognizing and handling areas of ethical issues. The Standards of Business Conduct and Ethics, the Code of Ethics for Senior Financial Officers and the Code of Business Conduct and Ethics for Directors are available on our website at www.bms.com/ourcompany/governance. We will post any substantive amendments to, or waivers from, applicable provisions of our Standards of Business Conduct and Ethics, our Code of Ethics for Senior Financial Officers, and our Code of Business Conduct and Ethics for Directors on our website at www.bms.com/ourcompany/governance within two days following the date of such amendment or waiver.

Employees are required to report any conduct they believe in good faith to be an actual or apparent violation of our Codes of Conduct. In addition, as required under the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by company employees of concerns regarding questionable accounting or auditing matters.

Related Party Transactions

The Board has adopted written policies and procedures for the review and approval of transactions involving the company and related parties, such as directors, executive officers and their immediate family members. The policy covers any transaction or series of transactions (an “interested transaction”) in which the amount involved exceeds $120,000, the company is a participant, and a related party has a direct or indirect material interest (other than solely as a result of being a director or less than 10 percent beneficial owner of another entity). All interested transactions are subject to approval or ratification in accordance with the following procedures:

•

Management will be responsible for determining whether a transaction is an interested transaction requiring review under this policy, in which case the transaction shall be disclosed to the Committee on Directors and Corporate Governance.

•

The Committee on Directors and Corporate Governance shall review the relevant facts and circumstances, including, among other things, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or ordinary circumstances and the related party’s interest in the transaction.

•

If it is impractical or undesirable to wait until a Committee meeting to consummate an interested transaction, the Chair of the Committee in consultation with the General Counsel may review and approve the transaction, which approval must be ratified by the Committee at its next meeting.

•

In the event the company becomes aware of an interested transaction that has not been approved, the Committee shall evaluate all options available to the company, including ratification, revision or termination of such transaction and take such course of action as the Committee deems appropriate under the circumstances.

•	No director shall participate in any discussion or approval of the interested transaction for which he or she is a related party.

•

If an interested transaction is ongoing, the Committee may establish guidelines for management to follow in its ongoing dealings with the related party and shall review and assess such ongoing relationships on at least an annual basis.

•

Certain types of interested transactions are deemed to be pre-approved or ratified by the Committee, as applicable, including the employment of executive officers, director compensation, certain transactions with other companies or charitable contributions, transactions where all shareholders receive proportional benefits, transactions involving competitive bids, regulated transactions and certain banking-related services.

The Committee on Directors and Corporate Governance has approved the following related party transaction in accordance with our policy and Bylaws:

•

The Officers and Directors Indemnification Trust One was formed on October 20, 2005 pursuant to the settlement agreement among Bristol-Myers Squibb Company, our directors and officers, and our D&O insurers. The trust was formed to fund, under certain conditions, the payment of any settlement of judgment costs, including any award of attorneys’ fees to counsel for plaintiffs, incurred by or on behalf of certain of our current and former directors and officers in any derivative lawsuit brought on behalf of Bristol-Myers Squibb for which a claim for coverage under the policies released in the settlement could have been made. Insurance proceeds received in the settlement in the amount of $38.5 million have been deposited into this trust. An independent Trustee administers the Trust. No distribution was made in 2009. If the Trust has not already been terminated pursuant to the Trust Agreement, it will terminate on October 20, 2010. Bristol-Myers Squibb is the residual beneficiary of the Trust and will therefore receive any trust property that remains in the Trust upon its termination.

Availability of Corporate Governance Documents

Our Corporate Governance Guidelines (including the standards of director independence), Standards of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers, Code of Business Conduct and Ethics for Directors, additional policies and guidelines, committee charters, links to Reports of Insider Transactions and listings of our Board of Directors and Executive Officers are available on our corporate governance webpage at www.bms.com/ourcompany/governance and are available to any interested party who requests them by writing to: Secretary, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154.

Compensation of Directors

2009 Director Compensation Program

We aim to provide a competitive compensation program to attract and retain high quality directors. The Committee on Directors and Corporate Governance annually reviews our directors’ compensation practices and compares them against the practices of the companies in our peer group. Our peer group is listed on page 30. The Committee submits its recommendations for director compensation to the full Board for approval. Management has engaged an outside consultant, Frederic W. Cook & Co., Inc. (FWC) to review market data and competitive information on director compensation. Consistent with our desire to attract and retain highly skilled and experienced directors, the Committee on Directors and Corporate Governance, in consultation with FWC, determined that it was appropriate to target director compensation between the median and 75% of the companies in our peer group. Because the company’s nine non-management directors is fewer than the peer median of 11, the aggregate cost of our director compensation program is between the peer group 25th percentile and median. Messrs. Andreotti and Cornelius did not receive any additional compensation for serving as a director. The Committee believes the total compensation package for directors we offer continues to be reasonable, and appropriately aligns the interests of directors to stockholders by ensuring directors have a proprietary stake in our company.

The components of our standard non-management directors’ compensation for 2009 were as follows:

Cash Compensation

In 2009, our non-management directors received an annual retainer of $60,000 and an additional fee of $2,000 for attending each Board meeting, Board Committee meeting, and the Annual Meeting of Stockholders. In addition, the Lead Independent Director and each of the Chairs of the Audit Committee, the Compensation and Management Development Committee, the Committee on Directors and Corporate Governance and the Science and Technology Committee received an annual retainer of $20,000.

Deferral Program

A non-management director may elect to defer payment of all or part of the cash compensation received as a director under our company’s 1987 Deferred Compensation Plan for Non-Employee Directors. The election to defer is made in the preceding calendar year in which the compensation is earned. Deferred funds may be credited to one or more of the following funds: a 6-month United States Treasury bill equivalent fund, a fund based on the return on the company’s invested cash or a fund based on the return on our common stock. Deferred portions are payable in a lump sum or in a maximum of ten annual installments. Payments under the Plan begin when a participant ceases to be a director or at a future date previously specified by the director. In December 2009, the 1987 Deferred Compensation Plan for Non-Employee Directors was amended to require all future deferred share units, including the annual award, to be settleable solely in shares of company common stock.

Equity Compensation

Under the 1987 Deferred Compensation Plan for Non-Employee Directors, on February 1, 2009, all non-management directors received an annual award of deferred common share units valued at $110,000. These deferred common share units are non-forfeitable at grant. In addition, our directors determined that it was more equitable to grant new directors a pro-rata portion of the annual deferred share unit award at the time the director joins the company’s Board.

Share Retention Requirements

In 2009, all non-management directors were required to acquire 5,000 BMS shares and/or share units within three years of joining the Board and maintain this ownership level while serving as a director. We required that 25% of the annual retainer be deferred and credited to a deferred compensation account, the value of which is determined by the value of our common stock, until a non-management director has attained our share retention requirements.

Charitable Contribution Programs

Each current director participates in our Directors’ Charitable Contribution Program. Upon the death of a director, we will donate up to an aggregate of $500,000 to up to five qualifying charitable organizations designated by the director. Individual directors derive no financial or tax benefit from this program since the tax benefit of all charitable deductions relating to the contributions accrues solely to us.

Each director was also able to participate in our company-wide matching gift program in 2009. We matched dollar for dollar a director’s contribution to qualified charitable and educational organizations up to $20,000. This benefit was also available to all company employees. In 2009, each of the following directors participated in our matching gift programs as indicated in the Director Compensation Table below: Messrs. Campbell, Freeh, Grobstein and Lacy and Drs. Glimcher and Williams.

2010 Director Compensation

In December 2009, the Committee on Directors and Corporate Governance reviewed market data and other analyses prepared by FWC. FWC recommended that the directors continue to be positioned at between the 50th and 75th percentile amongst peers, and that no significant changes to the compensation levels be made at this time. To simplify our directors compensation program, FWC recommended eliminating per meeting fees and introducing committee membership retainers. Based on this analysis, the Committee recommended, and the Board approved, effective January 1, 2010, that the non-employee directors be compensated as follows:

•	Annual Director cash retainer of $85,000;

•

Annual Committee Chair cash retainer of $25,000 for each of the Chairs of the Audit Committee, Compensation and Management Development Committee, Committee on Directors and Corporate Governance and Science & Technology Committee;

•	Annual Committee membership cash retainer of $15,000 for each director serving as a member (but not Chair) of the Audit, Compensation and Management Development, and Science and Technology Committees;

•	Annual Committee membership cash retainer of $7,500 for each director serving as a member (but not Chair) of the Committee on Directors and Corporate Governance; and

•	An annual grant of deferred share units equal to $110,000 that will be payable on February 1 of each year.

The Board also approved modifications to the Board’s share retention guidelines to denominate the ownership threshold in a dollar value and to require directors to retain a greater value in shares. Directors are now required to hold at least $300,000 worth of company stock or stock units. All of our current directors have met our share retention requirements. In addition, all future grants of deferred share units will be settleable solely in shares of common stock as opposed to cash, which is better aligned with stockholders’ interests. The Board also eliminated the Charitable Contributions Program that provided for a death benefit to one or more charitable organizations for all new directors. Thus, the only perquisite that is offered to directors (which is also offered to all employees of the company) is participation in the company’s matching gift program.

Compensation of the Non-Executive Chairman

On May 4, 2010, Mr. Cornelius will become our Non-Executive Chairman of the Board. As Non-Executive Chairman, Mr. Cornelius will have significantly greater responsibilities than other directors, including chairing the Office of the Chairman to meet on a regular basis with the CEO on the most critical strategic issues and transactions, serving as a liaison between the CEO and the independent directors, frequently discussing the strategy and direction of the company with senior management, and serving as a non-voting member, ex-officio, of the Audit Committee, Committee on Directors and Corporate Governance and the Compensation and Management Development Committee. In addition to the standard Board compensation all non-employee directors receive, the Board approved, based on a recommendation by FWC, an annual Non-Executive Chairman retainer of $200,000, paid quarterly, of which 50% will be paid in cash and 50% in shares of company common stock. The Board also recognized that during a transition period, Mr. Cornelius will spend additional time working with the new CEO on transitional and other company matters. For these services, upon consultation with FWC, the Board approved an annual Transitional Non-Executive Chairman retainer of $175,000, paid quarterly, of which 50% will be paid in cash and 50% in shares of company common stock. Mr. Cornelius will also be reimbursed for business travel and for office space, utilities, supplies and administrative support for his work related to company matters.

Director Compensation Table

The following table sets forth information regarding the compensation earned by our directors in 2009:

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)	Option Awards(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
L. Andreotti(6)	$0	$0	$0	$0	$0	$0
L. B. Campbell	$168,000	$110,000	$0	$0	$19,999	$297,999
J. M. Cornelius	$0	$0	$0	$0	$0	$0
L. J. Freeh	$124,000	$110,000	$0	$0	$10,000	$244,000
L. H. Glimcher, M.D.	$142,000	$110,000	$0	$0	$2,000	$254,000
M. Grobstein	$148,000	$110,000	$0	$0	$20,000	$278,000
L. Johansson	$114,000	$110,000	$0	$0	$0	$224,000
A. J. Lacy	$106,000	$110,000	$0	$0	$20,000	$236,000
V. L. Sato, Ph.D.	$112,000	$110,000	$0	$0	$0	$222,000
T. D. West, Jr.	$106,000	$110,000	$0	$0	$0	$216,000
R. S. Williams, M.D.	$104,000	$110,000	$0	$0	$10,500	$224,500

(1)	Includes the annual retainer (pro-rated for partial-year service), committee chair retainers (pro-rated for partial-year service) and meeting fees. All or a portion of compensation may be deferred until retirement or a date specified by the director, at the election of the director. The directors deferred the following amounts in 2009 which amounts are included in the figures above:

Name	Dollar Amount Deferred	Percentage Allocated to Deferred Share Units	Number of Deferred Share Units Acquired
L. Andreotti	$0	—	—
L. B. Campbell	$0	—	—
J. M. Cornelius	$0	—	—
L. J. Freeh	$0	—	—
L. H. Glimcher, M.D.	$0	—	—
M. Grobstein	$37,000	100%	1,652
L. Johansson	$0	—	—
A. J. Lacy	$0	—	—
V. L. Sato, Ph.D.	$0	—	—
T. D. West, Jr.	$26,500	50%	587
R. S. Williams, M.D.	$52,000	100%	2,313

(2)	On February 1, 2009, each of the non-management directors then serving as a director received a grant of 5,093 deferred share units valued at $110,000 based on the fair market value on the day of grant of $21.60. The number and market value (based upon the fair market value on December 31, 2009 of $25.48) of all deferred share units held by each of these directors as of December 31, 2009 is set forth below. In some cases, these figures include deferred share units acquired through elective deferrals of cash compensation.

	As of December 31, 2009
Name	# of Deferred Share Units	Market Value
L. Andreotti	0	$0
L. B. Campbell	10,465	$266,640
J. M. Cornelius	4,936	$125,768
L. J. Freeh	18,431	$469,627
L. H. Glimcher, M.D.	46,547	$1,186,009
M. Grobstein	18,500	$471,387
L. Johansson	29,641	$755,258
A. J. Lacy	10,783	$274,750
V. L. Sato, Ph.D.	16,564	$422,050
T. D. West, Jr.	11,877	$302,625
R. S. Williams, M.D.	23,085	$588,217

(3)	There were no option awards granted in 2009. The number and intrinsic value (based upon the fair market value on December 31, 2009 of $25.48) of all stock options held by each of these directors as of December 31, 2009 is set forth below.

	As of December 31, 2009
Name	# of Stock Options	Intrinsic Value
L. Andreotti	0	$0
L. B. Campbell	20,810	$1,300
J. M. Cornelius	5,000	$1,300
L. J. Freeh	2,500	$1,300
L. H. Glimcher, M.D.	20,810	$1,300
M. Grobstein	0	$0
L. Johansson	20,810	$1,300
A. J. Lacy	0	$0
V. L. Sato, Ph.D.	0	$0
T. D. West, Jr.	0	$0
R. S. Williams, M.D.	0	$0

(4)	The defined benefit pension plan for directors was discontinued in 1996 and benefits were frozen at that time. None of our current directors participated in this plan.

(5)	Amounts include company matches of charitable contributions under our matching gift program.

(6)	Mr. Andreotti joined the Board on March 3, 2009.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

This Compensation Discussion and Analysis (CD&A) aims to explain to our stockholders how our compensation program is designed and how it operates with respect to our Named Executive Officers (our CEO, our former CFO who resigned from the company effective December 31, 2009, and the three other most highly paid executives of our company).

Our CD&A first describes our executive compensation philosophy and how we design our compensation program, with a discussion focusing on the main components of our compensation program. We then detail the process for, and analyze the determinations made by the Compensation and Management Development Committee (the “Committee”) of the resultant compensation of our Named Executive Officers. Finally, we discuss our 2010 compensation and benefit program changes, outline other benefits we provide to our Named Executive Officers and describe several of our key executive compensation policies.

EXECUTIVE SUMMARY

In 2009, we successfully completed our transformation to a next-generation biopharmaceutical company facilitated by three significant accomplishments:

•	the acquisition of Medarex, Inc.;

•	the split-off of Mead Johnson Nutrition Company; and

•	the extension to market Abilify® in the U.S. through April of 2015.

As described in more detail below, in 2009, our Named Executive Officers were compensated based on the successful implementation of our strategy and the strong financial performance of the company. In addition, our compensation program was aligned with strengthening our pay-for-performance philosophy, reducing costs of the compensation program and delivering stockholder value.

2009 Financial Performance

Our executive compensation program (and therefore the compensation of our Named Executive Officers) is directly tied to the financial performance of our company. The successful implementation of our strategy, the continuing effects of our Productivity Transformation Initiative related to our transformation into a next-generation biopharmaceutical company and the improvement of our net cash position through the divestiture of our last non-core business unit, Mead Johnson, all contributed to the positive financial performance of our company as detailed below:

Financial Measure	Target	Actual	Achievement Level
Adjusted Non-GAAP Diluted Earnings Per Share	$1.70	$1.89	111.2%
Net Sales, Net of Foreign Exchange ($=MM)(1)	$19,199	$19,537	101.8%
Working Capital plus Capital Expenditures as a % of Net Sales, Net of Foreign Exchange(2)	18.1%	15.9%	112.2%
Adjusted Non-GAAP Pretax Profit Margin	21.9%	24.5%	111.9%

(1)	Our GAAP net sales for 2009 were $18,808 million. To calculate net sales, net of foreign exchange, we adjusted GAAP net sales to the 2009 budget foreign exchange rates. This enabled comparison to target sales, excluding the impact of foreign exchange.

(2)	Our Working Capital plus Capital Expenditures as a % of Net Sales for 2009 was 15.5%. For a reconciliation of GAAP to non-GAAP, see the fourth quarter package of financial information on our website at www.bms.com/ir.

Explanation of Financial Measures

Two financial measures used to compensate our employees, Adjusted Non-GAAP Diluted Earnings Per Share and Adjusted Non-GAAP Pretax Profit Margin, were adjusted to exclude operating expenses related to (i) the acquisition of Medarex, Inc. and (ii) the extension of our agreement with Otsuka that permits us to continue marketing Abilify® in the U.S. through April of 2015. These transactions are projected to be accretive in the long-term, but they required unbudgeted spending in 2009. The Committee determined that it was appropriate to exclude these expenses for compensation purposes so as not to penalize employees in the short-term for making decisions that are projected to create long-term value for our company and its stockholders. The amount of adjustment granted equaled the amount of unbudgeted spending that was incurred: $0.04 on a per share basis and $110 million on a pre-tax basis. The adjustment applies to the payout results under our 2009 annual bonus plan and the 2009 portion of our outstanding long-term performance awards, the latter of which are tied to annual financial targets established each year during the respective three-year performance period of each award. The table below displays our year-end results before and after the adjustment:

Financial Measure	Actual	After Adjustment
Non-GAAP Diluted Earnings Per Share	$1.85(1)	$1.89
Non-GAAP Pretax Profit Margin	23.9%(2)	24.5%

(1)	As disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, GAAP earnings per share from continuing operations were $1.63. Non-GAAP diluted earnings per share from continuing operations were $1.85. Non-GAAP diluted earnings per share excluded specified items. For a reconciliation of GAAP to non-GAAP, see page 54 of the Form 10-K.

(2)	Our GAAP pretax profit margin for 2009 was 29.8%. Non-GAAP pretax profit margin for 2009 was 23.9%. For a reconciliation of GAAP to non-GAAP, see the fourth quarter package of financial information on our website at www.bms.com/ir.

Total Stockholder Return

In addition to strong financial performance, our total stockholder return for the 3 and 5-year periods ending in 2009 exceeded our peers and the S&P 500 Index. The 5-year stock performance graph is included in the Annual Report accompanying this Proxy Statement. Our compensation program is designed to have a significant portion of compensation paid in the form of equity to tie executives’ interests to the interests of our stockholders.

Committee’s Exercise of Negative Discretion to Reduce Incentive Payments

As more fully explained on page 33, the Committee determined that it was appropriate to reduce incentive payouts to levels that reflected the inclusion of the financial performance of the Mead Johnson business unit as Mead Johnson had been a part of the company for nearly the entire year.

2009 Changes to our Compensation Program

We implemented the following changes to our compensation program in 2009 to help drive the successful execution of our business strategy:

•

Merit Increase Budgets: We reduced our annual merit increase budgets by 50% in the U.S. and wherever local laws and business practices permitted us to do so outside the U.S. In the U.S., employees who were rated as fully-performing or higher received a 2% merit increase. We took this action to help reduce costs as part of our Productivity Transformation Initiative.

•	Incentive Plan Performance Measures: We changed our performance measures for 2009 to strengthen the link between pay and performance as follows:

•	we added total company net sales growth as a performance measure to our 2009 annual incentive program;

•	we added total company cash flow improvement as a performance measure to our 2009-2011 long-term performance award; and

•	we changed our cash flow measure from a dollar target to an improvement ratio (working capital plus capital expenditures as a percent of net sales).

Both our annual and long-term programs now have the same performance measures and weightings: U.S. non-GAAP earnings per share (weighted 50%), net sales (weighted 25%) and working capital plus capital expenditures as a percent of net sales (weighted 25%). This approach focused the organization on balancing top-line growth with strategic bottom-line growth and the efficient use of cash. In addition, we established that sales achievement would be measured excluding the effect of foreign exchange. Measuring sales achievement net of foreign exchange eliminates a factor which management does not control. We believe the diversity of metrics used in our incentive programs, in conjunction with the long-term vesting of equity awards and the use of share ownership and retention guidelines, are appropriate and do not encourage excessive risk-taking behaviors.

•

Fixed-Value Long-Term Performance Awards: We switched from fixed-share to fixed-value guidelines for the purpose of granting 2009-2011 long-term performance awards. This change was consistent with the approach we took in 2008 to switch from fixed-share to fixed-value award guidelines for the purpose of granting stock options and restricted stock unit awards. Fixed-value guidelines enable the delivery of a desired amount of compensation that is more reflective of the stock price at the time of grant.

EXECUTIVE COMPENSATION PHILOSOPHY

Our executive compensation philosophy is based on two core elements: to pay for performance and to provide a competitive compensation package. Each of these elements is described below:

Pay for Performance: We structure our compensation program to align the interests of our senior executives with the interests of our stockholders. We believe that an employee’s compensation should be tied directly to helping us achieve our mission and deliver value to our stockholders. Therefore, a significant part of each executive’s pay depends on his or her individual performance against financial and operational objectives as well as meeting key behavioral standards. We also believe that a significant amount of compensation should be at risk. A substantial portion of an executive’s compensation, therefore, is in the form of equity awards that tie the executive’s compensation directly to creating stockholder value and achieving financial and operational results.

Competitive Pay: We believe that a competitive compensation program is an important tool to help attract and retain talented employees capable of leading our business in the highly complex and competitive business environment in which we operate. We aim to pay our executives at approximately the median level of pay of our peer group when targeted levels of performance are achieved. In certain circumstances, we may target pay above or below the competitive median to help attract or retain executives, as necessary, or to recognize differences in their qualifications, responsibilities, role criticality and/or potential. By providing compensation that is competitive with our peer companies, we reduce the risk that our executives can be recruited away.

In addition, our compensation program is designed with the following principles in mind:

•	to pay our employees equitably relative to one another based on the work they do, the capabilities and experience they possess, and the performance they demonstrate;

•	to promote a non-discriminatory work environment that enables us to benefit from the diversity of thought that comes with a diverse workforce;

•	to motivate our executives to deliver high performance with the highest integrity; and

•	to continue to focus on good corporate governance practices by implementing compensation best practices and corporate policies, several of which are described in greater detail beginning on page 43.

We believe our compensation program is designed so as not to encourage executives to take unreasonable risks that may harm stockholder value. We have achieved this by striking an appropriate balance between short-term and long-term incentives, by using a diversity of metrics to assess performance under our incentive programs and by using different forms of long-term incentives, by placing caps on our incentive award payout opportunities, and by having stock ownership and stock retention requirements.

OUR COMPENSATION PROGRAM DESIGN

This section will explain how we determine the design of our executive compensation program.

Compensation and Management Development Committee

The Committee is responsible for providing oversight of our executive compensation program for the Named Executive Officers as well as other members of senior management. The Committee is responsible for recommending the compensation of the Chief Executive Officer and approving the compensation of all of the other Named Executive Officers.

The Committee annually reviews and evaluates the executive compensation program to ensure that the program is aligned with our compensation philosophy. The “Committees of our Board” section on page 8 discusses the duties and responsibilities of the Committee in more detail.

Compensation Consultant

In September 2009, the Committee retained Compensation Advisory Partners, LLC (CAP) as its independent compensation consultant to provide executive compensation services to the Committee. The Committee decided to retain CAP as its independent compensation consultant when the individual consultants that the Committee had worked with since 2002 left Mercer (US) Inc., the Committee’s former consultant, to form CAP. CAP is not affiliated with Mercer. CAP reports directly to the Committee and the Committee directly oversees the fees paid for services provided by CAP. The Committee instructs CAP to give advice to the Committee independent of management and to provide such advice for the benefit of our company and stockholders. CAP does not provide any consulting services to the company beyond its role as consultant to the Committee.

Prior to September 2009, Mercer (US) Inc. served as the Committee’s compensation consultant. While the members of the Mercer consulting team giving advice to the Committee could not provide any other service to the company, our company business units were able to retain other Mercer consultants for discrete human resource services in the U.S. and abroad. Our business units were required to engage in a competitive bidding process when selecting a company to provide human resource services and Mercer was able to submit a bid along with other viable competitors. The Committee reviewed the overall fees incurred by the Committee and the fees incurred by company business units for services provided by Mercer. While the Committee did not pre-approve the non-executive compensation services, it reviewed Mercer’s internal guidelines and practices to guard against conflicts and to ensure the objectivity of their advice. The Committee believes that the services Mercer provided to company business units did not impact the advice Mercer provided to the Committee on executive compensation matters.

During the time Mercer served as the Committee’s consultant in 2009, the fees paid to Mercer were as follows:

Executive Compensation Services(1)	$235,311
Non-Executive Compensation Services(2)	$1,537,784

(1)	Through September 30, 2009. Mercer did not provide any executive compensation services after such date.

(2)	Through September 30, 2009. Non-executive compensation services include actuarial services, benefits design consulting, benefits administration and compensation and benefit surveys, primarily outside the U.S. We have not included fees for non-executive compensation services incurred during the fourth quarter of 2009 as Mercer was no longer the Committee’s consultant.

In 2009, the compensation consultants retained by the Committee:

•	participated in the design and development of our executive compensation program;

•	provided competitive benchmarking and market data analysis;

•	provided analysis and industry trends relating to the compensation of our CEO and Named Executive Officers;

•	provided an annual review of our change-in-control benefits, including analyzing these benefits against our peer companies and best practices;

•	reviewed and advised on all materials provided to the Committee for discussion and approval; and

•	attended all of the Committee’s regular meetings in 2009 at the request of the Committee.

Role of Company Management

The CEO makes recommendations to the Committee concerning the compensation of the other Named Executive Officers and other senior management. In addition, the CEO and CFO are involved in setting the business goals that are used as the performance goals for the annual and long-term incentive plans, subject to Committee approval. The Senior Vice President of Human Resources works closely with the Committee, the Committee’s compensation consultant and management to (i) ensure that the Committee is provided with the appropriate information to make its decisions, (ii) propose recommendations for Committee consideration, and (iii) communicate those decisions to management for implementation.

Peer Group Analysis

Our executive compensation program seeks to provide total compensation, when targeted levels of performance are achieved, at approximately the median of the pay levels provided by a designated peer group of U.S. companies. We define total compensation as base salary plus annual target bonus plus the target value of long-term incentives. We use competitive median pay levels to maintain our compensation program guidelines on an annual basis (i.e., our salary structure, the leveling of our positions, our annual target bonus levels, and our long-term incentive award guidelines). We also use competitive pay levels to help in determining individual pay decisions (i.e., base salary levels, the size of salary adjustments, and the size of long-term incentive awards). Paying at the competitive median when targeted levels of performance are achieved allows us to attract and retain the talent we need to run the business while also enabling us to maintain a competitive cost base with respect to compensation expense.

Peer Group

Our peer group in 2009 consisted of the following companies:

Abbott Laboratories	Merck & Co.
Amgen	Pfizer
Eli Lilly & Co.	Schering-Plough
Johnson & Johnson	Wyeth

We believe this peer group was appropriate given the unique nature of the pharmaceutical/biotechnology industry. We note that the companies in our peer group vary in size, but we do not believe that company size should be the only factor in determining a peer group. Instead, we believe emphasis should be placed on whether a company competes directly with us for unique pharmaceutical/biotechnology talent. The companies in our 2009 peer group represented our primary competitors for executive talent and operated in a similarly complex regulatory and research-driven environment. We monitor the composition of our peer group regularly and make changes when appropriate. For 2010, we will change our peer group in light of consolidations in the industry that occurred in 2009.

The Committee’s compensation consultant annually conducts a review of the compensation for our Named Executive Officers using compensation information compiled from the proxy statement disclosures of our peer group. The following table shows the competitive pay position of our Named Executive Officers in 2009:

Executive	Executive’s Total Target Compensation versus Market Pay Percentile(1)
James M. Cornelius	At 50th percentile
Jean-Marc Huet	Between 50th and 75th percentiles
Lamberto Andreotti	At 75th percentile(2)
Elliott Sigal, M.D., Ph.D.	At 50th percentile
Anthony C. Hooper	At 50th percentile

(1)	Percentile figures reflect 2009 target levels of pay for our executives, excluding any special awards, versus actual levels of pay among our peers as disclosed in their 2009 proxy statements.

(2)

While we target the median, because of the increase in annual and long-term target compensation resulting from Mr. Andreotti’s promotion in March 2009 to Executive Vice President and Chief Operating Officer, as well as actual level of market compensation for his position being less than in the prior year, Mr. Andreotti’s target positioning was at the 75th percentile.

DETERMINING THE INDIVIDUAL COMPENSATION OF OUR EXECUTIVES

This section will explain how the 2009 compensation was determined for each of our Named Executive Officers, including our former CFO who resigned effective December 31, 2009.

Our executive compensation program is designed to provide value to the executive based on the extent to which (i) individual performance, (ii) company performance versus annual budgeted financial targets and (iii) total return to stockholders (stock price appreciation plus dividends) meet, exceed or fall short of expectations. We believe this approach, with a significant emphasis on long-term compensation, serves to focus the efforts of our executives on the attainment of sustained long-term growth and profitability for the benefit of our company and our long-term stockholders.

When determining individual award levels, the Committee gives equal weight to performance against financial and operational objectives that are linked to our business strategy and total stockholder return (“Results”) and an executive’s demonstration of the values and behaviors defined in the Bristol-Myers Squibb Commitment and Core BMS Behaviors (“Behaviors”). The Commitment can be found on our website (www.bms.com).

Core BMS Behaviors Leads Strategically Drives Performance Innovates Embraces Teamwork Communicates Directly Develops and Energizes People

Performance Management System

Our performance management system involves an annual review of all executives, including the Named Executive Officers, which measures individual performance over the course of the previous year. The system assists in ensuring that each executive’s compensation is tied to the financial and operational performance of the company, to stockholder return, and to the executive’s demonstration of the Core BMS Behaviors and the values embodied in the BMS Commitment. Each executive was assessed on both “Results” and “Behaviors”. The Committee conducted the assessment process for our CEO. The CEO conducted the assessment for Mr. Andreotti and Dr. Sigal. Mr. Hooper’s assessment was conducted by his first-level manager (Mr. Andreotti) and reviewed by the CEO. Mr. Huet, our former CFO, was not assessed due to his resignation from our company. The assessment for Messrs. Andreotti and Hooper and Dr. Sigal was then reviewed and approved by the Committee.

The Committee used these assessments as the basis for making individual compensation decisions.1 The assessments described below pertain to 2009 performance and were used to help the Committee determine the size of each Named Executive Officer’s 2009 annual bonus payment. Prior-year assessments, as disclosed in our 2009 proxy statement, were used by the Committee to determine the size of each Named Executive Officer’s 2009 stock option and restricted stock unit awards, which were granted in March of 2009. Prior-year assessments were also used to determine eligibility for the flat 2% merit increase as described earlier, which were effective in April of 2009.

Individual Performance

When determining the individual compensation decisions, the Committee considered the strong financial performance of the company against preset targets as set forth on page 25. In addition to the company’s financial performance, the Committee considered individual performance factors when determining 2009 annual incentive payments (as well as 2010 equity awards), including general operational goals, such as increasing sales of our products, which had a direct impact on the preset financial goals.

For Mr. Cornelius, the Committee considered the successful transformation to a pure biopharmaceutical company through the partial initial public offering and subsequent split-off of the Mead Johnson business unit and the successful implementation of the “String of Pearls” strategy through the acquisition of Medarex, Inc. and the licensing deals with Teijin Pharma Limited, ZymoGenetics and Alder Biopharmaceuticals. The Committee also considered his demonstrated commitment to the highest standards of transparency, ethics and integrity.

For Mr. Andreotti, the Committee considered the increase in worldwide sales of several key products, his leadership in taking steps to mitigate the impact of the upcoming loss of exclusivity for Plavix® in the U.S., his strong leadership in driving broad cultural and operational changes consistent with our biopharma strategy, particularly in the areas of talent management, decision-making and the furthering of continued efficiencies in the company’s manufacturing network.

For Dr. Sigal, the Committee considered his performance in exceeding the company’s goals for sustaining the R&D pipeline by (i) advancing 4 products to full development versus a target of 3, (ii) producing 14 Early Candidate Nominations versus a target of 13 and (iii) achieving 15 first-in-human submissions versus a target of 8. In addition, the Committee considered his strong leadership of the R&D organization to deliver a high level of productivity while building one of the strongest near-term pipelines in the industry.

For Mr. Hooper, the Committee considered the increase in U.S. sales of several key products. The Committee also considered his strong leadership in driving culture change and energizing employees to deliver strong performance in an increasingly complex and competitive environment.

[1]	The Committee approves the compensation of each of our Named Executive Officers, except for our CEO, whose compensation, upon recommendation by the Committee, must be approved by at least three-fourths of our independent directors.

THE COMPONENTS OF OUR 2009 COMPENSATION PROGRAM

The main components of our executive compensation program in 2009 were:

•	Base Salary

•	Annual Incentive Award

•	Long-Term Incentives

•	Long-Term Performance Awards (Performance Share Units)

•	Stock Options

•	Restricted Stock Units

The following chart shows the 2009 compensation mix for these elements based on targeted compensation for our Named Executive Officers:

This target mix supports the core elements of our executive compensation philosophy by emphasizing long-term incentives while providing competitive short-term components. Below, we explain how each of these components is set and describe certain changes we made to these components in 2009. The changes noted were implemented to provide for the continued alignment of our compensation program with the core elements of our compensation philosophy. The specific pay decisions with respect to our Named Executive Officers are also detailed.

Base Salary

Base salaries are a tool used both to help keep us competitive and to help us retain talent. The base salaries of our executives are set based primarily upon the pay levels of comparable positions within our peer group and the unique qualifications and experience of the individual executives. Merit increases for our executives are determined based upon both the performance of an individual and the size of our merit increase budget in a given year. We review results of surveys that forecast what other companies’ salary increase budgets will be. We typically set our annual salary increase budgets based upon the median of such forecasts. Salary adjustments are also typically granted when executives assume significant increases in responsibility.

In 2009, we scaled back our merit budgets relative to the competitive median as a cost-savings measure. Within the U.S., we granted flat 2% merit increases to employees who were rated as fully performing or higher on both Results and Behaviors. Employees rated below the fully-performing level typically received no salary increase. Consistent with this policy, Mr. Andreotti, Dr. Sigal and Mr. Huet each received a 2% salary increase on April 1, 2009, their regularly-scheduled merit review date. Mr. Cornelius elected not to receive a salary increase in 2009.

Mr. Hooper received a 14.3% salary increase on March 3, 2009 in connection with his promotion to the position of President, Americas. In his new role, Mr. Hooper assumed general management responsibility for Canada, Latin America, the Middle East, Africa and certain distributor markets, in addition to maintaining his responsibility for U.S. Pharmaceuticals. Mr. Hooper’s new total compensation package was positioned at the competitive median of our peer group for similarly-sized general management positions.

Annual Incentives

Annual incentive awards are designed to reward the Named Executive Officers for achieving short-term financial and operational goals and to reward their individual performance, consistent with our pay-for-performance philosophy. A Named Executive Officer’s annual incentive award opportunity is expressed as a percentage of base salary as determined by the individual’s grade level.

Under the company’s 2009 bonus plan design, as described earlier, three corporate-wide measures—non-GAAP diluted earnings per share (weighted 50%), net sales, net of foreign exchange (weighted 25%) and working capital plus capital expenditures as a percent of net sales, net of foreign exchange (weighted 25%)—serve to fund the company’s bonus pool. Individual target bonuses, in turn, may be increased or decreased based upon the company’s performance against these corporate-wide measures. Assuming funding of the bonus pool, the actual bonus an executive receives is based entirely on individual performance. As described above, individual performance is assessed on the two dimensions of our performance management process—Results and Behaviors. Additionally, the bonuses of our Named Executive Officers and other Management Council members may be modified up or down based on the extent to which each executive meets pre-established diversity placement goals and demonstrates other actions that promote diversity (e.g., ensuring that diversity candidates are considered for developmental opportunities; including diversity candidates in succession plans; mentoring employees with diverse backgrounds; leading an employee affinity group; and holding staff members accountable for advancing our diversity objectives). We place an emphasis on diversity in our annual incentive program because we believe a diverse workforce, which engenders diversity of thought and perspective, is a source for creating a competitive advantage.

We believe this approach for determining incentive award payments balances the need to consider overall company performance, results specific to an executive’s functional area of responsibility, and the executive’s ability to achieve results vs. objectives on an individual level while also demonstrating the Core BMS Behaviors. The recommended payments are reviewed and approved by the Committee in the first quarter of the year following the performance year, and the awards are paid by March 15th.

Exercise of Negative Discretion

In 2009, the company exceeded target on all three performance measures. Our annual bonus plan provides that discontinued operations be excluded from financial results for payout purposes. Therefore, the financial measures excluded the performance of the Mead Johnson business unit, which was split-off from the company on December 23, 2009. The Committee, however, determined that because the company managed Mead Johnson for nearly the entire year, it was more appropriate to include the financial performance of Mead Johnson for incentive payout purposes, which would result in lower payouts. The Committee exercised its negative discretion and reduced the annual incentive payouts to levels that reflect the inclusion of the financial performance of the Mead Johnson business unit.

The table below shows the company’s performance versus target, the factor used to adjust target bonuses and the factor used to fund the company bonus pool:

Measure	Target	Actual	% Achieve	Target Bonus Adjustment Factor(1)		Bonus Pool Funding Factor(1)
EPS	$1.70	$1.89	111.2%	146.00%		153.50%
Sales ($=MM)	$19,199	$19,537	101.8%	101.80%		109.30%
Work Cap + CapEx (%)	18.1%	15.9%	112.2%	151.00%		158.50%
Total Before Adjustment				136.20%		143.70%
Total After Adjustment				133.18	%(2)	140.68	%(2)

(1)	The factors used to adjust target bonuses and fund the bonus pool were derived from a payout schedule that was approved by the Committee in the first quarter of 2009.

(2)	Reflects the Committee’s use of negative discretion.

The actual annual incentives paid to our current Named Executive Officers are shown in the table below and also reported in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column:

Executive	Target Bonus	Adjusted Target Bonus	Actual Payout	% of Target
Mr. Cornelius	$2,250,000	$2,996,550	$4,494,825	200%
Mr. Andreotti	$1,649,970	$2,197,430	$3,076,402	187%
Dr. Sigal	$1,218,000	$1,622,132	$2,189,879	180%
Mr. Hooper	$759,992	$1,012,157	$1,113,373	147%

Consistent with the bonus plan formula described above, each Named Executive Officer’s target bonus was earned at 133.18% based on the company’s strong financial results. Then, an individual performance payout factor was applied to each of the adjusted target bonuses. In determining the individual annual incentives paid to our Named Executive Officers, the Committee considered the 2009 performance of each Messrs. Cornelius, Andreotti and Hooper and Dr. Sigal as described on page 31. The Committee approved individual performance factors ranging between 110% and 150% for each of Messrs. Cornelius, Andreotti and Hooper and Dr. Sigal based on the strong individual performance results. Having resigned at the end of 2009, Mr. Huet was not eligible to receive an annual bonus for 2009.

Long-Term Incentives

Long-term incentives are designed to tie executive interests to the interests of our stockholders. The ultimate value of long-term awards is driven by stock price and dividends, which provide a direct link to the creation of stockholder value. In addition, our long-term incentive program is designed to reward individual performance. In 2009, we offered three long-term award vehicles, each of which served a different purpose:

•	Long-Term Performance Awards (performance share unit awards) to reward the achievement of internal financial goals;

•	Stock Option Awards to reward the creation of incremental stockholder value; and

•	Restricted Stock Unit Awards to help us retain key talent.

The following graph shows the 2009 target mix of our long-term incentives for all Named Executive Officers:

Annual equity award grants are typically made on the first Tuesday in March to coincide with meetings of the Committee and the full Board of Directors. We believe that consistent timing of equity award grants is a good corporate governance practice that reduces the risk of selecting a grant date with a preferential stock price.

As the chart below details, the use of performance-based exercise thresholds for our stock options, combined with the increased emphasis placed on our Long-Term Performance Award Program in recent years, ensured that approximately 85% of the target long-term incentives mix for all Named Executive Officers, including the CEO, was tied to specific performance criteria, thus supporting our pay-for-performance philosophy.

Long-Term Performance Awards: This type of award, which is expressed in the form of performance share units, is based on three-year performance cycles. The target number of units in an executive’s award is tied to his or her grade level. The higher an executive’s grade level, the larger the target award because executives in successively higher grade levels have correspondingly greater levels of responsibility.

In 2007, the Committee modified the design of the long-term performance award program. Starting with the 2007-2009 award, the Committee now approves annual performance targets at the beginning of each year of the three-year performance cycle. Under the prior design, three-year cumulative targets were set at the beginning of each cycle. The timing of payouts remains unchanged under the new design—awards continue to be payable in the year following the end of the cycle. The new design provides for a better link between performance and payout because it eliminates the need to project performance beyond one year. This closer line of sight will help to avoid situations where unforeseen events lead to performance targets that are either overstated or understated and do not appropriately support the company’s pay-for-performance philosophy. We also eliminated a feature used in previous years in which payouts were adjusted based upon our three-year total stockholder return versus that of our competitors because, under Internal Revenue Code Section 162(m) rules governing performance- based compensation, it was impractical to combine a three-year total stockholder return measure with performance targets that are set annually. Given that long-term performance awards are denominated and paid in shares, however, a strong link to stockholder return remains.

2007-2009 Award: The 2007-2009 award is based 50% on non-GAAP diluted earnings per share and 50% on non-GAAP net sales. As described earlier, the company began using a net sales performance measure in 2009 that is net of foreign exchange. An achievement of 92% on a given performance measure would yield a payout of 45% of target for that portion of the award. Achievement below 92% would yield no payout. Achievement levels of 110% or higher would yield a maximum payout of 220% for that portion of the award. One-third of the award was tied to 2007 targets, one-third to 2008 targets, and the final third to 2009 targets. Payout results relating to 2007 and 2008 were banked, but did not vest until the payable date in 2010. The entire award was paid in March of 2010.

The 2007-2009 award is payable at 163.73% of target award. The following table summarizes the company’s performance and payout results relating to this award:

Year	Measure	Target	Actual		% Achieve	% Payout
2007	EPS	$1.25	$1.34	(1)	107.2%	178.00%
	Sales ($=MM)	$19,262	$19,977		103.7%	127.10%
	Annual Total					152.60%
2008	EPS	$1.54	$1.74		113.0%	220.00%
	Sales ($=MM)	$19,627	$20,597		104.9%	144.10%
	Annual Total					182.10%
2009	EPS	$1.70	$1.89		111.2%	220.00%
	Sales ($=MM)	$19,199	$19,537		101.8%	109.00%
	Annual Total					164.50%
	Adjusted Annual Total(2)					156.50	%(2)
	Three-Year Total					163.73%

(1)	Includes a per share reduction of $0.14 relating to an auction rate securities impairment charge taken by the company in 2007.

(2)	Reflects the Committee’s use of negative discretion. Our long-term performance award program provides that discontinued operations be excluded from financial results for payout purposes. Therefore, the financial measures excluded the performance of the Mead Johnson business unit, which was split-off from the company on December 23, 2009. The Committee, however, determined it was appropriate to exercise its negative discretion and reduce the long-term performance award to levels that reflect the inclusion of the financial performance of the Mead Johnson business unit.

2008-2010 Award: The 2008-2010 award is similar in design to the 2007-2009 award, except that the payout schedule differs. Under the 2008-2010 award, achievement of 80% on a given performance measure will yield a payout of 40% of target for that portion of the award; achievement below 80% will yield no payout; and achievement levels of 115% or higher will yield a maximum payout of 165% for that portion of the award. The award is based 50% on non-GAAP diluted earnings per share and 50% on non-GAAP net sales. As described earlier, the company began using a net sales performance measure in 2009 that is net of foreign exchange.

Below are the company’s performance and banked payout results for the first two years of the 2008-2010 award:

Year	Measure	Target	Actual	% Achieve	% Payout
2008	EPS	$1.54	$1.74	113.0%	155.00%
	Sales ($=MM)	$19,627	$20,597	104.9%	110.80%
	Annual Total				132.90	%(1)
2009	EPS	$1.70	$1.89	111.2%	146.00%
	Sales ($=MM)	$19,199	$19,537	101.8%	101.80%
	Annual Total				123.90%
	Adjusted Annual Total(2)				117.55	%(2)

(1)	Note the difference in the 2008 and 2009 payout results between the 2007-2009 and 2008-2010 awards based on the same financial targets. This is attributable to the different payout schedules mentioned above.

(2)	Reflects the Committee’s use of negative discretion. Our long-term performance award program provides that discontinued operations be excluded from financial results for payout purposes. Therefore, the financial measures excluded the performance of the Mead Johnson business unit, which was split-off from the company on December 23, 2009. The Committee, however, determined it was appropriate to exercise its negative discretion and reduce the long-term performance award to levels that reflect the inclusion of the financial performance of the Mead Johnson business unit.

Special 2008-2010 Award: To drive continued cost reductions and productivity improvements through 2010, we granted a special, one-time long-term performance award in 2008 to all executives worldwide. At the time of grant, approximately 100 of our top executives, including each of our Named Executive Officers, were eligible for long-term performance awards on an annual basis. For this group, the special award was granted in addition to a regular 2008-2010 award and was granted in the same amount as the regular award. In addition, approximately 400 other executives who were not eligible for annual long-term performance awards at the time of grant received this special 2008-2010 award. The special award has the same payout schedule as the regular 2008-2010 award described above. The payout of the special award is tied to the extent that annual cash flow and pretax profit margin goals are achieved over the 2008-2010 performance cycle. The two performance measures are equally weighted. As described earlier, the company used cash flow as a performance measure for the first time in 2008. In that initial year, cash flow was expressed in absolute dollar terms. In 2009, the cash flow performance goal was measured as working capital plus capital expenditures expressed as a percent of net sales.

Below are the company’s performance and banked payout results for the first two years of the 2008-2010 special award:

Year	Measure	Target	Actual	% Achieve	% Payout
2008	Cash Flow ($=MM)	$3,333	$3,852	115.6%	165.00%
	Pretax Margin (%)	18.8%	20.7%	110.1%	139.20%
	Annual Total				152.10%
2009	Work Cap + CapEx (%)	18.1%	15.9%	112.2%	151.00%
	Pretax Margin (%)	21.9%	24.5%	111.9%	149.50%
	Annual Total				150.25%
	Adjusted Annual Total(1)				Not Applicable (1)

(1)	The Committee could not exercise negative discretion in this particular case because payout results inclusive of Mead Johnson’s financial performance would have produced a higher payout than the payout shown above. See footnote 2 relating to the 2008-2010 regular award for comparison purposes.

When this special long-term performance award is taken into consideration, the 2009 target long-term incentive mix of our Named Executive Officers is: 46% long-term performance awards; 41% stock options; and 13% restricted stock units. This results in a long-term incentive mix in which 87% is performance-based.

2009-2011 Award: The 2009-2011 award has the same payout schedule as both of the 2008-2010 awards. The award is based 50% on non-GAAP diluted earnings per share, 25% on non-GAAP net sales, net of foreign exchange, and 25% on working capital and capital expenditures as a percent of net sales.

Below are the company’s performance and banked payout results for the first year of the 2009-2011 award:

Year	Measure	Target	Actual	% Achieve	% Payout
2009	EPS	$1.70	$1.89	111.2%	146.00%
	Sales ($=MM)	$19,199	$19,537	101.8%	101.80%
	Work Cap + CapEx (%)	18.1%	15.9%	112.2%	151.00%
	Annual Total				136.20%
	Adjusted Annual Total(1)				133.18	%(1)

(1)	Reflects the Committee’s use of negative discretion. Our long-term performance award program provides that discontinued operations be excluded from financial results for payout purposes. Therefore, the financial measures excluded the performance of the Mead Johnson business unit, which was split-off from the company on December 23, 2009. The Committee, however, determined it was appropriate to exercise its negative discretion and reduce the long-term performance award to levels including the financial performance of the Mead Johnson business unit.

Stock Options: Stock options were granted to executives as an incentive to create long-term stockholder value. The size of the annual award an executive received was tied to a combination of grade level and individual performance. Within each grade level, we established a guideline award. On an individual level, the executive received more than or less than the award guideline, or potentially no award at all, based upon the executive’s performance as described earlier in the “Performance Management System” section on page 31.

The annual stock option awards granted to the Named Executive Officers and to other senior executives included a performance-based exercise threshold. To satisfy the exercise threshold, our common stock must close at a price at least 15% above the option exercise price for at least seven consecutive trading days. Although the options vest according to a normal vesting schedule (25% per year over four years), an executive may not exercise the options unless and until the exercise threshold is satisfied. Therefore, the executive will not realize any value related to these options until the stock price appreciates at least 15%. This threshold strengthened the link between the value realized by the executive and the creation of value for stockholders.

Restricted Stock Units: We granted service-based restricted stock unit awards to assist us in retaining key talent. Annual grants of restricted stock units for Named Executive Officers and other senior management vest one-third per year at the end of the third, fourth and fifth anniversaries following the date of grant. The size of the annual award an executive received was determined in the same manner as that described above for stock option awards.

In 2007, we shifted a portion of the dollar value previously allocated to restricted stock units to stock options and long-term performance awards so that time-based restricted stock units would only comprise approximately 15% of the target long-term program design for Named Executive Officers and other senior executives. In 2008 and 2009, we continued this practice to ensure that approximately 85% of our long-term program remained performance-based for our senior management team.

2009 Grants of Stock Options and Restricted Stock Units to our NEOs

To further enhance the link between executive pay and the company’s performance against its business strategy, the size of each Named Executive Officer’s stock option grant and restricted stock unit award was determined in large part based on the Committee’s assessment of the executive’s performance against objectives that drive our business strategy and demonstration of behaviors consistent with the BMS Commitment and the Core BMS Behaviors under the performance management system. In March of 2009, the Named Executive Officers received stock option grants and restricted stock unit awards ranging from 100% to 110% of the established guidelines for their respective grade levels. These award levels recognized management’s continued successful execution of the company’s biopharmaceutical business strategy and the individual performance described in the company’s 2009 Proxy Statement.

In addition, to recognize him for his continued achievement in creating a top-tier R&D pipeline, Dr. Sigal received a special one-time restricted stock unit award on March 3, 2009 valued at $2 million. When taking this special award into consideration, Dr. Sigal’s total compensation was positioned at slightly below the 75th percentile of his peer group in 2009.

Pursuant to Mr. Huet’s voluntary separation from the company, he forfeited all unvested performance share units, stock options and restricted stock units that were awarded to him since joining the company (see Termination of Employment Obligations Table for details).

OTHER ELEMENTS OF 2009 COMPENSATION

In addition to the components set above, our senior executives, including all of our Named Executive Officers, were entitled to receive the following benefits in 2009:

•	Post-Employment Benefits

•	Qualified and Non-Qualified Pension Plans

•	Qualified and Non-Qualified Savings Plans

•	Annual Incentive Deferral Plan

•	Severance Plan

•	Change-in-Control Arrangements

•	Other Compensation

•	General Employee Benefits

Post-Employment Benefits

We offer certain plans which provide compensation and benefits to employees who have terminated their employment. These plans are periodically reviewed by the Committee to ensure that they are consistent with competitive practice. The plans offered are common within our peer group and enhance our ability to attract and retain key talent.

Defined Benefit Pension Plans

Our defined benefit plans provide income for employees following retirement. The Retirement Income Plan is a tax-qualified plan, as defined under IRS regulations, and the Benefit Equalization Plan–Retirement Plan is a non-qualified plan that provides pension benefits above those allowed under the contribution limits for tax-qualified plans. All U.S. employees are eligible to participate in both defined benefit plans. The Summary Compensation Table reflects the annual increase in the actuarial value of these benefits. Current accrued benefits for each of the Named Executive Officers are provided in the Pension Benefit Table. (See “Program Changes for 2010” section on page 42 for a description of changes to our pension plans.)

Savings Plans

Our savings plans allow employees to defer a portion of their base salary and to receive matching contributions from the company to supplement their income in retirement. The Savings and Investment Program is a tax-qualified 401(k) plan, as defined under IRS regulations, and the Benefit Equalization Plan–Savings Plan is a non-qualified deferred compensation plan that allows employees to defer a portion of their base salary and to receive matching contributions from the company in excess of the contributions allowed under the Savings and Investment Program. The savings plans are designed to allow employees to accumulate savings for retirement on a tax-advantaged basis. All U.S. employees are eligible to participate in both savings plans. The Summary Compensation Table reflects company contributions to these plans during 2009, in the “All Other Compensation” column. The Non-Qualified Deferred Compensation Table provides more detail on the Benefits Equalization Savings Plan. (See “Program Changes for 2010” section on page 42 for a description of changes to our savings plans.)

Annual Incentive Deferral Plan

We maintain a non-qualified deferred compensation program which is available to all executives of the company including the Named Executive Officers. The program provides a benefit to eligible employees by allowing them to defer taxes on earned compensation. This is a common program within the company’s competitive peer group. Under the program, executives are permitted to defer up to 100% of their annual cash incentive awards into a choice of two funds: a Bristol-Myers Squibb common stock unit fund and a U.S. Treasury Bill fund. We do not pay above-market interest rates on these investments. Upon retirement or termination, the employee is eligible to receive the deferred amounts based on a previously-selected payout schedule. The Committee may approve accelerated distributions in the event of an unforeseeable emergency. In 2009, none of the Named Executive Officers deferred their annual incentive award payments. The Non-Qualified Deferred Compensation Table provides more detail on this program for those Named Executive Officers who participated in the plan in previous years. (See “Program Changes for 2010” section on page 42 for a description of changes to our annual incentive deferral plan.)

Severance Plan

The Bristol-Myers Squibb Senior Executive Severance Plan provides a competitive level of severance protection for certain senior executives to help us attract and retain key talent necessary to run our company. This plan covers all of the Named Executive Officers except Mr. Andreotti, who is covered under a separate arrangement. Mr. Andreotti was formerly an Italian employee who was covered by the national collective agreement for Italian executives. Under this agreement, the company and Mr. Andreotti negotiated certain benefits, including severance benefits. When, at the request of the company, Mr. Andreotti became a U.S. employee, we agreed to provide Mr. Andreotti with severance benefits comparable to the benefits to which he was entitled as an Italian employee.1 The value of this benefit for our Named Executive Officers is shown in the “Post-Termination Benefits” section on page 55.

Change-in-Control Arrangements

We have entered into change-in-control agreements with certain executives including all of the Named Executive Officers. These agreements enable management to evaluate and support potential transactions that might be beneficial to stockholders even though the result would be a change in control of the company. Additionally, the agreements provide for continuity of management in the event of a change in control. Our agreements require a “double-trigger” before any payments are made to an executive. This means that payments are only made in the event of a change in control and subsequent involuntary termination or termination for good reason of the employee within three years after a change in control.

Consistent with competitive practice, if payments made to a covered officer are subject to excise tax as excess parachute payments by the Internal Revenue Code, we will gross up the compensation to fully offset the excise taxes. However, if the payment does not exceed the excise tax threshold by more than 10%, we will reduce the payment so that no portion of the payment is subject to excise tax and no gross-up would be made. We believe that this is a best practice relating to gross-up provisions in change-in-control arrangements. Effective January 1, 2009, change-in-control agreements were amended for documentary compliance with Section 409A of the Internal Revenue Code. Agreements are automatically extended in one-year increments unless either the company or the executive gives prior notice of termination of the agreement or a change in control shall have occurred prior to January 1 of such year. If a change in control occurs during the term of the agreement, the agreement will continue in effect for a period of not less than 36 months beyond the month in which such change in control occurred. The Committee reviews the benefits provided under the agreements on an annual basis to ensure they meet our needs and, with the assistance of its consultant, ensure that the benefits are within competitive parameters. The value of this benefit for Named Executive Officers is provided in the “Post-Termination Benefits” section on page 55.

Other Compensation

Mr. Cornelius was provided with a company car and driver in 2009. Personal use of such company car and driver is disclosed in the All Other Compensation Detail table. We have eliminated all other executive perquisites for our Named Executive Officers and other senior executives.

[1]	Upon becoming CEO on May 4, 2010, Mr. Andreotti will no longer be eligible to receive this special severance arrangement.

TAX IMPLICATIONS OF EXECUTIVE COMPENSATION PROGRAM

Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to certain Named Executive Officers. A significant portion of the compensation we pay to our Named Executive Officers qualifies as “performance-based compensation” for purposes of Section 162(m) and is, therefore, fully deductible by the company for federal income tax purposes. We view preserving tax deductibility as an important objective, but not the sole objective, in establishing executive compensation. In specific instances, we may authorize compensation arrangements that are not fully tax deductible, but which promote other important objectives of the company. The portions of compensation paid in 2009 to our Named Executive Officers that are not tax deductible include: (a) distributions to Dr. Sigal and Messrs. Cornelius, Andreotti and Hooper pursuant to the vesting of restricted stock units (see Grants of Plan-Based Awards Table and Option Exercises and Stock Vesting Table); and (b) salary amounts in excess of $1 million paid to Dr. Sigal and Messrs. Cornelius and Andreotti (see Summary Compensation Table).

There may be a loss of deductibility on the payout of our 2008-2010 special long-term performance award in 2011 due to the establishment of a metric under the award that did not qualify for deductibility under Section 162(m).

As mentioned earlier, certain 2009 expenses related to the acquisition of Medarex, Inc. and the extension of our agreement with Otsuka to market Abilify® in the U.S. were excluded from the calculation of payouts under our compensation programs. As a result of this exclusion, there may be a loss of deductibility on the payout of the 2008-2010 regular long-term performance award in 2011 and the payout of the 2009-2011 long-term performance award in 2012. This exclusion also applied to the payout of the 2007-2009 long-term performance award in 2010, for which the company lost deductibility on payments totaling $2.4 million.

2010 MANAGEMENT CHANGES

As previously announced, on May 4, 2010, the date of the Annual Meeting, Mr. Cornelius will retire as Chief Executive Officer of the company. On March 2, 2010, the Board of Directors appointed Lamberto Andreotti as Chief Executive Officer–Designate to provide for a smooth transition. Mr. Andreotti will become the Chief Executive Officer of the company on May 4, 2010 and Mr. Cornelius will become the Non-Executive Chairman of the Board on that date. The Board of Directors has approved Mr. Andreotti’s new compensation package as CEO, effective May 4, 2010, as detailed below:

•	Mr. Andreotti’s salary will increase from $1,251,051 to $1,400,000, which represents an increase of 12%.

•	His annual target bonus will increase from 135% to 150% of base salary. Thus, his annual target total cash compensation will increase from $2,939,970 to $3,500,000, representing an increase of 19%.

•

The 2010 target value of Mr. Andreotti’s long-term incentives will increase from $2,874,999 to $7,500,000. Thus, his target total compensation (defined as target total cash compensation plus target long-term incentives value) will increase from $5,814,969 to $11,000,000, reflecting an increase of 89%.

•

Effective March 2, 2010, Mr. Andreotti received long-term incentive awards valued at $4,024,999, representing a grant at 140% of target. Consistent with the design of the new long-term incentive program for all executives, Mr. Andreotti received 60% of his March grant as performance share units (valued at $2,414,999) and 40% as market share units (valued at $1,610,000).

•

Effective May 4, 2010, Mr. Andreotti will receive additional long-term incentive awards valued at $3,475,001, which will bring his total value for 2010 to $7,500,000, the long-term incentive target for his new position. Again, he will receive 60% of the new grant as performance share units ($2,085,001) and 40% as market share units ($1,390,000).

•

In the event Mr. Andreotti is terminated involuntarily, not for cause and absent a change in control, he will be eligible to receive severance pay equal to two times his base salary. This is the same level of benefit available to all other Named Executive Officers. Mr. Andreotti will no longer be eligible to receive a special severance benefit that had entitled him to 2.99 times base salary plus target bonus.

•	There will be no change to Mr. Andreotti’s current severance benefits in the event of a change in control. His benefits are the same as those available to other Named Executive Officers.

•	Mr. Andreotti will not receive any company perquisites.

Mr. Andreotti’s new total compensation package is positioned at approximately the 25th percentile among CEOs within our current proxy peer group. The Committee believes Mr. Andreotti’s new compensation package positions him appropriately among his peers when taking multiple factors into consideration, including Mr. Andreotti’s new tenure as Chief Executive Officer, peers that hold the dual role of Chairman and CEO, and relative company size.

PROGRAM CHANGES FOR 2010

The company implemented certain changes to our compensation and benefit programs for 2010 to continue driving the successful execution of our biopharmaceutical business strategy. These changes are described below:

•

2010 Salary: We did not grant annual salary increases in 2010, except where required by law or contractual obligation. This action applied to all levels of employees worldwide, including our Named Executive Officers. The company took this action as an additional cost-savings measure in 2010 in light of continued and expected generic competition on key products.

•

New Incentive Plan Payout Schedules: The Committee approved new payout schedules for use in our 2010 annual bonus plan and 2010-2012 long-term performance award program. We now have custom payout schedules that have been developed for each of our financial measures. This approach more closely aligns a given level of achievement on a particular measure with a fair and competitive level of payout opportunity.

•

New Long-Term Incentive Program: The Committee implemented a new long-term incentive program for all executives of our company, including our Named Executive Officers. Our new program features two types of awards: performance share units and market share units. Each is described below:

•

Performance Share Units: Performance share units comprise 60% of the new long-term incentive mix. Consistent with awards granted since 2007, the 2010 awards are tied to financial measures established annually over the three-year performance cycle. The financial measures are the same as those used in 2009: non-GAAP diluted earnings per share (weighted 50%), non-GAAP net sales, net of foreign exchange (weighted 25%) and working capital plus capital expenditures as a percent of net sales, net of foreign exchange (weighted 25%). The 2010 awards will accrue dividend equivalents which are payable only to the extent that the financial measures are achieved.

•

Market Share Units: Market share units comprise 40% of the new long-term incentive mix. This award type, which we have not used previously, is tied to stock price performance. Market share units will vest 25% per year over a four-year period. On each vesting date, a payout factor is derived as a ratio of stock price on the vesting date (a 10-day average closing price) divided by stock price on the grant date (also a 10-day average). The payout factor is applied to the target number of units vesting on a given date, inclusive of accrued dividend equivalents, to determine the total number of units and dividend equivalents payable. No payout may exceed 200% of the target units payable (inclusive of accrued dividend equivalents). If the vesting-date stock price falls below 60% of the grant price, the target units, inclusive of the accrued dividend equivalents, are forfeited.

Through the redesign of our long-term incentive program, we were able to achieve several objectives that support our biopharmaceutical business strategy:

•	The entire long-term incentive program for executives is performance-based.

•	The new design applies uniformly to all levels of executives, thus promoting organizational alignment with our biopharmaceutical business goals.

•	With payout opportunities spread over several years, including the payouts relating to dividend equivalents, the new program enhances our capacity to retain our executives.

•	The elimination of stock option awards and the reduction in long-term incentive targets will result in the new program being approximately 17% less costly than the current program.

•	The new program offers the opportunity to earn dividend equivalents upon payout of performance share units and provides a greater likelihood of delivering value to the executive.

We believe our new long-term incentive program serves the best interests of our stockholders by focusing the efforts of our executives on key financial drivers of long-term success and on total stockholder return while enabling the company to reduce expenses.

•

Pension Plans: As of December 31, 2009, we discontinued service accruals under our qualified and non-qualified pension plans in the U.S. and Puerto Rico for active plan participants, including all of our Named Executive Officers, and we stopped adding new participants to our plans. For active plan participants at year-end 2009, we are allowing five additional years of pay growth in our pension plans. These actions were taken to align our retirement program with our new biopharmaceutical business strategy and culture, to respond to the competitiveness of a changing industry, and to meet the mobility and career expectations of an evolving workforce.

•

Savings Plans: As of January 1, 2010, we enhanced our qualified and non-qualified savings plans in the U.S. and Puerto Rico in order to maintain competitive retirement benefits in light of the pension plan phase-out described above. Listed below are the enhancements to the U.S. savings plans, in which the Named Executive Officers participate:

•	Increase of the company match from 75% to 100% on the first 6% of total cash. Total cash is defined as base salary plus annual bonus payments.

•

An additional automatic company contribution that is based on a point system of one’s age plus service: below 40 points, the automatic contribution is an additional 3% of total cash; between 40 and 60 points, the contribution is 4.5%; and at 60 points and above, the contribution is 6%. For those employees with 60 or more points who had 10 or more years of service at year-end 2009, an additional automatic contribution of 2% is provided for a five-year period.

•

Annual Incentive Deferral Plan: As of January 1, 2010, we discontinued new deferrals under our non-qualified annual incentive deferral plan for all previously-eligible employees, including all of our Named Executive Officers. This action was taken because (i) very few employees elected to defer their bonuses under the plan in prior years; and (ii) partial bonus deferrals are now possible under our enhanced qualified and non-qualified savings plans.

CORPORATE POLICIES COVERING EXECUTIVE COMPENSATION

Share Ownership and Retention Guidelines

In order to preserve the link between the interests of the Named Executive Officers and those of stockholders, executives are expected to use the shares acquired upon the exercise of their stock options, after satisfying the cost of exercise and taxes, to establish and maintain a significant level of direct ownership. This same expectation applies to shares acquired upon the vesting of restricted stock units and, beginning in 2010, market share units. We continue to maintain longstanding share ownership expectations for our senior executives. Our guidelines require that the CEO hold shares with a value of eight times his base salary before he can sell any net shares following the exercise of options or the vesting of restricted stock units and market share units. The other Named Executive Officers must hold shares with a value of five times their base salary before they can sell any net shares following the exercise of options or the vesting of restricted stock units and market share units. Once these share ownership guidelines are attained, the executive must retain 75% of all shares acquired, net of shares withheld for tax purposes, following any subsequent option exercises or vesting of restricted stock units and market share units for a period of one year. All executives were in compliance with our share ownership and retention guidelines during 2009, except that the Committee permitted Mr. Cornelius to tender shares of Bristol-Myers Squibb stock for shares of Mead Johnson Nutrition Company stock pursuant to the company exchange offer. The Committee determined that despite Mr. Cornelius not having attained the share ownership guidelines, it was appropriate for Mr. Cornelius to participate in the exchange offer and increase his ownership of Mead Johnson shares as Mead Johnson’s Chairman of the Board. Mr. Cornelius has since met the company’s share ownership requirements.

Recoupment of Compensation

We maintain clawback provisions relating to stock options, restricted stock units, long-term performance awards and, beginning in 2010, market share units. Under these clawback provisions, executives that violate non-competition or non-solicitation agreements, or otherwise act in a manner detrimental to the company’s interests, forfeit any outstanding awards, and any accrued and unpaid dividend equivalents underlying these awards, as of the date such violation is discovered and have to return any gains realized in the twelve months prior to the violation. These provisions serve to protect our intellectual property and human capital, and help ensure that executives act in the best interest of the company and its stockholders.

In 2005, the Board adopted a policy wherein the Board will seek reimbursement of annual incentives paid to an executive if such executive engaged in misconduct that caused or partially caused a restatement of financial results. In such an event, the company will seek to claw back the executive’s entire annual incentive for the relevant period, plus a reasonable rate of interest. This policy may be viewed on our website at www.bms.com.

Equity Grant Policy

In 2006, the Committee approved a policy covering equity grants to all employees. For the Named Executive Officers, the policy is as follows.

Approval of Awards

•	Awards granted to the CEO must be approved by the Committee and recommended by the Committee to and approved by at least 75% of the independent directors of the Board.

•	The Committee must approve awards to all Named Executive Officers.

Grant Effective Date

Annual Awards

•	For regularly-scheduled annual awards, the grant effective date is the date in March on which the Compensation and Management Development Committee and full Board meet.

All Other Awards

•

For awards granted to current employees at any other time during the year, the grant effective date is the first business day of the month following the approval date, except that if the approval date falls on the first business day of a given month, the grant effective date is the approval date.

•

For awards granted to new hires, the grant effective date is the first business day of the month following the employee’s hire date, except that if the employee’s hire date falls on the first business day of a given month, the grant effective date is the employee’s hire date.

In no case will the grant effective date precede the approval date of a given award.

Grant Price

•	The grant price of awards granted prior to January 1, 2010 was the closing price on the date of grant (i.e., the Fair Market Value as defined in our 2007 Stock Award and Incentive Plan).

•

The grant price of awards granted on or after January 1, 2010, with the exception of stock options, will be a 10-day average closing price (i.e., an average of the closing price on the grant date plus the nine prior trading days). For stock options that may be granted under special circumstances, the grant price will be the closing price on the date of grant.

Policy Against the Repricing of Stock Options

We have always maintained a consistent policy against the repricing of stock options. We believe this is a critical element in maintaining the integrity of the equity compensation program and ensuring alignment of senior executives’ interests with the interests of stockholders. The Board of Directors has adopted a formal policy prohibiting the repricing of stock options. This policy may be viewed on the company’s website at www.bms.com.

Policy Regarding Stockholder Approval of Severance

The Board has approved a policy that requires stockholder approval of any future agreements that provide for cash severance payments in excess of 2.99 times the sum of an executive’s base salary plus annual incentive. “Cash severance payments” exclude accrued incentive payments, the value of equity acceleration, benefits continuation or the increase in retirement benefits triggered by severance provisions or tax gross-up payments. This policy may be viewed on the company’s website at www.bms.com.

Compensation and Management Development Committee Report

The Compensation and Management Development Committee (Committee) of Bristol-Myers Squibb Company has reviewed and discussed with management the Compensation Discussion and Analysis on pages 25 to 45 of this Proxy Statement as required under Item 402(b) of Regulation S-K. Based on its review and discussions with management, the Committee recommended to the company’s full Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation and Management Development Committee

Lewis B. Campbell, Chair

Michael Grobstein

Leif Johansson

Vicki L. Sato, Ph.D.

Togo D. West, Jr.

Summary Compensation Table

The following tables and notes present the compensation provided to James M. Cornelius, Chairman and Chief Executive Officer, Jean-Marc Huet, our former Executive Vice President and Chief Financial Officer as well as the three other most highly compensated Executive Officers.

Summary Compensation Table

for Fiscal Year Ended December 31, 2009, 2008, and 2007

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compen- sation (5)	Change in Pension Value and Non- Qualified Deferred Compen- sation Earnings (6)	All Other Compen- sation (7)	Total
James M. Cornelius	2009	$1,500,000	—	$5,661,943	$5,209,633	$4,494,825	$1,218,670	$136,363	$18,221,434
Chairman & Chief Executive Officer	2008	$1,488,077	—	$5,122,554	$7,146,853	$4,475,000	$1,341,903	$136,309	$19,710,697
	2007	$1,352,115	$1,062,500	$3,148,783	$3,352,266	$2,220,801	$914,247	$424,954	$12,475,667
Jean-Marc Huet(8)	2009	$913,361	—	$1,193,867	$1,350,155	$0	$250,633	$42,908	$3,750,924
Former EVP & CFO	2008	$675,000	$100,000	$924,598	$1,392,111	$1,583,993	$171,800	$285,736	$5,133,238
Lamberto Andreotti(9)	2009	$1,244,730	—	$1,636,206	$1,684,655	$3,076,402	$1,307,315	$56,013	$9,005,321
President & Chief Operating Officer	2008	$1,211,141	—	$1,340,374	$1,812,847	$2,676,668	$887,568	$57,801	$7,986,400
	2007	$1,098,637	—	$881,942	$1,657,056	$1,866,344	$550,550	$111,922	$6,166,451
Elliott Sigal, M.D., Ph.D.	2009	$1,014,846	—	$3,436,891	$1,350,155	$2,189,879	$1,966,999	$45,668	$10,004,439
EVP BMS CO CSO	2008	$985,845	—	$1,340,374	$1,812,847	$2,084,324	$1,579,640	$49,449	$7,852,480
& President R&D	2007	$880,281	—	$904,225	$1,726,100	$1,430,387	$1,077,995	$112,772	$6,131,760
Anthony C. Hooper	2009	$782,308	—	$1,005,715	$1,022,271	$1,113,373	$1,068,498	$35,204	$5,027,369
President, Americas	2008	$693,464	—	$805,287	$1,016,297	$1,065,861	$798,823	$32,591	$4,412,323
	2007	$643,890	—	$885,758	$738,559	$681,660	$502,710	$49,371	$3,501,948

(1)	Reflects actual salary earned. For 2008, Mr. Huet’s salary was paid from March 31, 2008, the date he assumed the position of SVP and CFO, through year-end.

(2)	For 2007, represents Mr. Cornelius’ guaranteed bonus for the period September 30, 2006 to March 31, 2007 equal to 170% of Mr. Cornelius’ earned base salary during such period. For 2008, represents Mr. Huet’s sign-on bonus.

(3)	Represents aggregate grant date fair value under FAS 123R of all restricted stock unit awards granted during a specified year. It also represents aggregate grant date fair value under FAS 123R of long-term performance awards granted during a specified year. See Note 20, “Employee Stock Benefit Plans,” in the Company’s Consolidated Financial Statements, as set forth in the Company’s Form 10-K for the year ended December 31, 2009, for the assumptions made in determining these values. Further information regarding these awards is disclosed in the Grants of Plan-Based Awards Table in the Proxy Statements for the specified years. For long-term performance awards, the following represents the aggregate value based on the maximum number of shares earnable for the awards granted in the specified years.

Name	2007	2008	2009
James M. Cornelius	$3,141,563	$6,007,660	$7,086,645
Jean-Marc Huet	n.a.	$921,736	$1,251,147
Lamberto Andreotti	$763,717	$1,554,904	$1,936,847
Elliott Sigal, M.D., Ph.D.	$763,717	$1,554,904	$1,785,818
Anthony C. Hooper	$394,721	$933,720	$1,185,985

(4)	Represents aggregate grant date fair value under FAS 123R of all stock option awards granted during a specified year. See Note 20, “Employee Stock Benefit Plans,” in the Company’s Consolidated Financial Statements, as set forth in the Company’s Form 10-K for the year ended December 31, 2009, for the assumptions made in determining these values. Further information regarding these awards is disclosed in the Grants of Plan-Based Awards Table in the Proxy Statements for the specified years.

(5)	Represents Performance Incentive Plan bonus earned. For 2009, the payment was made on March 15, 2010. For 2008 and 2007, the payments were made on March 13, 2009 and March 14, 2008, respectively.

(6)	Includes increase in estimated value of accrued benefits during the year. The company does not pay above-market interest rates on deferred compensation.

(7)	Includes value of perquisites and company contributions to the Qualified and BEP savings plans. Details of the components in this column are provided in a separate table.

(8)	Mr. Huet resigned from the company effective December 31, 2009. His unvested equity awards were forfeited.

(9)	Effective March 2, 2010, Mr. Andreotti’s new title is President, Chief Operating Officer and CEO-Designate.

All Other Compensation Detail

for 2009, 2008, and 2007

Name	Year	Car (1)	Air Travel (2)	Financial Counseling (3)	Tax Preparation (3)	Total Perquisites and Other		Company Contributions to Savings Plans	Total All Other Compensation
James M. Cornelius	2009	$68,863	$0	$0	$0	$68,863		$67,500	$136,363
	2008	$69,346	$0	$0	$0	$69,346		$66,963	$136,309
	2007	$67,770	$84,636	$0	$0	$377,090	(4)	$47,864	$424,954
Jean-Marc Huet	2009	$0	$0	$0	$0	$1,807	(8)	$41,101	$42,908
	2008	$0	$0	$0	$0	$276,390	(7)	$9,346	$285,736
Lamberto Andreotti	2009	$0	$0	$0	$0	$0		$56,013	$56,013
	2008	$0	$0	$0	$3,300	$3,300		$54,501	$57,801
	2007	$14,105	$35,953	$8,696	$3,000	$62,483	(6)	$49,439	$111,922
Elliott Sigal, M.D., Ph.D.	2009	$0	$0	$0	$0	$0		$45,668	$45,668
	2008	$0	$1,586	$0	$3,500	$5,086		$44,363	$49,449
	2007	$13,250	$48,574	$8,340	$2,995	$73,159	(5)	$39,613	$112,772
Anthony C. Hooper	2009	$0	$0	$0	$0	$0		$35,204	$35,204
	2008	$0	$0	$0	$1,385	$1,385		$31,206	$32,591
	2007	$8,514	$0	$8,075	$3,590	$20,396	(6)	$28,975	$49,371

(1)	Reflects the value of a company car and, in the case of Mr. Cornelius, a driver. In 2009, Mr. Cornelius realized imputed income on personal use related to both his company car and driver. In prior years, pursuant to an independent, third-party security study, Mr. Cornelius realized imputed income on personal use related to his company car only. The company did not reimburse Mr. Cornelius for the taxes paid on the imputed income for the car.

(2)	Reflects the aggregate incremental cost to the company for personal air travel. Starting in 2008, executives were no longer able to use company aircraft for personal travel. Upon prior authorization, Dr. Sigal, however, was permitted to use corporate aircraft once in 2008 for personal reasons. The value of personal air travel includes the following: costs for fuel, maintenance labor and parts, engine reserve, APU overhaul, landing and parking fees, crew expenses, supplies, catering and costs incurred for deadhead flights. To the extent that the executive, family members or guests use the company aircraft for personal air travel, the executive pays taxes on the imputed income as calculated using the Standard Industry Fare Level (SIFL) rate. The company did not reimburse the executives for the taxes paid, except for Mr. Cornelius, whose taxes were reimbursed during his tenure as Interim CEO.

(3)	Reflects bills paid for financial counseling and tax preparation services. For 2008, reflects the bills paid for 2007 tax preparation services. These benefits were discontinued on 12/31/2007.

(4)	Includes costs related to eight months of housing totaling $205,181 that consists of rent ($204,000) and electrical charges ($1,181), as well as tax gross-ups of $19,503 related to personal air travel.

(5)	This executive used company tickets to attend sporting events or the opera with a guest or family member. There was no incremental cost to the company for these tickets. The company discontinued all season subscriptions to sporting events and the opera in 2007.

(6)	Total includes the cost of physical exams reimbursed by the company and/or laboratory tests & physical tests performed by company medical staff. These benefits were available to all executives of the company. These benefits were eliminated in 2008 for senior executives including our Named Executive Officers.

(7)	Reflects relocation costs ($44,469), home purchase closing costs ($52,928), home sale closing costs ($20,668), household goods moving costs ($86,018), and related tax gross ups ($72,307).

(8)	Reflects remaining costs related to relocation.

Grants of Plan-Based Awards

2009 Fiscal Year

Name	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards (shares)				All Other Stock Awards: # of Shares of Stock or Units (7)	All Other Option Awards: # of Securities Underlying Options (8)	Exercise or Base Price of Option Awards ($/ Share) (9)	Grant Date Fair Value of Stock and Option Awards (10)

		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James M. Cornelius		$731,250	$2,250,000	$5,568,750
	03/03/09				12,750	56,667	124,667	(3)				$938,972
	03/03/09				11,333	56,667	93,501	(4)				$888,539
	03/03/09				11,333	56,667	93,501	(5)				$888,539
	03/03/09				8,530	85,303	140,750	(6)				$1,265,897
	03/03/09								95,945			$1,679,997
	03/03/09									1,140,188	$17.51	$5,209,633
Jean-Marc Huet(11)		$356,265	$1,096,200	$2,713,095
	03/03/09				2,933	14,667	24,201	(4)				$229,979
	03/03/09				2,933	14,667	24,201	(5)				$229,979
	03/03/09				2,010	20,102	33,168	(6)				$298,314
	03/03/09								24,877			$435,596
	03/03/09									295,497	$17.51	$1,350,155
Lamberto Andreotti		$536,240	$1,649,970	$4,083,676
	03/03/09				3,300	14,667	32,267	(3)				$243,032
	03/03/09				2,933	14,667	24,201	(4)				$229,979
	03/03/09				2,933	14,667	24,201	(5)				$229,979
	03/03/09				2,627	26,270	43,346	(6)				$389,847
	03/03/09								31,032			$543,370
	03/03/09									368,706	$17.51	$1,684,655
Elliott Sigal, M.D., Ph.D.		$395,850	$1,218,000	$3,014,550
	03/03/09				3,300	14,667	32,267	(3)				$243,032
	03/03/09				2,933	14,667	24,201	(4)				$229,979
	03/03/09				2,933	14,667	24,201	(5)				$229,979
	03/03/09				2,010	20,102	33,168	(6)				$298,314
	03/03/09								24,877			$435,596
	03/03/09								114,220			$1,999,992
	03/03/09									295,497	$17.51	$1,350,155
Anthony C. Hooper		$246,997	$759,992	$1,880,980
	03/03/09				1,706	7,580	16,676	(3)				$125,601
	03/03/09				1,933	9,667	15,951	(4)				$151,579
	03/03/09				1,933	9,667	15,951	(5)				$151,579
	03/03/09				1,672	16,722	27,591	(6)				$248,154
	03/03/09								18,778			$328,803
	03/03/09									223,724	$17.51	$1,022,217

(1)	The grant date for annual stock option, restricted stock unit, and long-term performance awards is the date the BMS Compensation Committee approved the awards. The grant date for off-cycle stock option and restricted stock unit awards is the first business day of the month following approval of the awards (unless such award is approved on the same day that annual awards are approved).

(2)	Target payouts under the Performance Incentive Plan are based on a targeted percentage of base salary earned during the year. The Committee reviews financial and individual objectives in determining the actual bonus as reported in the Summary Compensation Table. Maximum represents the maximum individual bonus allowable under our 2009 annual incentive program. Threshold represents the minimum level of performance for which payouts are authorized under our 2009 annual incentive program. They were the same for all employees participating in it. For Named Executive Officers, the Committee may use its negative discretion to award less than the threshold award even if financial targets are met.

(3)	Reflects the third tranche of the 2007-2009 Long-Term Performance Award Program. Performance targets under the 2007-2009 Long-Term Performance Award Program are set on an annual basis over a three-year period at the beginning of each performance year, and are based one-half on sales and one-half on earnings per share. At the end of each year, performance is assessed versus the target sales and earnings per share to determine how many shares are earned. An actual payout will be made at the end of the three-year period. For each yearly tranche, threshold performance on both measures will result in a payout of 45% of target; performance below threshold on either measure but not both measures will result in a payout of 22.5% of target, which is the threshold amount shown above; maximum performance will result in a payout of 220% of target; performance above the maximum level will result in the maximum payout.

(4)	Reflects the second tranche of the 2008-2010 Regular Long-Term Performance Award Program. Performance targets under the 2008-2010 Regular Long-Term Performance Award Program are set on an annual basis over a three-year period at the beginning of each performance year, and are based one-half on sales and one-half on earnings per share. At the end of each year, performance is assessed versus the target sales and earnings per share to determine how many shares are earned. An actual payout will be made at the end of the three-year period. For each yearly tranche, threshold performance on both measures will result in a payout of 40% of target; performance below threshold on either measure but not both measures will result in a payout of 20% of target, which is the threshold amount shown above; maximum performance will result in a payout of 165% of target; performance above the maximum level will result in the maximum payout.

(5)	Reflects the second tranche of the 2008-2010 Special Long-Term Performance Award Program. Performance targets under the 2008-2010 Special Long-Term Performance Award Program are set on an annual basis over a three-year period at the beginning of each performance year, and are based one-half on pre-tax operating margin and one-half on working capital plus capital expenditures as a percent of net sales. At the end of each year, performance is assessed versus the target pre-tax operating margin and working capital plus capital expenditures as a percent of net sales to determine how many shares are earned. An actual payout will be made at the end of the three-year period. For each yearly tranche, threshold performance on both measures will result in a payout of 40% of target; performance below threshold on either measure but not both measures will result in a payout of 20% of target, which is the threshold amount shown above; maximum performance will result in a payout of 165% of target; performance above the maximum level will result in the maximum payout.

(6)	Reflects the first tranche of the 2009-2011 Long-Term Performance Award Program. Performance targets under the 2009-2011 Long-Term Performance Award Program are set on an annual basis over a three-year period at the beginning of each performance year, and are based 50% on earnings per share, 25% on sales, and 25% on working capital plus capital expenditures as a percent of net sales. At the end of each year, performance is assessed versus the target earnings per share, sales and working capital plus capital expenditures as a percent of net sales to determine how many shares are earned. An actual payout will be made at the end of the three-year period. For each yearly tranche, threshold performance on the three measures will result in a payout of 40% of target; performance below threshold on sales and working capital plus capital expenditures as a percent of net sales measures but not on earnings per share measure will result in a payout of 20% of target. Performance below threshold on either sales or working capital plus capital expenditures as a percent of net sales measures and earnings per share measure will result in a payout of 10% of target which is the threshold amount shown above; maximum performance will result in a payout of 165% of target; performance above the maximum level will result in the maximum payout.

(7)	Restricted stock unit awards become vested 33% per year in years 3, 4, and 5.

(8)	Stock option awards vest in equal installments over 4 years, subject to accelerated vesting in the event of termination of employment in certain circumstances. These awards are subject to a 15% price appreciation threshold and are not exercisable until the threshold is met and maintained for at least 7 consecutive trading days.

(9)	The exercise price equals the closing price of our common stock on the date of grant.

(10)	Fair value of awards under the Long-Term Performance Award Program is calculated based on the grant-date closing price of $17.51 on 3/03/2009, a probable outcome of a 100% payout and is discounted for the lack of dividends. The value is consistent with the grant date estimate of compensation cost to be recognized over the service period, excluding the effect of forfeitures. Fair value of stock options is based on the number of underlying shares, the exercise price, and Black-Scholes ratios of 0.2609. Fair value of restricted stock units is based on the number of units and the grant-date closing price of $17.51 on 03/03/09.

(11)	Mr. Huet resigned from the company effective December 31, 2009. All of his 2009 awards were forfeited.

Outstanding Equity Awards At Fiscal Year-End

2009 Fiscal Year

	Option Awards							Stock Awards
	Number of Securities Under - lying Unexer- cised Options(#)			In-the-Money Amount of Unexercised Stock Options ($)(1)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Rights That Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Rights That Have Not Vested ($)
Name	Exer- cisable	Unexer- cisable (1)		Exer- cisable	Unexer- cisable
James M. Cornelius	360,000	0	(4)(15)	$176,400	$0	$24.76	10/30/2016	95,945	(9)	$2,422,611
	0	475,000	(5)(15)	$0	$0	$28.68	4/30/2017	75,309	(10)	$1,901,552
	1,205,996	0	(6)(15)	$3,750,648	$0	$22.14	3/3/2018	66,612	(11)	$1,681,953
	0	1,140,188	(6)(15)	$0	$8,825,055	$17.51	3/2/2019	86,189	(12)	$2,176,272
								85,142	(13)	$2,149,836
								113,607	(14)	$2,868,577
	1,565,996	1,615,188		$3,927,048	$8,825,055			522,804		$13,200,801
Jean-Marc Huet	72,650	0	(6)	$223,036	$0	$22.18	3/31/2010	0		$0
Lamberto Andreotti	3,365	0	(8)	$0	$0	$61.09	1/2/2010	6,250	(9)	$157,813
	26,817	0	(6)	$0	$0	$42.64	3/6/2010	41,667	(9)	$1,052,092
	36,150	0	(6)(16)	$0	$0	$59.78	3/5/2011	18,400	(9)	$464,600
	40,000	0	(6)	$0	$0	$48.08	3/4/2012	19,800	(9)	$499,950
	135,000	0	(6)	$284,850	$0	$23.14	3/4/2013	22,358	(9)	$564,540
	108,000	0	(6)	$0	$0	$28.11	3/1/2014	31,032	(9)	$783,558
	112,500	0	(6)(15)	$0	$0	$25.45	2/28/2015	19,491	(10)	$492,148
	86,250	28,750	(6)(15)	$217,350	$72,450	$22.73	3/6/2016	17,241	(11)	$435,335
	99,999	200,001	(7)(15)	$50,999	$102,001	$24.74	11/30/2016	22,307	(12)	$563,252
	117,360	117,360	(6)(15)	$0	$0	$27.01	3/5/2017	22,037	(13)	$556,434
	76,477	229,432	(6)(15)	$237,843	$713,534	$22.14	3/3/2018	34,986	(14)	$883,397
	0	368,706	(6)(15)	$0	$2,853,784	$17.51	3/2/2019
	841,918	944,249		$791,043	$3,741,768			255,569		$6,453,117
Elliott Sigal, M.D., Ph.D.	3,365	0	(8)	$0	$0	$61.09	1/2/2010	5,750	(9)	$145,188
	33,521	0	(6)	$0	$0	$42.64	3/6/2010	16,667	(9)	$420,842
	36,150	0	(6)(16)	$0	$0	$59.78	3/5/2011	15,332	(9)	$387,133
	65,000	0	(6)	$0	$0	$48.08	3/4/2012	20,625	(9)	$520,781
	68,000	0	(6)	$143,480	$0	$23.14	3/4/2013	22,358	(9)	$564,540
	48,333	0	(6)	$0	$0	$28.11	3/1/2014	24,877	(9)	$628,144
	103,500	0	(6)(15)	$0	$0	$25.45	2/28/2015	114,220	(9)	$2,884,055
	71,846	23,949	(6)(15)	$181,052	$60,351	$22.73	3/6/2016	19,491	(10)	$492,148
	99,999	200,001	(7)(15)	$50,999	$102,001	$24.74	11/30/2016	17,241	(11)	$435,335
	122,250	122,250	(6)(15)	$0	$0	$27.01	3/5/2017	22,307	(12)	$563,252
	76,477	229,432	(6)(15)	$237,843	$713,534	$22.14	3/3/2018	22,037	(13)	$556,434
	0	295,497	(6)(15)	$0	$2,287,147	$17.51	3/2/2019	26,772	(14)	$675,993
	728,441	871,129		$613,375	$3,163,032			327,677		$8,273,844
Anthony C. Hooper	2,524	0	(8)	$0	$0	$61.09	1/2/2010	3,102	(9)	$78,326
	33,127	0	(6)	$0	$0	$42.64	3/6/2010	8,334	(9)	$210,434
	36,150	0	(6)(16)	$0	$0	$59.78	3/5/2011	12,600	(9)	$318,150
	40,000	0	(6)	$0	$0	$48.08	3/4/2012	26,151	(9)	$660,313
	68,000	0	(6)	$143,480	$0	$23.14	3/4/2013	13,077	(9)	$330,194
	63,333	0	(6)	$0	$0	$28.11	3/1/2014	18,778	(9)	$474,145
	55,833	0	(6)(15)	$0	$0	$25.45	2/28/2015	12,846	(10)	$324,362
	59,062	19,688	(6)(15)	$148,836	$49,614	$22.73	3/6/2016	11,364	(11)	$286,941
	66,666	133,334	(7)(15)	$34,000	$68,000	$24.74	11/30/2016	14,702	(12)	$371,226
	52,308	52,308	(6)(15)	$0	$0	$27.01	3/5/2017	14,525	(13)	$366,756
	42,873	128,622	(6)(15)	$133,335	$400,014	$22.14	3/3/2018	22,270	(14)	$562,318
	0	223,724	(6)(15)	$0	$1,731,624	$17.51	3/2/2019
	519,876	557,676		$459,651	$2,249,252			157,749		$3,983,162

(1)	For annual stock option grants in 2000 and 2001, a portion of each grant was subject to an exercise threshold. Beginning with the 2005 grants, 100% of the annual grant is subject to an exercise threshold. To the extent that the threshold has not yet been met, the options appear in this column even if vested with a footnote describing the threshold. Stock option awards granted prior to 2006 become exercisable in the 9th year of the award even if the threshold is not met.

(2)	Represents unvested restricted stock/restricted stock units and annual tranches of the outstanding long-term performance plan awards earned as of 12/31/2009.

(3)	Values based on closing stock price on 12/31/2009 of $25.25.

(4)	This stock option award granted on 11/01/2006 vested 50% on 03/31/2007. The remaining 50% vested in equal monthly installments over the period of 04/01/2007 through 09/30/2007.

(5)	Stock option award granted on 5/1/2007 to Mr. Cornelius upon assuming the role of Chief Executive Officer. The award vested fully at the end of one year following the grant date given that Mr. Cornelius is over age 60, but it is not exercisable as the price appreciation threshold has not been attained.

(6)	These stock option awards granted on 01/03/2000, 03/07/2000, 03/06/2001, 03/05/2002, 03/04/2003, 03/02/2004, 03/01/2005, 03/07/2006, 03/06/2007, 03/04/2008, 4/1/2008 and 3/3/2009 vest in equal annual installments of 25% over 4 years following the date of grant.

(7)	Stock options granted on 12/01/2006 vest in three equal installments at the end of years 3, 4 and 5 following the date of grant.

(8)	This award was granted in lieu of a portion of the annual incentive for 2000. The award vested 100% after one year from date of grant.

(9)	Restricted stock/restricted stock units granted on 03/01/2005, 09/20/2005, 03/07/2006, 03/06/2007, 03/04/2008, and 3/3/2009 vest in three equal installments at the end of years 3, 4 and 5 following the grant date.

(10)	Reflects the 1st tranche of the 2008-2010 long-term performance plan award at actual performance.

(11)	Reflects the 2nd tranche of the 2008-2010 long-term plan performance plan award at actual performance.

(12)	Reflects the 1st tranche of the special 2008-2010 long-term plan performance award at actual performance.

(13)	Reflects the 2nd tranche of the special 2008-2010 long-term plan performance award at actual performance.

(14)	Reflects the 1st tranche of the 2009-2011 long-term plan performance award at actual performance.

(15)	100% of award is subject to a 15% price appreciation threshold. Options are not exercisable until the threshold is met and maintained for at least 7 consecutive trading days. The threshold has not been attained for the 5/1/2007 award only.

(16)	50% of award is subject to a 30% price appreciation threshold. Options are not exercisable until the threshold is met and maintained for at least 15 consecutive trading days. The threshold has not been attained, but the year limit (9th year) has; therefore, this portion of the award is now also exercisable.

Option Exercises and Stock Vesting

2009 Fiscal Year

	Options(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
James M. Cornelius	0	$0	83,844	$1,550,276(2)
			278,347	$7,028,262(3)
Jean-Marc Huet	0	$0	0	$0(2)
			0	$0(3)
Lamberto Andreotti	0	$0	63,117	$1,328,663(2)
			72,043	$1,819,086(3)
Elliott Sigal, M.D., Ph.D.	0	$0	32,771	$669,556(2)
			72,043	$1,819,086(3)
Anthony C. Hooper	0	$0	21,254	$422,799(2)
			37,233	$940,133(3)

(1)	Reflects shares acquired on stock option exercises. None of the executives exercised option awards.

(2)	Reflects restricted shares that vested during 2009. Value realized is based on closing price on vesting date.

(3)	Reflects 2007-2009 Long-Term Performance Award payout based on closing stock price on 12/31/2009 of $25.25. The award vested as of 12/31/2009.

Retirement Plan

The following description was effective through December 31, 2009. Retirement program changes were implemented for 2010 which are described in the “Program Changes for 2010” section above.

The Retirement Income Plan is a defined benefit pension plan that provides income for employees after retirement. The Retirement Income Plan is a tax-qualified plan, as defined under Section 401(a) of the Internal Revenue Code. The benefit is calculated based on the employee’s final average compensation and years of service. All U.S. employees who are not participants in a pension plan through a collective bargaining agreement are eligible for the Retirement Income Plan if they work at least 1,000 hours per year. Employees who participate in the Performance Incentive Plan or whose pay or benefits exceed the IRS qualified plan limits are eligible for the Benefit Equalization Plan—Retirement Plan. The key plan provisions of the Retirement Income Plan and the Benefit Equalization Plan—Retirement Plan are as follows:

•	The retirement benefit equals:

(i)	2% x Final Average Compensation x Years of Service, up to 40, minus

(ii)	1/70 th of the Primary Social Security Benefit x Years of Service, up to 40.

•

Final Average Compensation equals the average of the five consecutive years out of the last ten in which the employee’s compensation was the highest. Compensation equals the base salary rate, plus bonuses paid during the year. Compensation is subject to the limits defined under Section 401(a)(17) of the Internal Revenue Code.

•	Normal retirement age is 65. Employees are eligible for early retirement at age 55 with 10 or more years of service.

•	Employees eligible for early retirement may receive their pension without any reduction at age 60. The pension is reduced by 4% for each year that the retirement age precedes age 60.

•	Employees are 100% vested after attaining five years of service.

•	The pension is payable as a monthly life annuity, with or without survivor benefits, or a lump sum.

The Benefit Equalization Plan—Retirement Plan is a non-qualified deferred compensation plan that provides income for employees after retirement in excess of the benefits payable under the qualified Retirement Income Plan. The benefit is calculated using the same formula as the Retirement Income Plan, but without the limits on compensation and benefits imposed under Section 401(a)(17) and Section 415(b) of the Internal Revenue Code. Employees who participate in the Performance Incentive Plan or whose pay or benefits exceed the IRS qualified plan limits are eligible for the Benefit Equalization Plan—Retirement Plan. The provisions are the same as those above for the Retirement Income Plan, except for the following:

•	Compensation is not subject to the limits under Section 401(a)(17) of the Internal Revenue Code.

•	Compensation includes the higher of bonus earned or paid during the year.

•	The pension is paid as a cash lump sum or, if an election is made at least 12 months prior to retirement, the lump sum may be credited to the Benefit Equalization Plan—Savings Plan.

Present Value of Accumulated Pension Benefits

2009 Fiscal Year

Name	Plan Name	# of Years of Credited Service	Present Value of Accumulated Benefits (1)
James M. Cornelius(3)	Retirement Income Plan	3.7	$171,098
	Benefits Equalization Plan	3.7	$3,468,430
Jean-Marc Huet(4)	Retirement Income Plan	2.0	$37,105
	Benefits Equalization Plan	2.0	$385,328
Lamberto Andreotti(2) (3)	Retirement Income Plan	4.3	$212,307
	Benefits Equalization Plan	4.3	$2,888,209
Elliott Sigal, M.D., Ph.D.(3)	Retirement Income Plan	12.4	$568,633
	Benefits Equalization Plan	12.4	$5,728,044
Anthony C. Hooper(3)	Retirement Income Plan	14.0	$545,735
	Benefits Equalization Plan	14.0	$3,164,647

(1)	The present value of accumulated benefit was calculated based on the following assumptions which were used in the December 31, 2009 disclosure for the Retirement Income Plan and the Benefits Equalization Plan:

•	65% lump sum utilization for the Retirement Income Plan and 100% lump sum utilization for the Benefits Equalization Plan

•	5.75% discount rate for annuities and 5.75% discount rate for lump sums

•	the RP 2000 mortality table projected to 2017 for annuities

•	the 2010 lump sum mortality table under IRC Section 417(e)(3) (combined annuitant and nonannuitant RP2000 mortality table with projections blended 50% male/50% female) for lump sums.

These assumptions are the same as those disclosed in conformity with Generally Accepted Accounting Principles. Except for Mr. Cornelius, payments are assumed to begin at age 60, the earliest age that employees are eligible for an unreduced pension. Mr. Cornelius is assumed to begin his pension on his actual retirement date as he is currently eligible to receive an unreduced pension. The actual benefit received will vary based on a number of factors including final pay, years of service and interest rates at the time of retirement. No pension payments were made to any Named Executive Officer under these plans in 2009.

(2)	Does not include the value of participation in Italian government pension system. This government-mandated pension system required company contributions to the Italian government while Mr. Andreotti was in Italy and it is legally obliged to provide a pension benefit to Mr. Andreotti.

(3)	Mr. Andreotti, Dr. Sigal, and Mr. Hooper have met the requirements for early retirement. Mr. Cornelius has met the requirements for normal retirement.

(4)	As of Mr. Huet’s December 31, 2009 resignation date, Mr. Huet had less than five years of vesting service and, therefore, was 0% vested in his Retirement Income Plan and Benefits Equalization Plan pension benefits. No future benefits will be payable to him from either plan.

Non-Qualified Deferred Compensation Plan

The following description was effective through December 31, 2009. Plan changes were implemented for 2010 which are described in the “Program Changes for 2010” section above.

The Benefit Equalization Plan—Savings Plan is a non-qualified deferred compensation plan that allows employees to defer a portion of their base salary and to receive company matching contributions in excess of contributions allowed under the Savings and Investment Program. The Savings and Investment Program is a tax-qualified plan, as defined under Section 401(a) and Section 401(k) of the Internal Revenue Code. Employees who participate in the Performance Incentive Plan or whose pay or benefits exceed the IRS qualified plan limits are eligible for the Benefit Equalization Plan—Savings Plan. The key provisions of the BEP-Savings Plan are as follows:

•

Employee deferrals to the BEP-Savings Plan begin once the employee’s total base salary paid for the year exceeds the limit under Section 401(a)(17) of the Internal Revenue Code, or total contributions to the Savings and Investment Program exceed the limits under Section 415(c) of the Internal Revenue Code.

•	Employees may defer up to 20% of their base salary.

•	The company matching contribution equals 75% of the employee’s contribution, up to 6% of base salary.

•	The plan is not funded. Benefits are paid from general assets of the company.

•	Employees may allocate their contributions among 13 different investment options.

•

The employee’s full balance under the BEP-Savings Plan is paid following termination of employment, or, if an election is made at least 12 months prior to termination, the payments may be deferred until a later date, no sooner than five years following the termination date.

Non-Qualified Deferred Compensation

2009 Fiscal Year

Name	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(4)
James M. Cornelius (1)	$150,600	$56,475	$152,137	$0	$631,602
Jean-Marc Huet (1) (5)	$66,836	$30,076	$20,486	$0	$157,442
Lamberto Andreotti (1)	$59,984	$44,988	$28,816	$0	$360,687
Elliott Sigal M.D., Ph.D. (1)	$92,382	$34,643	$42,381	$0	$854,885
Elliott Sigal M.D., Ph.D. (2)	$0	$0	$82,564	$0	$1,428,967
Anthony C. Hooper (1)	$80,596	$24,179	$99,975	$0	$815,476

(1)	Reflects non-qualified savings and investment program. Executive contributions are included in the Salary column and registrant contributions are included in the All Other Compensation column of the Summary Compensation Table.

(2)	Reflects earnings and aggregate balance related to prior voluntary deferral of Performance Incentive Plan bonus.

(3)	The company does not pay above-market interest rates on non-qualified deferred compensation.

(4)	Portions of the amounts shown in this column have been included in 2009 compensation reflected in the Salary and All Other Compensation columns of the Summary Compensation Table, as follows:

	2009
Name	Salary	All Other Compensation	Total
James M. Cornelius	$150,600	$56,475	$207,075
Jean-Marc Huet	$66,836	$30,076	$96,913
Lamberto Andreotti	$59,984	$44,988	$104,972
Elliott Sigal M.D., Ph.D.	$92,382	$34,643	$127,024
Anthony C. Hooper	$80,596	$24,179	$104,775

Portions of the aggregate balances in this column reflect amounts from 2006, 2007, and 2008, which were reported in the last three Proxy Statements, and amounts from earlier years, which were reported in accordance with the then applicable proxy disclosure rules.

(5)	Mr. Huet resigned from the company on 12/31/2009. The above aggregate balance represents the market value of his non-qualified account as of 12/31/2009. However, at separation from service, Mr. Huet was only 40% vested in company matching contributions. As such, the vested balance of his account as of 12/31/2009 was $130,444, which is the amount that would have been available to him had he been eligible for a distribution on 12/31/2009. Since Mr. Huet was a “Specified Employee” of the company as defined under Section 409A(a)(2)(B)(i) of the Internal Revenue Code, his distribution payment must be delayed until the date six months after his separation from service. During this time, the non-qualified account balance will continue to be valued on a daily basis and reflect any market fluctuations.

Post-Termination Benefits

The following illustrates the potential payments and benefits under the company’s plans and programs to the Named Executive Officers upon a termination of employment assuming an effective date of December 31, 2009. To the extent payments and benefits are generally available to salaried employees on a non-discriminatory basis, they are excluded from the table.

Termination of Employment Obligations (Excluding Vested Benefits)

2009 Fiscal Year

Name	Cash Severance (1)	Non-Equity Annual Incentive (2)	In the Money Value of Options (3)	Restricted Stock (4)	Long-Term Performance Plan (5)	Retirement (6)	Savings Plan Balances (7)	Health (8)	Retiree Medical (9)	Other		Total	Gross-Up on Excise Taxes (10)
Involuntary Termination Not for Cause
James M. Cornelius(11)	$3,000,000	$4,494,825	$0	$0	$0	$0	$0	$37,192	$0	$0		$7,532,017	$0
Lamberto Andreotti(11)	$8,790,510	$3,076,402	$0	$0	$0	$0	$0	$25,543	$0	$0		$11,892,455	$0
Elliott Sigal, M.D., Ph.D.(11)	$2,040,000	$2,189,879	$0	$0	$0	$0	$0	$23,466	$0	$0		$4,253,345	$0
Anthony C. Hooper(11)	$1,600,000	$1,113,373	$0	$0	$0	$0	$0	$21,983	$0	$0		$2,735,356	$0
Qualifying Termination Within 3 Years Following a Change in Control
James M. Cornelius(12)	$11,212,500	$4,494,825	$8,825,055	$2,422,611	$0	$3,450,215	$0	$114,364	$944	$0		$30,520,515	$5,995,543
Lamberto Andreotti(12)	$8,790,510	$3,076,402	$2,853,784	$2,637,236	$0	$3,091,961	$0	$79,937	$0	$0		$20,529,830	$5,165,939
Elliott Sigal, M.D., Ph.D.(12)	$6,709,560	$2,189,879	$2,287,147	$4,877,366	$0	$3,663,525	$0	$73,743	$0	$0		$19,801,219	$5,699,341
Anthony C. Hooper(12)	$4,784,000	$1,113,373	$1,731,624	$1,544,467	$0	$2,907,324	$0	$69,315	$0	$0		$12,150,103	$3,642,519
Voluntary Termination
Jean-Marc Huet(13)	$0	$0	$0	$0	$0	$0	$0	$0	$0	$104,156	(14)	$104,156	$0

(1)	Involuntary termination represents severance equal to 2 times base salary except for Mr. Andreotti who has a separate severance arrangement of 2.99 times base salary and target bonus. Change in control represents 2.99 times base salary plus target bonus.

(2)	Reflects actual Performance Incentive Plan bonus earned for 2009.

(3)	Intrinsic values as of 12/31/2009 based on the closing stock price of $25.25 on 12/31/2009. For involuntary termination, represents unvested awards held at least one year. For change in control, represents all unvested awards.

(4)	Values as of 12/31/2009 based on the closing stock price of $25.25 on 12/31/2009. For involuntary termination, represents pro-rata portion. For change in control, represents all unvested shares.

(5)	Values as of 12/31/2009 based on the closing stock price of $25.25 on 12/31/2009. For both involuntary termination and change in control, represents actual payouts of the first and second tranches of the 2008-2010 awards and actual payout of the first tranche of the 2009-2011 award.

(6)	Change-in-control values include special early retirement subsidy and additional years of credited service and age.

(7)	Reflects vesting of unvested portion of employer matching contributions upon change in control as of 12/31/2009.

(8)	For involuntary termination, reflects health care continuation through the severance period. For change in control, represents continuation of health benefits for 3 years.

(9)	Change-in-control values reflects cost to the company for providing retiree medical benefits. They include additional years of credited service and age.

(10)	Reflects the gross-up under the change-in-control agreements. The excise tax amount on the excess parachute payment (i.e., the amount subject to the excise tax) is grossed up to account for the effect of federal and state income taxes, and the excise tax. Includes Federal income tax of 35%, excise tax of 20% and relevant state taxes. Does not reflect employment taxes or amounts attributable to the loss of itemized deductions.

(11)	These Proxy Named Officers are retirement-eligible under our stock plans and therefore are entitled to a pro-rata portion of restricted stock held for one year from the grant date, accelerated vesting of options held for one year from the grant date, and a pro-rata LTP payment based on months worked at the actual payout level for awards held for one year from the grant date.

(12)	These Proxy Named Officers are retirement-eligible under our stock plans and therefore change-in-control value reflects:

•	Options—The value of the 2009 stock option award which will not have been held for one year from the grant date.

•	Restricted Stock—The difference between a pro-rata portion of restricted stock held for one year from the grant date and all unvested restricted stock including shares held less than one year.

(13)	Mr. Huet resigned from the company effective December 31, 2009. Due to Mr. Huet’s service to the company for nearly two full years, the company determined it was appropriate not to request repayment of $139,098.27 of relocation benefits paid to him in 2008.

(14)	Upon receipt of a general waiver and release executed by Mr. Huet, $104,156.25 was paid in February 2010 to resolve a discrepancy with the vesting terms of a restricted stock unit award previously granted to Mr. Huet.

We have described below the payments and benefits available under various termination scenarios as of December 31, 2009:

Voluntary Termination

The company does not offer any payments or benefits to salaried employees, including the Named Executive Officers, upon a voluntary termination other than those that are vested at the time of termination.

Retirement and Death

The following benefits are generally available to all salaried employees, including the Named Executive Officers:

Annual Incentive—Employees are eligible for a pro-rata award based on the number of months worked in the performance period.

Stock Options—Employees are eligible for accelerated vesting of stock options held at least one year from the grant date and has the full term to exercise. For retirement, exercise thresholds as described in the Compensation Discussion and Analysis (CD&A) and Outstanding Equity Awards Table, where applicable, remain in effect. Upon death, exercise thresholds lapse.

Restricted Stock/Restricted Stock Units—Employees are eligible for a pro-rata portion of restricted stock/restricted stock unit awards held at least one year from the grant date.

Long-Term Performance Awards—Employees are eligible for a pro-rata portion of long-term performance awards held at least one year from the grant date.

Defined Benefit Pension Plans—Employees are eligible for benefits accrued under the Retirement Income Plan and the Benefit Equalization Plan—Retirement Plan.

Savings Plans—Employees are eligible for benefits accumulated under the Savings and Investment Program and the Benefit Equalization Plan—Savings Plan.

Post-Retirement Medical and Life Insurance—Employees with ten years of service are eligible for post-retirement medical and life insurance benefits.

Involuntary Termination Not for Cause

The following benefits are generally available to all salaried employees including the Named Executive Officers:

Annual Incentive—Employees are eligible for a pro-rata award based on the number of months worked in the performance period if the termination occurs on or after September 30th of the plan year. If an employee is eligible to retire, the employee is eligible for a pro-rata award based on the number of months worked in the performance period.

Stock Options—Upon signing a general release, an employee is eligible for accelerated vesting of stock options held at least one year from the grant date and has three months to exercise. If an employee is eligible to retire or the employee’s age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee will have the full term to exercise. Exercise thresholds as described in the CD&A and Outstanding Equity Awards Table, where applicable, remain in effect.

Restricted Stock/Restricted Stock Units—Upon signing a general release, employees are eligible for a pro-rata portion of restricted stock/restricted stock unit awards held at least one year from the grant date.

Long-Term Performance Awards—Awards granted in 2007 and earlier are forfeited; however, if the employee is eligible to retire or the employee’s age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee will be eligible for a pro-rata portion of any awards held at least one year from the grant date. For awards granted in 2008 or later, the employee will be eligible for a pro-rata portion of any awards held at least one year from the grant date.

Defined Benefit Pension Plans—Employees are eligible for benefits accrued under the Retirement Income Plan and the Benefit Equalization Plan—Retirement Plan. If the employee’s age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee is not eligible for early retirement, and the employee signs a general release, the retirement benefits are payable immediately following termination of employment with the enhanced adjustment factors that are applicable to employees eligible for early retirement.

Savings Plans—Employees are eligible for benefits accumulated under the Savings and Investment Program and the Benefit Equalization Plan—Savings Plan.

Post-Retirement Medical Insurance—If the employee’s age plus years of service equal or exceed 70 and the employee has at least 10 years of service, the employee is not eligible for early retirement, and the employee signs a general release, the employee is eligible for continued medical coverage without company subsidy until age 55, and is eligible for the post-retirement medical benefits starting at age 55.

Cash Severance—As disclosed in the CD&A, our Named Executive Officers are eligible to receive severance payments and benefits if their employment is terminated for any of the following reasons:

•	Involuntary termination not for “cause”;

•	The executive’s monthly base salary is reduced;

•	The executive’s grade level is reduced; or

•

The location of the executive’s job or office is changed, so that it will be based at a location which is more than 50 miles further (determined in accordance with the company’s relocation policy) from their primary residence than their work location immediately prior to the proposed change in their job or office.

A terminated executive who signs a general release will be eligible for the following:

•

Severance payments in the amount of 2 times base salary for all NEOs, except for Mr. Andreotti who is eligible for 2.99 times base salary and target bonus under a previously disclosed arrangement. The benefit for Mr. Andreotti is based on the benefit that he was entitled to receive as an employee in Italy prior to becoming a local U.S. employee. Upon becoming CEO, Mr. Andreotti will no longer be eligible to receive this special severance arrangement;

•	Continuation of medical, dental and life insurance benefits; and

•	Outplacement services.

Change in Control

As disclosed in the CD&A, the company entered into change-in-control agreements with certain senior executives, including all of the Named Executive Officers. To trigger benefits under these agreements, there must be both a change in control of the company and either (i) a subsequent involuntary termination without cause by the company or (ii) a good reason termination by the employee. Good reason includes a reduction in job responsibilities or changes in pay and benefits as well as relocation beyond 50 miles. The executive has 120 days to assert a claim for payments under this provision. This protection extends for three years following a change in control.

“Change in Control” means the occurrence of any one of the following events after the Effective Date:

(i)	Any Person (as defined in Section 13(d)(3) of the Securities and Exchange Act) shall have become the direct or indirect beneficial owner of thirty percent (30%) or more of the then outstanding common shares of the company;

(ii)	The consummation of a merger or consolidation of the company with any other corporation other than (A) a merger or consolidation which would result in the voting securities of the company outstanding immediately prior thereto continuing to represent at least fifty-one percent (51%) of the combined voting power of the voting securities of the company or the surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the company in which no Person acquires more than fifty percent (50%) of the combined voting power of the company’s then outstanding securities;

(iii)	The date the stockholders of the company approve a plan of complete liquidation of the company or an agreement for the sale or disposition by the company of all or substantially all the company’s assets; or

(iv)	The date there shall have been a change in the composition of the Board of Directors of the company within a two-year period such that a majority of the Board does not consist of directors who were serving at the beginning of such period together with directors whose initial nomination for election by the company’s stockholders or, if earlier, initial appointment to the Board, was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the two-year period together with the directors who were previously so approved.

A terminated Named Executive Officer who signs an agreement not to compete with the company for a period of one year, shall receive the following benefits:

•

A cash payment equal to 2.99 years of base salary plus target bonus. (If time between termination date and normal retirement is less than 2.99 years, then payment multiple is equal to this lesser amount of time.)

•	Payout of outstanding awards under the Long-Term Performance Award Program on a pro-rata basis at target including any award held less than one year.

•	Payout of annual bonus on a pro-rata basis at target.

•	Vesting of unvested stock options, including options held less than one year. Waiver of exercise thresholds placed on awards, where applicable.

•	Vesting of restricted stock/restricted stock units, including shares/units held less than one year.

•	Three additional years of service and age for pension purposes.

•	Application of the early retirement subsidy under the Retirement Income Plan for executives who are terminated prior to age 55 as if the executive were 55 with at least ten years of service.

•	Eligibility for retiree medical benefits based on three years additional age and service.

•	Continuation of benefits for three years.

•	Vesting of unvested match in the Company Savings Plan.

•

Gross-up of excise tax on payments deemed to be excess parachute payments that exceed 10% of the total payment which could be made without triggering the golden parachute excise taxes under Sections 280G and 4999 of the Internal Revenue Code.

•	Payment of any legal fees incurred to enforce the agreement.

VOTING SECURITIES AND PRINCIPAL HOLDERS

At the close of business on March 11, 2010, there were 1,717,916,857 shares of $0.10 par value common stock and 5,345 shares of $2.00 convertible preferred stock outstanding and entitled to vote.

Common Stock Ownership by Directors and Executive Officers

The following table sets forth, as of February 16, 2010, beneficial ownership of shares of our common stock by each director, each of the named executive officers and all directors and executive officers as a group. Shares are beneficially owned when an individual has voting and/or investment power over the shares or could obtain voting and/or investment power over the shares within 60 days. Voting power includes the power to direct the voting of the shares and investment power includes the power to direct the disposition of the shares. Unless otherwise noted, shares listed below are owned directly or indirectly with sole voting and investment power. None of our directors and executive officers, individually or as a group, beneficially owns greater than 1% of our outstanding shares of common or preferred stock.

Name	Bristol-Myers Squibb Company
	Total Common Shares Owned(1)	Common Shares Underlying Options or Restricted Stock Units(2)	Common Shares Underlying Deferred Share Units(3)
L. Andreotti	1,282,955	1,101,236	0
L. B. Campbell	35,765	20,810	14,955
J. M. Cornelius	3,043,757	2,806,504	4,936
L. J. Freeh	25,421	2,500	22,921
L. H. Glimcher, M.D.	71,847	20,810	51,037
M. Grobstein	26,373	0	22,990
A. C. Hooper	767,624	670,716	0
L. Johansson	56,941	20,810	34,131
A. J. Lacy	17,578	0	15,273
V. L. Sato, Ph.D.	21,054	0	21,054
E. Sigal, M.D., Ph.D.	1,143,485	967,376	21,652
T. D. West, Jr.	16,367	0	16,367
R. S. Williams, M.D.	28,075	0	27,575
All Directors and Executive Officers as a Group	9,330,242	8,040,190	252,891

(1)	Consists of direct and indirect ownership of shares, including vested and unvested restricted stock, shares credited to the accounts of the executive officers under the Bristol-Myers Squibb Company Savings and Investment Program, stock options that are currently exercisable or exercisable within 60 days, restricted stock units that vest within 60 days and deferred share units.

(2)	Consists of shares underlying stock options that are currently exercisable, stock options that will be exercisable within 60 days and restricted stock units that will vest within 60 days.

(3)	Consists of deferred share units that are valued according to the market value and shareholder return on equivalent shares of common stock. Deferred share units have no voting rights.

Principal Holders of Voting Securities

The following table sets forth information regarding beneficial owners of more than 5 percent of the outstanding shares of our common stock. There are no beneficial owners of more than 5 percent of the outstanding shares of our preferred stock.

Name	Number of Shares Beneficially Owned		Percent of Class
BlackRock Inc. 40 East 52nd Street New York, NY 10022	135,563,389	(1)	7.92	%(1)

(1)	This information is based on the Schedule 13G dated January 29, 2010 filed by BlackRock Inc. with the Securities and Exchange Commission reporting beneficial ownership as of December 31, 2009. The reporting person has sole voting and investment power with respect to all 135,563,389 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Securities Exchange Act of 1934, our directors, executive officers and the beneficial holders of more than 10% of our common stock are required to file reports of ownership and changes in ownership with the U.S. Securities and Exchange Commission. To the best of our knowledge, during 2009 all applicable Section 16(a) filing requirements were met, except that, due to administrative errors, Forms 4 were filed late for each director related to the annual grant of deferred share units and for each executive officer related to shares that were “banked” but not vested under the long-term performance awards. In addition, a Form 5 was filed for Michael Grobstein disclosing his exchange of 1,617 shares of company common stock for 1,020 shares of common stock of Mead Johnson Nutrition Company in a company exchange offer.

ITEM 2—RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors, upon the recommendation of its Audit Committee, has ratified the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year 2010. As a matter of good corporate governance, we are asking stockholders to ratify such appointment. In the event our stockholders fail to ratify the appointment, it will be considered as a direction to our Board of Directors and the Audit Committee to appoint another independent registered public accounting firm. It is understood that even if the appointment is ratified, the Audit Committee at its discretion, may direct the appointment of a new independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in the best interests of our company and our stockholders.

Representatives from Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make any statements as they may desire.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as Bristol-Myers Squibb’s independent registered public accounting firm for 2010.

Audit and Non-Audit Fees

The following table presents aggregate fees for professional audit services rendered by Deloitte & Touche LLP (D&T) for the years ended December 31, 2009 and 2008 for the audits of our annual financial statements and internal control over financial reporting, and fees billed for other services rendered by D&T during those periods. The fees include those related to the separate audit of Mead Johnson Nutrition Company (MJN), a public subsidiary of the company that was divested through a split-off transaction in December 2009.

	2008	2009(1)
	(in millions)
Audit	$16.73	$17.27
Audit Related	7.22	3.73
Tax	7.02	7.22
All Other	.10	.29

Total	$31.07	$28.51

(1)	Fees for professional audit services provided solely to BMS (excluding fees for services provided to MJN) during 2009 were:

2009 BMS
(in millions)
Audit	$13.86
Audit Related	2.78
Tax	7.18
All Other	.01

Total	$23.83

Audit fees for 2008 and 2009 were for professional services rendered for the audits of our consolidated financial statements, including accounting consultation, and of our internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act (Section 404), statutory and subsidiary audits, timely reviews of quarterly financial statements, consents, issuance of comfort letters, and assistance with review of documents filed with the SEC.

Audit Related fees for 2008 and 2009 were primarily for assurance services, employee benefit plan audits, due diligence related to acquisitions and divestitures, divestiture audits, the MJN partial IPO and services that are not required by statute or regulation.

Tax fees for 2008 and 2009 were for services related to tax compliance, including the preparation of tax returns and claims for refund, tax planning (excluding planning related to transactions or proposals for which the sole purpose may be tax avoidance or for which tax treatment may not be supported by the Internal Revenue Code) and tax advice, including assistance with and representation in tax audits and appeals, advice related to divestitures and acquisitions, preparation of individual income tax returns (excluding executive officers) and consultations relating to our expatriate program and international compensation matters, and requests for rulings or technical advice from tax authorities.

All Other fees for 2008 and 2009 related to license fees for accounting and reporting research library services, surveys, benchmarking and training programs.

Pre-Approval Policy for Services Provided by our Independent Registered Public Accounting Firm

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm consistent with applicable SEC rules. Our independent registered public accounting firm is generally prohibited from performing any management consulting projects. Our independent registered public accounting firm is also prohibited from providing tax consulting services relating to transactions or proposals in which the sole purpose may be tax avoidance or for which the tax treatment may not be supported by the Internal Revenue

Code. Prior to the engagement of our independent registered public accounting firm for the next year’s audit, management submits an aggregate of services expected to be rendered during that year for each of the four categories of services described above to the Audit Committee for approval. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted by category of service and the Audit Committee receives periodic reports from management and our independent registered public accounting firm on actual fees versus the budget by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging our independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated is required to report, for informational purposes, any pre-approval decisions to the Audit Committee at its next regularly scheduled meeting.

Prior to the split-off in December 2009, engagements of Deloitte & Touche LLP by MJN were reviewed and approved by the audit committee of MJN pursuant to pre-approval policies adopted by MJN’s audit committee.

Audit Committee Report

As the Audit Committee of the Board of Directors, we are composed of independent directors as required by and in compliance with the listing standards of the New York Stock Exchange. We operate pursuant to a written charter adopted by the Board of Directors that is published on the company’s website.

Management has primary responsibility for the company’s financial reporting process, principles and internal controls as well as preparation of its consolidated financial statements. The independent registered public accounting firm is responsible for performing an audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB) to obtain reasonable assurance that Bristol-Myers Squibb’s consolidated financial statements are free from material misstatement and expressing an opinion on the conformity of such financial statements with accounting principles generally accepted in the United States. We are responsible for overseeing and monitoring D&T’s auditing process on behalf of the Board of Directors.

As part of the oversight of our financial statements, we review and discuss with both management and D&T all annual and quarterly financial statements prior to their issuance. Management advised us that each set of financial statements reviewed was prepared in accordance with accounting principles generally accepted in the United States. We have reviewed with management significant accounting and disclosure issues and reviewed with D&T matters required to be discussed pursuant to auditing standards adopted by the PCAOB.

In addition, we have received the written disclosures and the letter from D&T required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence”, and have discussed with D&T their independence from Bristol-Myers Squibb and its management. We have also determined that D&T’s provision of non-audit services in 2009 was compatible with, and did not impair, its independence.

We have discussed with our internal auditors and D&T the overall scope and plans for their respective audits. We have met with the internal auditors and D&T, with and without management present, to discuss the results of their examinations, the evaluations of our internal control over financial reporting, and the overall quality of our financial reporting.

Based on the reviews and discussions described above, we recommended to the Board of Directors, and the Board has approved that, the audited consolidated financial statements for the year ended December 31, 2009 be included in Bristol-Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission.

In addition, we have confirmed there have been no new circumstances or developments since our respective appointments to the Committee that would impair any of our member’s ability to act independently.

The Audit Committee

Michael Grobstein, Chair

Lewis B. Campbell

Louis J. Freeh

Laurie H. Glimcher, M.D.

Leif Johansson

Alan J. Lacy

MANAGEMENT PROPOSALS

Our Board of Directors, in its continuing review of corporate governance matters, and after careful consideration and upon recommendation of the Committee on Directors and Corporate Governance, has concluded that it is in the best interests of the company’s stockholders to amend our Amended and Restated Certificate of Incorporation to (i) permit stockholders of 25% or more of our outstanding voting stock to call a special meeting of stockholders, (ii) remove the supermajority voting provision applicable to our common stockholders and (iii) remove the supermajority voting provisions applicable to our preferred stockholders. As each amendment to our Amended and Restated Certificate of Incorporation requires a different vote threshold to pass, we are asking our stockholders to vote on the following three management proposals separately. The Board of Directors recommends a vote “FOR” the approval of each of the amendments to our Amended and Restated Certificate of Incorporation (Items 3 through 5 to be presented at the 2010 Annual Meeting).

ITEM 3—APPROVAL OF AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO PERMIT STOCKHOLDERS TO CALL SPECIAL MEETINGS

Currently, our Amended and Restated Certificate of Incorporation provides that only the Chairman of the Board or a majority of the Board of Directors by written resolution may call a special meeting of stockholders. The ability of stockholders to call special stockholder meetings is increasingly considered an important aspect of good corporate governance. Last year, a stockholder proposal requesting that 10% of the holders of our outstanding stock be permitted to call special meetings received substantial support from our stockholders. After careful consideration, discussion with several investors and a review of our current stockholder base, the Board determined it was more appropriate to provide stockholders representing at least 25% in voting power of the outstanding stock of our company the right to call special meetings of stockholders. The Board believes that the 25% threshold is more appropriate for our company, because having the threshold as low as 10% would permit as little as two of our stockholders the right to call an unlimited number of special meetings. The Board believes that permitting such a small minority of stockholders the ability to call unlimited special meetings could be disruptive to our business and impose unnecessary costs on the company. Therefore, upon the recommendation of the Committee on Directors and Corporate Governance, the Board adopted resolutions (i) setting forth the proposed amendment to Article NINTH of our Amended and Restated Certificate of Incorporation to provide the holders of at least 25% in voting power of the outstanding shares of company stock the right to call special meetings and (ii) declaring the advisability of such amendment and recommending that our stockholders approve such amendment. The text of the second sentence of Article NINTH as proposed to be amended is set forth below with additions indicated by underlining and deletions by strike-out:

Except as otherwise required by law and subject to the rights under Article FOURTH hereof of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the corporation may be called only by (i) the Chairman of the Board ~~or by the board of directors pursuant to a resolution approved by~~, (ii) a majority of the entire board of directors, or (iii) the Secretary of the corporation upon a written request of record holders of at least 25% in voting power of the outstanding shares of stock of the corporation made in accordance with, and subject to, all applicable provisions of the by-laws.

Exhibit B of this proxy statement sets forth the proposed Certificate of Amendment to the Amended and Restated Certificate of Incorporation. If this proposal is approved by the holders of a majority vote of our outstanding shares entitled to vote on the matter, the Certificate of Amendment will be filed with the Secretary of State of the State of Delaware. The Board of Directors has also adopted corresponding amendments to our Bylaws that describe the specific procedural requirements that must be followed by stockholders who want to call a special meeting. The Bylaw amendments will become effective only upon stockholder approval of the proposed amendment.

ITEM 4—APPROVAL OF AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO REMOVE THE SUPERMAJORITY VOTING PROVISION APPLICABLE TO COMMON STOCKHOLDERS

Our Board believes that generally, our governing documents should not contain supermajority voting provisions. At the 2005 Annual Meeting, our stockholders approved the Board’s recommendation to remove all of the supermajority voting provisions applicable to our common stockholders, except for one provision. The remaining supermajority voting provision is considered a stockholder friendly provision as it requires at least 75% of the holders of our outstanding stock to eliminate the annual election of directors and approve a classified Board structure. At the 2005 Annual Meeting, the Board believed it was appropriate to keep this supermajority voting provision as the Board was still in the stages of declassifying our Board following stockholder approval of the annual elections of directors. Last year, a stockholder proposal requesting the elimination of all supermajority voting provisions in our Amended and Restated Certificate of Incorporation received significant support. The Board, in its continuing review of corporate governance best practices and after careful consideration, determined that it is now appropriate to remove the remaining supermajority voting requirement as many investors view supermajority voting provisions as contrary to the principles of good corporate governance.

While the Board continues to believe that it is best to elect directors on an annual basis, the Board also believes that the annual election of directors has become a well-established best practice. The Board, therefore, does not believe removing this supermajority voting provision will result in our company returning to a classified board structure. Therefore, upon the recommendation of the Committee on Directors and Corporate Governance, the Board adopted resolutions (i) setting forth the proposed amendment to section (a) of Article EIGHTH of our Amended and Restated Certificate of Incorporation to remove the supermajority voting provision and (ii) declaring the advisability of such amendment and recommending that our stockholders approve such amendment. The text of the last sentence of section (a) of Article EIGHTH as proposed to be amended is set forth below with deletions indicated by strike-out:

~~Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 75% of the outstanding shares of stock of the corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article EIGHTH (a).~~

If our stockholders approve the deletion of this text, all supermajority voting provisions applicable to common stockholders will be eliminated. Exhibit C of this proxy statement sets forth the proposed Certificate of Amendment to the Amended and Restated Certificate of Incorporation. If this proposal is approved by the holders of at least 75% of the outstanding shares of our stock, the Certificate of Amendment will be filed with the Secretary of State of the State of Delaware.

ITEM 5—APPROVAL OF AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO REMOVE THE SUPERMAJORITY VOTING PROVISIONS APPLICABLE TO PREFERRED STOCKHOLDERS

Article FOURTH of our Amended and Restated Certificate of Incorporation provides for a supermajority voting provision applicable solely to our preferred stockholders. As set forth above in Item 4, our Board has determined that it is appropriate to eliminate all of the supermajority voting provisions in our Amended and Restated Certificate of Incorporation. Therefore, upon the recommendation of the Committee on Directors and Corporate Governance, the Board adopted resolutions (i) setting forth the proposed amendment to our Amended and Restated Certificate of Incorporation and the Certificate of the Designation, Preferences and Relative, Participating, Optional or Other Special Rights of the $2.00 Convertible Preferred Stock of the Corporation, which is attached as Appendix A to our Amended and Restated Certificate of Incorporation, to remove the supermajority voting provisions and (ii) declaring the advisability of such amendment and recommending that our stockholders approve such amendments.

The text of the first paragraph immediately following the heading “Preferred Stock” in Article FOURTH as proposed to be amended is set forth below with additions indicated by underlining and deletions by strike-out:

The affirmative vote of the holders of at least ~~two-thirds~~ a majority of the Preferred Stock at the time outstanding voting only as a class shall be required to make effective any amendment to the Certificate of Incorporation or by-laws of the corporation altering materially any existing provisions of the Preferred Stock, or authorizing a class of preferred stock ranking prior to the Preferred Stock as to dividends or assets, and the affirmative vote of the holders of at least a majority of the Preferred Stock at the time outstanding voting only as a class shall be required to make effective any amendment to the Certificate of Incorporation of the corporation authorizing the issuance of or any increase in the authorized amount of any class of preferred stock ranking on a parity with or increasing the number of authorized shares of the Preferred Stock.

In addition, the text of the second paragraph of Section (c) of the Certificate of Designation as proposed to be amended is set forth below with additions indicated by underlining and deletions by strike-out:

So long as any shares of such series are outstanding, the consent of the holders of at least ~~two-thirds~~ a majority of the shares of such series at the time outstanding, given in person or by proxy, either in writing or at a meeting at which the holders of the shares of such series shall vote separately as a class, shall be necessary for effecting the amendment, alteration or repeal of any provision of the Certificate of Incorporation of the Corporation, any certificate amendatory thereof or supplemental thereto, or the by-laws of the Corporation so as to affect materially any of the powers, preferences and rights of the shares of such series.

If our stockholders approve this proposal, all supermajority voting provisions applicable to preferred stockholders will be eliminated. Exhibit D of this proxy statement sets forth the proposed Certificate of Amendment to the Amended and Restated Certificate of Incorporation. If this proposal is approved by both the holders of a majority of our outstanding shares and at least two-thirds of our outstanding shares of preferred stock, the Certificate of Amendment will be filed with the Secretary of State of the State of Delaware.

STOCKHOLDER PROPOSALS

We expect the following stockholder proposals (Items 6 through 8) to be presented at the 2010 Annual Meeting. The Board of Directors has recommended a vote against these proposals for the policy reasons as set forth following the proposal. The stock holdings of the proponent will be provided upon request to the Secretary of Bristol-Myers Squibb.

ITEM 6—STOCKHOLDER PROPOSAL ON EXECUTIVE COMPENSATION DISCLOSURE

The proponent of this resolution is Evelyn Y. Davis of 2600 Virginia Avenue N.W., Suite 215, Washington, DC 20037.

RESOLVED: “That the shareholders recommend that the Board take the necessary steps that Bristol-Myers Squibb specifically identify by name and corporate title in all future proxy statements those executive officers, not otherwise so identified, who are contractually entitled to receive in excess of $500,000 annually as a base salary, together with whatever other additional compensation bonuses and other cash payments were due them.”

REASONS: “In support of such proposed Resolution it is clear that the shareholders have a right to comprehensively evaluate the management in the manner in which the Corporation is being operated and its resources utilized.” “At present only a few of the most senior executive officers are so identified, and not the many other senior executive officers who should contribute to the ultimate success of the Corporation.” “Through such additional identification the shareholders will then be provided an opportunity to better evaluate the soundness and efficacy of the overall management.”

“Last year the owners of 168,590,717 shares, representing approximately 11.8% of shares voting, voted FOR this proposal.”

“If you AGREE, please mark your proxy FOR this proposal.”

Board of Directors’ Position

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The Board of Directors believes that this proposal is unnecessary. The Securities and Exchange Commission (SEC) recently revised and expanded executive compensation disclosure requirements, adopting a principles-based approach. In compliance with the SEC requirements, the Compensation Disclosure and Analysis section beginning on page 25, of this Proxy Statement, details the company’s philosophy and objectives in determining executive compensation and the various compensation methods and analyses used to accomplish those objectives. This Proxy Statement also discloses in great detail the compensation of the company’s most highly compensated employees as required by the SEC rules. The Summary Compensation Table on page 46, for example, sets forth their salary, bonus, stock and option awards, non-equity incentive plan compensation, change in pension value and all other compensation. Therefore, the Board believes that the executive compensation disclosures provided in this Proxy Statement provide stockholders with detailed information to effectively evaluate executive compensation at our company.

The Board believes that providing the additional information requested by the proponent would place our company at a competitive disadvantage in that it would require us to disclose detailed compensation information about a larger group of employees that is not otherwise available. The Board believes that requiring our company to make disclosures other companies are not required to make could be detrimental to the company by deterring talented individuals from joining our company.

Furthermore, the Board believes that the proposal would impose unwarranted costs and administrative burdens on the company with little or no associated benefit to stockholders and, therefore, is not in the best interest of the company or its stockholders.

Accordingly, the Board of Directors unanimously recommends a vote “AGAINST” this proposal.

ITEM 7—STOCKHOLDER PROPOSAL ON SHAREHOLDER ACTION BY WRITTEN CONSENT

The proponent of this resolution is Kenneth Steiner of 14 Stoner Ave., 2M, Great Neck, New York 11021.

RESOLVED, Shareholders hereby request that our board of directors undertake such steps as may be necessary to permit shareholders to act by the written consent of a majority of our shares outstanding in compliance with applicable laws.

Taking action by written consent in lieu of a meeting is a mechanism shareholders can use to raise important matters outside the normal annual meeting cycle.

Limitations on shareholders’ rights to act by written consent are considered takeover defenses because they may impede the ability of a bidder to succeed in completing a profitable transaction for us or in obtaining control of the board that could result in a higher price for our stock. Although it is not necessarily anticipated that a bidder will materialize, that very possibility presents a powerful incentive for improved management of our company.

A study by Harvard professor Paul Gompers supports the concept that shareholder dis-empowering governance features, including restrictions on shareholder ability to act by written consent, are significantly correlated to a reduction in shareholder value.

The merits of this Shareholder Action by Written Consent proposal should also be considered in the context of the need for improvements in our company’s 2009 reported corporate governance status:

We had no shareholder right call a special meeting, an independent board chairman, cumulative voting or vote on executive pay. A 75% vote was required to remove a director for cause. Approval of 75% of shares was required to amend Article Eighth (Directors) of our charter.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal to enable shareholder action by written consent—Yes on 7.

Board of Directors’ Position

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The Board believes that this proposal is not in the best interests of the stockholders because, unlike meetings of stockholders, action by written consent would result in certain stockholders being denied the ability to vote or otherwise have a say on proposed stockholder actions. Action by written consent would enable a majority of our stockholders to take action on a proposal without the benefit of hearing the views, questions and arguments of other stockholders. In addition, action by written consent eliminates the need for notice to be given to stockholders about a proposed action, and therefore, certain stockholders may not be informed about the proposed action until after the action has already been taken. This would deny these stockholders the ability to determine whether to exercise their rights, such as by expressing their views, encouraging the Board to reconsider the matter and voting on the proposed action. The Board, therefore, believes that this proposal could adversely affect the conduct of stockholder business by resulting in our taking of an action that we otherwise would not have taken if our stockholders were afforded the opportunity to discuss, debate and vote on the matter.

The Board also believes that adoption of this proposal is unnecessary because the company is committed to high standards of corporate governance and has already taken a number of steps to achieve greater transparency and accountability to stockholders. These corporate governance practices and policies cover a wide range of matters and are described beginning on page 5 of this Proxy Statement under the heading “Corporate Governance and Board Matters.” Our Board continually reassesses our corporate governance practices to identify additional steps to further benefit our stockholders. In this regard, our Board has agreed to adopt an advisory vote on executive compensation (“say on pay”) at the 2011 Annual Meeting of Stockholders. In addition, our corporate governance practices will be further strengthened if our stockholders approve management’s proposals to amend our Amended and Restated Certificate of Incorporation to eliminate all supermajority provisions and to permit stockholders holding a minimum of 25% of our outstanding shares of common stock to call a special meeting of stockholders. The Board believes that holding meetings whereby all stockholders may discuss the proposed actions and vote their shares is the best way for stockholders to take action. Not only do stockholder meetings provide stockholders with a much more meaningful way to participate in proposed actions, but it permits a more rigorous and careful consideration of proposed actions by both the Board and the stockholders. Adoption of this proposal, however, would mean that certain stockholders would not be able to debate the issues nor will they be able to vote on the proposed action. The Board, therefore, believes that action by written consent would undermine stockholder democracy and is not in the best interests of the stockholders.

Accordingly, the Board of Directors unanimously recommends a vote “AGAINST” the proposal.

ITEM 8—STOCKHOLDER PROPOSAL ON REPORT ON ANIMAL USE

The proponents of this resolution are Ned Eisenberg of P.O. Box 230091, New York, NY 10023 and James Moran of P.O. Box 15889, Seattle, WA 98115.

RESOLVED: shareholders encourage Bristol-Myers Squibb Company (“Bristol-Myers Squibb”) to increase its corporate social responsibility and transparency around the use of animals in research and product testing, by including information on animal use in its sustainability report (“Report”). We encourage the Report to include non-proprietary information, as follows: (1) species, numbers, and general purpose of each use (e.g., research and development, efficacy testing, or toxicity testing), and (2) Bristol-Myers Squibb’s efforts in the preceding year and future goals towards reducing and replacing animal use.

SUPPORTING STATEMENT

Companies using animals for product development and testing have an ethical imperative to address animal use, since 43% of Americans oppose the use of animals for research.1 Responding to societal concerns, several pharmaceutical companies now disclose information, including development and implementation of methods that replace, reduce, or refine animal use. To address public and shareholder concerns, Bristol-Myers Squibb can make this information available in the Report.

The Report would be ideal for providing animal use information because it outlines Bristol-Myers Squibb’s social priorities and progress from environmental impacts to philanthropy and community service projects. This same level of commitment and transparency demonstrated for those areas can be extended to animal use.

In addition to the ethical imperative, there are scientific and financial imperatives for moving away from animal use. Astonishingly, 92% of drugs deemed safe and effective in animals, fail when tested in humans.2 In the 8% of FDA-approved drugs, half are later relabeled or withdrawn due to unanticipated, severe, adverse effects. A 96% failure rate not only challenges the reliability of animal experiments to predict human safety and efficacy, it creates enormous risks of litigation, adverse publicity, and wasted resources. Primary reasons for this significant failure rate are the anatomical and physiological differences between humans and other species. To deliver safer, more effective products, pharmaceutical companies need to focus on experimental models with greater human relevance. As highlighted by a 2007 National Academy of Sciences report,3 advances in many areas of science-

[1]	Public Praises Science; Scientists Fault Public, Media. Pew Research Center for the People & the Press Survey, 2009.

[2]	FDA Teleconference: Steps to advance the Earliest Phases of Clinical Research in the Development of Innovative Medical Treatments. Andrew C. von Eschenbach, 2006.

[3]	Toxicity Testing in the 21st Century: A Vision and a Strategy. National Research Council, 2007.

toxicogenomics, bioinformatics, systems biology, epigenetics, and computational toxicology- are making it possible to replace animal toxicity tests with non-animal methods. These human-based methods confer numerous advantages including quicker and more economical product development and approval, reduced incidence of adverse effects, improved efficacy, and reduced animal use and suffering.

Given the ethical and scientific implications of animal use for drug development and testing, we urge shareholders to vote in favor of this proposal for Bristol-Myers Squibb’s consideration to increase transparency about its animal use and replacement efforts in the Report.

Board of Directors’ Position

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The Board of Directors believes that this proposal is unnecessary because we already include information on animal use in our sustainability report, including our commitment to reduce and replace animals, where feasible. Therefore, the Board believes that publishing an additional report to stockholders would not be a good use of company resources.

We believe that as a research-based biopharmaceutical company seeking to discover, develop and deliver innovative medicines to patients, we have both legal and ethical obligations to ensure the safety and efficacy of our medicines. At times, to ensure fulfillment of these obligations, research or testing methods that include the use of animals is required. All biopharmaceutical and healthcare companies are required by law to demonstrate the safety and efficacy of their products in animals. Testing with animals, where required, will continue to be a component of our research and development efforts.

Our sustainability report, available on our website at www.bms.com/sustainability, details our long-standing, highly regarded animal testing program that is committed to reducing reliance on animal testing methods, promotes the development, validation and use of non-animal tests, and provides the highest level of care when use of animals is required.

As stated in our sustainability report, it is our policy to insist that our scientists always consider replacing the use of animals by other methods, reducing the number of animals used and refining procedures to enhance animal welfare (also known as the 3Rs—replace, reduce and refine). We are committed to developing non-animal tests, and using them whenever possible. We have supported development of alternatives to animal research both internally, as part of the discovery and development process, and externally with over one million dollars of funding to other institutions. Employees involved in any aspect of our animal research program attend regular training that addresses humane care, use and respect for all research animals.

In addition, all of our procedures that involve the use and care of animals must comply with applicable governmental regulations and our internal corporate animal care and use directives. We continue to meet or exceed the high standards of care and humaneness set by the National Research Council of the National Academy of Sciences, the National Institutes of Health and the U.S. Department of Agriculture as mandated under the Animal Welfare Act. All of our facilities and programs involved with the care and use of animals are periodically subjected to rigorous inspection by company auditors and government inspectors to ensure compliance with applicable standards.

Our animal testing program integrates our firm commitment to reduce use of animals, to develop, where feasible, alternatives to animal use and to pursue humane care of the animals we use. The Board believes that the disclosures already contained in sustainability report provide our stockholders with sufficient information to assess our animal testing program. Therefore, the Board believes that publishing an additional report to stockholders beyond what is already published in our sustainability report is unnecessary and would not be in the best interests of our stockholders.

Accordingly, the Board of Directors unanimously recommends a vote “AGAINST” the proposal.

ADVANCE NOTICE PROCEDURES

Under our Bylaws, no business, including the nomination of directors, may be brought before an annual meeting except as set forth in the notice of the meeting or as otherwise brought before the meeting by or at the direction of the Board or by a stockholder entitled to vote who has delivered notice to our company containing certain information set forth in our Bylaws, not less than 90 but not more than 120 days from the anniversary of the prior year’s Annual Meeting. For our 2010 Annual Meeting, we must receive this notice between January 4, 2011 and February 3, 2011. These requirements are separate and distinct from and in addition to the SEC requirements that a stockholder must meet to have a stockholder proposal included in our proxy statement.

Our Bylaws are available on our website at www.bms.com/ourcompany/governance. In addition, a copy of the Bylaw provisions discussed above may be obtained by writing to us at our principal executive offices, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, attention: Secretary.

2011 STOCKHOLDER PROPOSALS

Stockholder proposals relating to our 2011 Annual Meeting of Stockholders must be received by us at our principal executive offices, Bristol-Myers Squibb Company, 345 Park Avenue, New York, New York 10154, attention: Secretary, no later than November 22, 2010. Stockholders are encouraged to contact the Office of the Corporate Secretary prior to submitting a stockholder proposal or any time they have a concern. At the direction of the Board of Directors, the Office of the Corporate Secretary acts as corporate governance liaison to stockholders.

EXHIBIT A

Categorical Standards of Independence

The Board has adopted the following categorical standards for determining which relationships will be considered immaterial:

a)	an immediate family member of the director is or has been employed by the Company, provided that such family member is not, and has not been for at least a period of three years, an executive officer of the Company;

b)	more than three years has elapsed since: i) the director was employed by the Company; ii) an immediate family member of the director was employed by the Company as an executive officer; or iii) an executive officer of the Company was on the board of directors of a company that employed either the director or an immediate family member of the director as an executive officer;

c)	the director, or an immediate family member of the director, received $120,000 or less in any year in direct compensation from the Company (other than director’s fees or compensation that was deferred for prior service with the Company);

d)	more than three years has elapsed since i) the director has been a partner with or employed by the Company’s independent auditor or ii) an immediate family member personally worked on the Company’s audit as a partner or employee of the Company’s independent auditor;

e)	the director has an immediate family member who i) is an employee of, but not a partner of, the independent auditor and ii) does not personally work on the Company’s audit;

f)	the director of the Company, or an immediate family member of a director, is a director, an executive officer or an employee of another company that makes payment to, or receives payment from, the Company for property or services in an amount which, in any single fiscal year, does not exceed the greater of $1 million or 2% of such other company’s consolidated gross revenues;

g)	the director of the Company and/or an immediate family member of the director directly or indirectly owns, in the aggregate, 10% equity interest or less in another company that makes payment to, or receives payment from, the Company for property or services; and

h)	the director of the Company is a director or an executive officer of a charitable organization or non-profit organization, and the Company’s, or the Bristol-Myers Squibb Foundation’s discretionary charitable contributions to the organization, in aggregate, in any single fiscal year within the preceding three years, do not exceed the greater of $1 million or 2% of that organization’s consolidated gross revenues.

A-1

EXHIBIT B

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BRISTOL-MYERS SQUIBB COMPANY

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

Bristol-Myers Squibb Company, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) is hereby amended by deleting the second sentence of Article NINTH of the Certificate of Incorporation in its entirety and inserting the following in lieu thereof:

Except as otherwise required by law and subject to the rights under Article FOURTH hereof of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation, special meetings of stockholders of the corporation may be called only by (i) the Chairman of the board of directors, (ii) a majority of the entire board of directors, or (iii) the Secretary of the corporation upon a written request of record holders of at least 25% in voting power of the outstanding shares of stock of the corporation made in accordance with, and subject to, all applicable provisions of the Bylaws.

The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this              day of             , 20    .

BRISTOL-MYERS SQUIBB COMPANY

By:
Name:
Title:

B-1

EXHIBIT C

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BRISTOL-MYERS SQUIBB COMPANY

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

Bristol-Myers Squibb Company, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) is hereby amended by deleting in its entirety the last paragraph in section (a) of Article EIGHTH of the Certificate of Incorporation.

The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this              day of             , 20    .

BRISTOL-MYERS SQUIBB COMPANY

By:
Name:
Title:

C-1

EXHIBIT D

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BRISTOL-MYERS SQUIBB COMPANY

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

Bristol-Myers Squibb Company, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. The Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) is hereby amended by deleting “two-thirds” from the first paragraph immediately following the heading “Preferred Stock” in Article FOURTH of the Certificate of Incorporation and inserting “a majority” in lieu thereof.

2. The Certificate of the Designation, Preferences and Relative, Participating, Optional or Other Special Rights of the $2.00 Convertible Preferred Stock of the Corporation (the “Certificate of Designation”), which is attached as Appendix A to the Certificate of Incorporation of the Corporation, is hereby amended by deleting “two-thirds” from the second paragraph of Section (c) of the Certificate of Designation and inserting “a majority” in lieu thereof.

The foregoing amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this              day of             , 20    .

BRISTOL-MYERS SQUIBB COMPANY

By:
Name:
Title:

D-1

DIRECTIONS TO OUR PLAINSBORO OFFICE AT

777 SCUDDERS MILL ROAD

PLAINSBORO, NJ 08536

By Car:

From New York:

Take the Lincoln Tunnel.

Take the New Jersey Turnpike South/Newark Exit

Exit Left onto I-95 South.

Merge onto NJ-18 North Via Exit 9 toward US-1/New Brunswick/Princeton.

Merge onto US-1 South toward Trenton.

Take ramp onto Scudders Mill Rd.

Our offices are approximately 1 1/2 mile on the left side of the road.

From Philadelphia:

Take I-95 North.

Merge onto US-1 North via Exit 67A toward New Brunswick.

Turn Slight Right onto Scudders Mill Road.

Our offices are approximately 1 1/2 mile on the left side of the road.

By Train:

New Jersey Transit and Amtrak train service is available to Princeton Junction, New Jersey. Our Plainsboro office is approximately a 10 minute car drive from the station.

Parking:

Free parking for stockholders attending the 2010 Annual Meeting is available. Please go directly to the parking area reserved for stockholders.

Y O U R        V O T E        I S        I M P O R T A N T

P L E A S E        V O T E        Y O U R        P R O XY

P.O. BOX 4000 PRINCETON, NJ 08540	VOTE BY INTERNET – www.proxyvote.com
Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, either on (i) Thursday, April 29, 2010 for shares in employee benefit plans or (ii) Monday, May 3, 2010 for all other shares. Have your proxy card in hand when you access the website and follow the instructions to vote your shares.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Bristol-Meyers Squibb Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, either on (i) Thursday, April 29, 2010 for shares in employee benefit plans or (ii) Monday, May 3, 2010 for all other shares. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Bristol-Myers Squibb Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We recommend you mail your proxy by April 26, 2010 to ensure timely receipt of your proxy.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M20752-P91264-Z51999 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

BRISTOL-MYERS SQUIBB COMPANY
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH DIRECTOR UNDER ITEM 1.
1. Election of Directors		For	Against	Abstain

Nominees:

1A) L.Andreotti		☐	☐	☐

1B) L.B. Campbell		☐	☐	☐			For	Against	Abstain

1C) J.M. Cornelius		☐	☐	☐		1J) T. D. West, Jr.	☐	☐	☐

1D) L.J. Freeh		☐	☐	☐		1K) R. S. Williams, M.D.	☐	☐	☐

1E) L.H. Glimcher, M.D. 1F) M.Grobstein 1G) L.Johansson 1H) A.J. Lacy 1I) V.L. Sato, Ph.D.		☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 2, 3, 4 and 5.
					2.	Ratification of the Appointment of Independent Registered Public Accounting Firm.	☐	☐	☐
					3.	Approval of Amendment to Certificate of Incorporation – Special Stockholder Meetings.	☐	☐	☐
					4.	Approval of Amendment to Certificate of Incorporation – Supermajority Voting Provision – Common Stock.	☐	☐	☐
					5.	Approval of Amendment to Certificate of Incorporation – Supermajority Voting Provisions – Preferred Stock.	☐	☐	☐
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEMS 6, 7 AND 8.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐	6.	Executive Compensation Disclosure.	☐	☐	☐
Please indicate if you plan to attend this meeting.		☐	☐		7.	Shareholder Action By Written Consent.	☐	☐	☐

		Yes	No		8.	Report on Animal Use.	☐	☐	☐

Note: Please sign as name appears on this card. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

ADMISSION TICKET

2010 Annual Meeting of Stockholders

Tuesday, May 4, 2010

10:00 A.M.

Bristol-Myers Squibb Company

777 Scudders Mill Road

Plainsboro, New Jersey

PHOTO IDENTIFICATION WILL BE REQUIRED

This is your admission ticket to the meeting.

This ticket admits only the stockholder(s) listed on the reverse side of this card and is not transferable.

Bristol-Myers Squibb Company is located at 777 Scudders Mill Road, Plainsboro, New Jersey.

Directions to the facility can be found on the inside back cover of the Proxy Statement or you can call the company at 609-897-2000.

Free parking for stockholders attending the 2010 Annual Meeting is available at Bristol-Myers Squibb.

Important Notice Regarding Internet Availability of Proxy Materials for the 2010 Annual Meeting:

The Notice of 2010 Annual Meeting, Proxy Statement and Annual Report are available at www.proxyvote.com.

M20753-P91264-Z51999

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS, MAY 4, 2010.

The undersigned hereby appoints James M. Cornelius, Charles A. Bancroft, and Sandra Leung, and each of them proxies, with full power of substitution in each of them, for and on behalf of the undersigned to vote as proxies, as directed and permitted herein, at the Annual Meeting of Stockholders of the company to be held at Bristol-Myers Squibb Company, 777 Scudders Mill Road, Plainsboro, New Jersey on May 4, 2010 at 10:00 A.M., and at any adjournments thereof upon matters set forth in the Proxy Statement and, in their judgment and discretion, upon such other business as may properly come before the meeting.

This proxy also provides voting instructions for shares held by the Trustee of the Bristol-Myers Squibb Company Savings and Investment Program, the Bristol-Myers Squibb Company Employee Incentive Thrift Plan, the Bristol-Myers Squibb Puerto Rico, Inc. Savings and Investment Program, the ConvaTec Savings and Investment Plan, the Mead Johnson & Company Retirement Savings Plan and the Mead Johnson Nutrition (Puerto Rico) Inc. Retirement Savings Plan and directs such Trustee to vote at the Annual Meeting all of the shares of common stock of Bristol-Myers Squibb Company which are allocated to the undersigned’s employee plan account in the manner directed on the reverse side of this card. If no direction is given or if direction is received after April 29, 2010, the Trustee will vote the shares in the same proportion as to which it has received instructions.

When properly executed, your proxy will be voted as you indicate, or where no contrary indication is made, will be voted FOR Items 1, 2, 3, 4 and 5 and AGAINST Items 6, 7 and 8. The full text of the items and the position of the Board of Directors on each appears in the Proxy Statement and should be reviewed prior to voting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)